UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1−SA

SEMIANNUAL REPORT PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

For the six months ended June 30, 2023

Otis Gallery LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1921598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Harrison Street, 5th Floor, New York, NY 10013
(Full mailing address of principal executive offices)

201-479-4408
(Issuer’s telephone number, including area code)

Series #KW, Series Drop 002, Series Drop 003, Series Drop 004, Series Drop 005, Series Drop 008, Series Drop 009, Series Drop 010, Series Gallery Drop 011, Series Gallery Drop 012, Series Gallery Drop 013, Series Gallery Drop 014, Series Gallery Drop 015, Series Gallery Drop 016, Series Gallery Drop 017, Series Gallery Drop 018, Series Gallery Drop 019, Series Gallery Drop 020, Series Gallery Drop 021, Series Gallery Drop 022, Series Gallery Drop 023, Series Gallery Drop 024, Series Gallery Drop 025, Series Gallery Drop 026, Series Gallery Drop 027, Series Gallery Drop 028, Series Gallery Drop 029, Series Gallery Drop 030, Series Gallery Drop 031, Series Gallery Drop 032, Series Gallery Drop 033, Series Gallery Drop 034, Series Gallery Drop 035, Series Gallery Drop 036, Series Gallery Drop 037, Series Gallery Drop 038, Series Gallery Drop 039, Series Gallery Drop 040, Series Gallery Drop 041, Series Gallery Drop 042, Series Gallery Drop 043, Series Gallery Drop 044, Series Gallery Drop 045, Series Gallery Drop 046, Series Gallery Drop 047, Series Gallery Drop 048, Series Gallery Drop 049, Series Gallery Drop 050, Series Gallery Drop 051, Series Gallery Drop 052, Series Gallery Drop 053, Series Gallery Drop 054, Series Gallery Drop 055, Series Gallery Drop 056, Series Gallery Drop 057, Series Gallery Drop 058, Series Gallery Drop 059, Series Gallery Drop 060, Series Gallery Drop 061, Series Gallery Drop 062, Series Gallery Drop 063, Series Gallery Drop 064, Series Gallery Drop 065, Series Gallery Drop 066, Series Gallery Drop 067, Series Gallery Drop 068, Series Gallery Drop 069, Series Gallery Drop 070, Series Gallery Drop 071, Series Gallery Drop 072, Series Gallery Drop 073, Series Gallery Drop 074, Series Gallery Drop 075, Series Gallery Drop 076, Series Gallery Drop 077, Series Gallery Drop 078, Series Gallery Drop 079, Series Gallery Drop 080, Series Gallery Drop 082, Series Gallery Drop 083, Series Gallery Drop 086, Series Gallery Drop 089, Series Gallery Drop 091, Series Gallery Drop 093, Series Gallery Drop 094, Series Gallery Drop 095, Series Gallery Drop 096, Series Gallery Drop 097, Series Gallery Drop 098, Series Gallery Drop 099, Series Gallery Drop 100, Series Gallery Drop 101, Series Gallery Drop 102, Series Gallery Drop 103, Series Gallery Drop 104, Series Gallery Drop 105, Series Gallery Drop 107, Series Gallery Drop 108, Series Gallery Drop 109, Series Gallery Drop 110, Series Gallery Drop 111, Series Gallery Drop 112, Series Gallery Drop 113, Series Gallery Drop 114, Series Gallery Drop 115, Series Gallery Drop 116, Series Gallery Drop 117, Series Gallery Drop 119, Series Gallery Drop 121, Series Gallery Drop 122, Series Gallery Drop 123

(Title of each class of securities issued pursuant to Regulation A)

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information contained in this report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, Public, our manager, each series of our company and the Public Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, Public, our manager or the Public Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.
All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
ii

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operation should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains certain information that has not been audited. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.
Overview
Since its formation in December 2018, Otis Gallery LLC, a Delaware series limited liability company (“we,” “us,” “our” or “our company”), has been engaged primarily in acquiring and managing a collection of investment-grade art and collectibles (the “underlying assets”). Otis Wealth, Inc. is the manager of our company (our “manager”) and serves as the asset manager for the underlying assets owned by our company. Our manager is a wholly owned subsidiary of Public Holdings, Inc. (“Public”). We acquired the underlying assets from consignors using cash or from our manager financed through promissory notes issued to our manager, and our manager developed the financial, offering and other materials to offer membership interests (“interests”) in series of our company (each, a “series”) through the mobile app-based investment platform called Otis (the “Otis Platform”). We offered and sold interests in a number of separate individual series, and investors in any series acquired a proportional share of income and liabilities as they pertain to a particular series. The sole asset of any given series at the time of an offering was the underlying asset related to such series (plus any cash reserves for future operating expenses), and the sole liability of any given series at the time of an offering was the promissory note related to the acquisition of such underlying asset if such asset was acquired from our manager. We conducted separate closings with respect to each offering. See the offering statement filed with the Securities and Exchange Commission (the “Commission”) on Form 1-A (as amended and supplemented, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for additional details regarding our offerings.
Public operates the web- and mobile app-based platform called Public (the “Public Platform”) and launched an interface on the Public Platform that enables investors to buy and sell their holdings via the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) operated by North Capital Private Securities Corporation (“North Capital”). As of the date hereof, the PPEX ATS is the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by making a filing with the Commission of the type applicable as of the time such change is made and by sending an email message or a message through the Public Platform, or by posting a message on the Public website.
Our manager believes that alternative assets have been a cornerstone of wealth accumulation. However, barriers are high, and quality access has been limited to a tiny fraction of our global economy. Our manager believes that those who do have access to top-quality alternative investments are faced with a lack of transparency, operational overhead and high minimums and fees from established gatekeepers. The costs for investing in this asset class are high and transaction volumes are low, with few options for liquidity, resulting in longer holding periods. As a result, the opportunity to build wealth remains inaccessible.
The Public Platform enables our proposed solution to this problem. Our manager is creating a marketplace for investment-grade art and collectibles and expanding asset classes into other alternative asset classes such as real estate, wine, precious metals and culture (movies, music royalties, etc.), through one or more affiliated issuers. The goal is to unlock every type of alternative asset and give investors true uncorrelated diversification.
The reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on our manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward, including our manager’s ability to:
●
continue to source high quality underlying assets at reasonable prices to securitize on the Public Platform;

●
market the Public Platform and the offerings in individual series and attract investors to the Public Platform;
●
continue to develop the Public Platform and provide the information and technology infrastructure to support the issuance of interests; and
●
find operating partners to manage the collection of underlying assets at a decreasing marginal cost per asset.
No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans. Gains from sales of underlying assets will be presented as other income in the statements of operations as they do not qualify as operating revenues.
Recent Developments
On July 25, 2023, Series Gallery Drop 117 sold the underlying asset of such series, an NFT by XCOPY titled BOTTOM FEEDER #35, for $19,899 net of platform fees versus the Series Gallery Drop 117 offering amount of $93,700. In connection with the sale, our manager assumed all outstanding but unpaid Series Gallery Drop 117 acquisition and offering expenses. This resulted in a net loss to holders of interests in Series Gallery Drop 117. After completing such distribution, our manager intends to begin winding up Series Gallery Drop 117 as the series will no longer have any assets or liabilities.
Results of Operations
Revenues
As of June 30, 2023 and 2022, neither our company nor any series had recognized any revenue. No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans. Gains from sales of underlying assets are presented as other income in the statements of operations as they do not qualify as operating revenues.
Operating Expenses
The Operating Expenses incurred prior to the closing of an offering related to any of the underlying assets are being paid by our manager and recognized by our company as capital contributions and will not be reimbursed by the series. Each series will be responsible for its own operating expenses, such as storage, insurance or maintenance, beginning on the closing date of the offering for such series’ interests. Sourcing fees, which are treated as Operating Expenses, are paid to our manager as compensation for sourcing each underlying asset from the gross proceeds of the offering of each series’ interests.
For the six months ended June 30, 2023, we incurred $47,270 in operating expenses, as compared to $237,944 in operating expenses for the six months ended June 30, 2022. The following table summarizes the Operating Expenses by category:
Operating Expense	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Organizational Costs	$33,881	$194,130
Sourcing Fees	$-	$22,289
Transportation, Storage and Insurance	$13,389	$21,525
TOTALS	$47,270	$237,944

At the close of the respective offerings for the series, each individual series became responsible for Operating Expenses. Pre-closing Operating Expenses are incurred on the books of our company, and post-closing Operating Expenses incurred by each series with a closed offering are incurred and recorded on the books of the series. Our manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the closing of each offering. The following table summarizes the Operating Expenses by our company and series for which the respective offerings had closed:
Series	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Series #KW	$2,076	$2,707
Series Drop 002	$-	$2,012
Series Drop 003	$1,642	$2,025
Series Drop 004	$-	$2,060
Series Drop 005	$1,669	$2,213
Series Drop 008	$-	$2,028
Series Drop 009	$-	$2,950
Series Drop 010	$-	$1,991
Series Gallery Drop 011	$1,492	$1,988
Series Gallery Drop 012	$1,810	$2,380
Series Gallery Drop 013	$1,658	$2,193
Series Gallery Drop 014	$-	$2,012
Series Gallery Drop 015	$-	$1,994
Series Gallery Drop 016	$-	$1,976
Series Gallery Drop 017	$1,564	$2,077
Series Gallery Drop 018	$-	$1,950
Series Gallery Drop 019	$-	$1,974
Series Gallery Drop 021	$-	$2,000
Series Gallery Drop 022	$-	$2,011
Series Gallery Drop 023	$-	$1,961
Series Gallery Drop 024	$-	$1,988
Series Gallery Drop 026	$-	$1,835
Series Gallery Drop 028	$-	$1,973
Series Gallery Drop 029	$-	$2,090
Series Gallery Drop 030	$1,494	$1,991
Series Gallery Drop 031	$1,548	$2,058
Series Gallery Drop 032	$-	$1,927
Series Gallery Drop 033	$-	$1,983
Series Gallery Drop 034	$2,559	$3,268
Series Gallery Drop 035	$-	$2,155
Series Gallery Drop 036	$-	$2,072
Series Gallery Drop 037	$-	$1,994
Series Gallery Drop 038	$-	$2,154
Series Gallery Drop 039	$1,599	$2,120
Series Gallery Drop 040	$-	$2,022
Series Gallery Drop 041	$-	$1,928
Series Gallery Drop 042	$-	$1,978
Series Gallery Drop 043	$-	$2,122
Series Gallery Drop 044	$3,199	$4,089
Series Gallery Drop 046	$1,564	$1,980
Series Gallery Drop 047	$-	$1,932
Series Gallery Drop 048	$1,573	$2,024
Series Gallery Drop 049	$2,014	$2,555

Series Gallery Drop 050	$-	$1,920
Series Gallery Drop 051	$1,507	$1,933
Series Gallery Drop 052	$-	$1,866
Series Gallery Drop 053	$-	$2,097
Series Gallery Drop 054	$-	$1,896
Series Gallery Drop 055	$-	$1,987
Series Gallery Drop 056	$-	$1,903
Series Gallery Drop 057	$-	$1,893
Series Gallery Drop 058	$-	$1,907
Series Gallery Drop 059	$1,630	$2,083
Series Gallery Drop 060	$-	$1,656
Series Gallery Drop 061	$-	$1,910
Series Gallery Drop 062	$-	$1,888
Series Gallery Drop 063	$1,484	$1,903
Series Gallery Drop 064	$1,368	$1,943
Series Gallery Drop 065	$-	$1,903
Series Gallery Drop 066	$1,593	$2,138
Series Gallery Drop 067	$-	$2,036
Series Gallery Drop 068	$-	$1,916
Series Gallery Drop 069	$-	$1,954
Series Gallery Drop 070	$-	$1,941
Series Gallery Drop 071	$1,641	$2,087
Series Gallery Drop 072	$-	$2,774
Series Gallery Drop 073	$-	$1,983
Series Gallery Drop 074	$-	$1,906
Series Gallery Drop 075	$-	$1,541
Series Gallery Drop 076	$-	$2,021
Series Gallery Drop 077	$-	$1,960
Series Gallery Drop 078	$-	$1,905
Series Gallery Drop 079	$-	$1,903
Series Gallery Drop 080	$-	$1,886
Series Gallery Drop 082	$-	$1,307
Series Gallery Drop 083	$-	$1,986
Series Gallery Drop 086	$-	$2,134
Series Gallery Drop 089	$-	$1,915
Series Gallery Drop 091	$-	$1,441
Series Gallery Drop 093	$-	$1,981
Series Gallery Drop 094	$-	$1,907
Series Gallery Drop 095	$-	$1,987
Series Gallery Drop 096	$-	$1,932
Series Gallery Drop 098	$-	$1,882
Series Gallery Drop 099	$1,784	$2,272
Series Gallery Drop 100	$-	$1,897
Series Gallery Drop 101	$1,919	$2,296
Series Gallery Drop 102	$-	$1,882
Series Gallery Drop 103	$-	$2,318
Series Gallery Drop 104	$-	$1,877
Series Gallery Drop 105	$-	$1,978

Series Gallery Drop 107	$-	$1,911
Series Gallery Drop 108	$-	$1,936
Series Gallery Drop 109	$-	$1,905
Series Gallery Drop 110	$-	$1,526
Series Gallery Drop 111	$-	$1,899
Series Gallery Drop 112	$-	$2,087
Series Gallery Drop 113	$-	$2,030
Series Gallery Drop 114	$-	$1,881
Series Gallery Drop 115	$-	$1,891
Series Gallery Drop 116	$2,010	$11,055
Series Gallery Drop 117	$1,594	$4,309
Series Gallery Drop 118	$-	$47
Series Gallery Drop 119	$-	$5,534
Series Gallery Drop 120	$-	$44
Series Gallery Drop 121	$-	$3,180
Series Gallery Drop 122	$1,729	$6,564
Series Gallery Drop 123	$1,550	$3,774
TOTALS	$47,270	$237,944

Other Income/(Expenses)
For the six months ended June 30, 2023, we incurred other expenses of $(171,963) in the form of net losses on asset sales of $(850) and losses on impairment of $(171,113), as compared to other income of $155,879 in the form of gains on the sales of underlying assets of $244,879, gain on cancellation of promissory note of $9,400 and losses on impairment of $(98,400) for the six months ended June 30, 2022. The following table summarizes the other income/(expenses) by series:
Series	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Series Drop 003(1)	$(18,000)	$-
Series Gallery Drop 026	$-	$105,000
Series Gallery Drop 043	$-	$(6,700)
Series Gallery Drop 048	$(5,900)	$-
Series Gallery Drop 049(1)	$(110,476)	$-
Series Gallery Drop 051	$(3,600)	$-
Series Gallery Drop 058	$(4,800)	$(4,800)
Series Gallery Drop 060	$-	$91,415
Series Gallery Drop 063	$(1,800)	$-
Series Gallery Drop 064	$(850)	$-
Series Gallery Drop 068	$-	$(1,800)
Series Gallery Drop 069	$-	$(3,800)
Series Gallery Drop 082	$-	$24,859
Series Gallery Drop 089	$-	$(19,100)
Series Gallery Drop 093	$-	$(13,400)
Series Gallery Drop 096	$-	$(8,600)
Series Gallery Drop 100	$-	$(5,800)
Series Gallery Drop 103	$-	$17,469
Series Gallery Drop 105	$-	$(8,000)
Series Gallery Drop 109	$-	$(8,500)

Series Gallery Drop 110	$-	$6,136
Series Gallery Drop 115	$-	$(6,100)
Series Gallery Drop 117(1)	$(31,337)	$(11,800)
Series Gallery Drop 118	$-	$9,400
TOTALS	$(171,963)	$155,879

(1)
We treat the underlying assets as long-lived assets, and the underlying assets are subject to a semiannual test for impairment and will not be depreciated or amortized. These long-lived assets will be reviewed for impairment semiannually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated fair value of the asset. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Following such review, the referenced series recorded significant losses on impairment with respect to sales of comparable assets. There has been no loss in utility with respect to such underlying assets, but the carrying amount of the assets significantly exceeded the estimated fair values, so substantial impairment charges were recognized in the amount by which the carrying amounts of the assets exceeded the fair value of the assets.
Income Taxes
For the six months ended June 30, 2023, we recorded a $1,350 provision for income taxes, as compared to a $5,275 provision for income taxes for the six months ended June 30, 2022. The following table summarizes income taxes by series:
Series	Six Months Ended June 30, 2023	Six Months June 30, 2022
Series #KW	$(50)	$(50)
Series Drop 002	$-	$(50)
Series Drop 003	$(50)	$(50)
Series Drop 004	$-	$(50)
Series Drop 005	$(50)	$(50)
Series Drop 008	$-	$(50)
Series Drop 009	$-	$(50)
Series Drop 010	$-	$(50)
Series Gallery Drop 011	$(50)	$(50)
Series Gallery Drop 012	$(50)	$(50)
Series Gallery Drop 013	$(50)	$(50)
Series Gallery Drop 014	$-	$(50)
Series Gallery Drop 015	$-	$(50)
Series Gallery Drop 016	$-	$(50)
Series Gallery Drop 017	$(50)	$(50)
Series Gallery Drop 018	$-	$(50)
Series Gallery Drop 019	$-	$(50)
Series Gallery Drop 021	$-	$(50)
Series Gallery Drop 022	$-	$(50)
Series Gallery Drop 023	$-	$(50)
Series Gallery Drop 024	$-	$(50)
Series Gallery Drop 026	$-	$(50)
Series Gallery Drop 028	$-	$(50)
Series Gallery Drop 029	$-	$(50)

Series Gallery Drop 030	$(50)	$(50)
Series Gallery Drop 031	$(50)	$(50)
Series Gallery Drop 032	$-	$(50)
Series Gallery Drop 033	$-	$(50)
Series Gallery Drop 034	$(50)	$(50)
Series Gallery Drop 035	$-	$(50)
Series Gallery Drop 036	$-	$(50)
Series Gallery Drop 037	$-	$(50)
Series Gallery Drop 038	$-	$(50)
Series Gallery Drop 039	$(50)	$(50)
Series Gallery Drop 040	$-	$(50)
Series Gallery Drop 041	$-	$(50)
Series Gallery Drop 042	$-	$(50)
Series Gallery Drop 043	$-	$(50)
Series Gallery Drop 044	$(50)	$(50)
Series Gallery Drop 046	$(50)	$(50)
Series Gallery Drop 047	$-	$(50)
Series Gallery Drop 048	$(50)	$(50)
Series Gallery Drop 049	$(50)	$(50)
Series Gallery Drop 050	$-	$(50)
Series Gallery Drop 051	$(50)	$(50)
Series Gallery Drop 052	$-	$(50)
Series Gallery Drop 053	$-	$(50)
Series Gallery Drop 054	$-	$(50)
Series Gallery Drop 055	$-	$(50)
Series Gallery Drop 056	$-	$(50)
Series Gallery Drop 057	$-	$(50)
Series Gallery Drop 058	$-	$(50)
Series Gallery Drop 059	$(50)	$(50)
Series Gallery Drop 060	$-	$(50)
Series Gallery Drop 061	$-	$(50)
Series Gallery Drop 062	$-	$(50)
Series Gallery Drop 063	$(50)	$(50)
Series Gallery Drop 064	$(50)	$(50)
Series Gallery Drop 065	$-	$(50)
Series Gallery Drop 066	$(50)	$(50)
Series Gallery Drop 067	$-	$(50)
Series Gallery Drop 068	$-	$(50)
Series Gallery Drop 069	$-	$(50)
Series Gallery Drop 070	$-	$(50)
Series Gallery Drop 071	$(50)	$(50)
Series Gallery Drop 072	$-	$(50)
Series Gallery Drop 073	$-	$(50)
Series Gallery Drop 074	$-	$(50)
Series Gallery Drop 075	$-	$(50)
Series Gallery Drop 076	$-	$(50)
Series Gallery Drop 077	$-	$(50)
Series Gallery Drop 078	$-	$(50)

Series Gallery Drop 079	$-		$(50)
Series Gallery Drop 080	$-		$(50)
Series Gallery Drop 082	$-		$(50)
Series Gallery Drop 083	$-		$(50)
Series Gallery Drop 086	$-		$(50)
Series Gallery Drop 089	$-		$(50)
Series Gallery Drop 091	$-		$(50)
Series Gallery Drop 093	$-		$(50)
Series Gallery Drop 094	$-		$(50)
Series Gallery Drop 095	$-		$(50)
Series Gallery Drop 096	$-		$(50)
Series Gallery Drop 098	$-		$(50)
Series Gallery Drop 099	$(50)		$(50)
Series Gallery Drop 100	$-		$(50)
Series Gallery Drop 101	$(50)		$(50)
Series Gallery Drop 102	$-		$(50)
Series Gallery Drop 103	$-		$(50)
Series Gallery Drop 104	$-		$(50)
Series Gallery Drop 105	$-		$(50)
Series Gallery Drop 107	$-		$(50)
Series Gallery Drop 108	$-		$(50)
Series Gallery Drop 109	$-		$(50)
Series Gallery Drop 110	$-		$(50)
Series Gallery Drop 111	$-		$(50)
Series Gallery Drop 112	$-		$(50)
Series Gallery Drop 113	$-		$(50)
Series Gallery Drop 114	$-		$(50)
Series Gallery Drop 115	$-		$(50)
Series Gallery Drop 116	$(50)	$
Series Gallery Drop 117	$(50)		$(50)
Series Gallery Drop 119	$-		$(50)
Series Gallery Drop 120	$-		$(50)
Series Gallery Drop 121	$-		$(50)
Series Gallery Drop 122	$(50)		$(50)
Series Gallery Drop 123	$(50)		$(50)
TOTALS	$(1,350)		$(5,275)

Net Income/(Loss)
As a result of the cumulative effect of the foregoing factors, we incurred a net losses of $(220,583) and $87,340 for the six months ended June 30, 2023 and 2022, respectively. The following table summarizes net income/(loss) by our company and series (any series not listed had no net income or loss for the six months ended June 30, 2023 and 2022):
Series	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Series #KW	$(2,126)	$(2,757)
Series Drop 002	$-	$(2,062)
Series Drop 003	$(19,692)	$(2,075)

Series Drop 004	$-	$(2,110)
Series Drop 005	$(1,719)	$(2,263)
Series Drop 008	$-	$(2,078)
Series Drop 009	$-	$(3,000)
Series Drop 010	$-	$(2,041)
Series Gallery Drop 011	$(1,542)	$(2,038)
Series Gallery Drop 012	$(1,860)	$(2,430)
Series Gallery Drop 013	$(1,708)	$(2,243)
Series Gallery Drop 014	$-	$(2,062)
Series Gallery Drop 015	$-	$(2,044)
Series Gallery Drop 016	$-	$(2,026)
Series Gallery Drop 017	$(1,614)	$(2,127)
Series Gallery Drop 018	$-	$(2,000)
Series Gallery Drop 019	$-	$(2,024)
Series Gallery Drop 021	$-	$(2,050)
Series Gallery Drop 022	$-	$(2,061)
Series Gallery Drop 023	$-	$(2,011)
Series Gallery Drop 024	$-	$(2,038)
Series Gallery Drop 026	$-	$103,115
Series Gallery Drop 028	$-	$(2,023)
Series Gallery Drop 029	$-	$(2,140)
Series Gallery Drop 030	$(1,544)	$(2,041)
Series Gallery Drop 031	$(1,598)	$(2,108)
Series Gallery Drop 032	$-	$(1,977)
Series Gallery Drop 033	$-	$(2,033)
Series Gallery Drop 034	$(2,609)	$(3,318)
Series Gallery Drop 035	$-	$(2,205)
Series Gallery Drop 036	$-	$(2,122)
Series Gallery Drop 037	$-	$(2,044)
Series Gallery Drop 038	$-	$(2,204)
Series Gallery Drop 039	$(1,649)	$(2,170)
Series Gallery Drop 040	$-	$(2,072)
Series Gallery Drop 041	$-	$(1,978)
Series Gallery Drop 042	$-	$(2,028)
Series Gallery Drop 043	$-	$(8,872)
Series Gallery Drop 044	$(3,249)	$(4,139)
Series Gallery Drop 046	$(1,614)	$(2,030)
Series Gallery Drop 047	$-	$(1,982)
Series Gallery Drop 048	$(7,523)	$(2,074)
Series Gallery Drop 049	$(112,540)	$(2,605)
Series Gallery Drop 050	$-	$(1,970)
Series Gallery Drop 051	$(5,157)	$(1,983)
Series Gallery Drop 052	$-	$(1,916)
Series Gallery Drop 053	$-	$(2,147)
Series Gallery Drop 054	$-	$(1,946)
Series Gallery Drop 055	$-	$(2,037)
Series Gallery Drop 056	$-	$(1,953)
Series Gallery Drop 057	$-	$(1,943)
Series Gallery Drop 058	$-	$(6,757)
Series Gallery Drop 059	$(1,680)	$(2,133)

Series Gallery Drop 060	$-	$89,709
Series Gallery Drop 061	$-	$(1,960)
Series Gallery Drop 062	$-	$(1,938)
Series Gallery Drop 063	$(3,334)	$(1,953)
Series Gallery Drop 064	$(2,268)	$(1,993)
Series Gallery Drop 065	$-	$(1,953)
Series Gallery Drop 066	$(1,643)	$(2,188)
Series Gallery Drop 067	$-	$(2,086)
Series Gallery Drop 068	$-	$(3,766)
Series Gallery Drop 069	$-	$(5,804)
Series Gallery Drop 070	$-	$(1,991)
Series Gallery Drop 071	$(1,691)	$(2,137)
Series Gallery Drop 072	$-	$(2,824)
Series Gallery Drop 073	$-	$(2,033)
Series Gallery Drop 074	$-	$(1,956)
Series Gallery Drop 075	$-	$(1,591)
Series Gallery Drop 076	$-	$(2,071)
Series Gallery Drop 077	$-	$(2,010)
Series Gallery Drop 078	$-	$(1,955)
Series Gallery Drop 079	$-	$(1,953)
Series Gallery Drop 080	$-	$(1,936)
Series Gallery Drop 082	$-	$23,502
Series Gallery Drop 083	$-	$(2,036)
Series Gallery Drop 086	$-	$(2,184)
Series Gallery Drop 089	$-	$(21,065)
Series Gallery Drop 091	$-	$(1,491)
Series Gallery Drop 093	$-	$(15,431)
Series Gallery Drop 094	$-	$(1,957)
Series Gallery Drop 095	$-	$(2,037)
Series Gallery Drop 096	$-	$(10,582)
Series Gallery Drop 098	$-	$(1,932)
Series Gallery Drop 099	$(1,834)	$(2,322)
Series Gallery Drop 100	$-	$(7,747)
Series Gallery Drop 101	$(1,969)	$(2,346)
Series Gallery Drop 102	$-	$(1,932)
Series Gallery Drop 103	$-	$15,101
Series Gallery Drop 104	$-	$(1,927)
Series Gallery Drop 105	$-	$(10,028)
Series Gallery Drop 107	$-	$(1,961)
Series Gallery Drop 108	$-	$(1,986)
Series Gallery Drop 109	$-	$(10,455)
Series Gallery Drop 110	$-	$4,560
Series Gallery Drop 111	$-	$(1,949)
Series Gallery Drop 112	$-	$(2,137)
Series Gallery Drop 113	$-	$(2,080)
Series Gallery Drop 114	$-	$(1,931)
Series Gallery Drop 115	$-	$(8,041)
Series Gallery Drop 116	$(2,060)	$(11,055)

Series Gallery Drop 117	$(32,981)	$(16,159)
Series Gallery Drop 118	$-	$9,353
Series Gallery Drop 119	$-	$(5,584)
Series Gallery Drop 120	$-	$(69)
Series Gallery Drop 121	$-	$(3,230)
Series Gallery Drop 122	$(1,779)	$(6,614)
Series Gallery Drop 123	$(1,600)	$(3,824)
TOTALS	$(220,583)	$(87,340)

Liquidity and Capital Resources
From inception, our company and each series have financed their business activities through capital contributions to our company and individual series from our manager. Our company and each series expect to continue to have access to capital financing from our manager going forward. However, there is no obligation or assurance that our manager will provide such required capital. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through additional capital contributions or the issuance of additional interests in any individual series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual series at the sole discretion of our manager. There can be no assurance that our manager will continue to fund such expenses. These factors raise substantial doubt about our company’s ability to continue as a going concern for the twelve months following the date of this report.
Cash and Cash Equivalent Balances
As of June 30, 2023 and December 31, 2022, our company itself had no cash or cash equivalents on hand. Cash is held at the series level. On a total consolidated basis as of June 30, 2023 and December 31, 2022, series had $27,384 and $12,409 on hand, respectively. The following table summarizes the cash and cash equivalents by series:
Series	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Series #KW	$125	$125
Series Drop 003	$61	$61
Series Drop 005	$445	$445
Series Gallery Drop 011	$97	$97
Series Gallery Drop 012	$2,494	$2,494
Series Gallery Drop 013	$388	$388
Series Gallery Drop 017	$259	$259
Series Gallery Drop 030	$169	$169
Series Gallery Drop 031	$294	$294
Series Gallery Drop 034	$2,940	$2,940
Series Gallery Drop 039	$62	$62
Series Gallery Drop 044	$50	$50
Series Gallery Drop 046	$50	$50
Series Gallery Drop 048	$50	$50
Series Gallery Drop 049	$50	$50
Series Gallery Drop 051	$50	$50
Series Gallery Drop 059	$50	$50
Series Gallery Drop 063	$50	$50
Series Gallery Drop 064(1)	$19,300	$50
Series Gallery Drop 066	$50	$50
Series Gallery Drop 071	$50	$50
Series Gallery Drop 075	$-	$4,175
Series Gallery Drop 099	$50	$50

Series Gallery Drop 101	$50	$50
Series Gallery Drop 113	$-	$50
Series Gallery Drop 116	$50	$50
Series Gallery Drop 117	$50	$50
Series Gallery Drop 119	$-	$50
Series Gallery Drop 122	$50	$50
Series Gallery Drop 123	$50	$50
TOTALS	$27,384	$12,409

(1)
The underlying asset of such series was sold.
Distributions
During the six-month period ended June 30, 2023, our company made distributions of $44,659 on a total consolidated basis, as compared to distributions during the year ended December 31, 2022 of $2,884,548 on a total consolidated basis, in connection with the dispositions of the underlying assets of the following series:
Series	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Series Drop 002(1)	$-	$30,000
Series Drop 004	$-	$16,930
Series Drop 008	$-	$30,950
Series Drop 009	$-	$87,555
Series Drop 010(1)	$-	$24,000
Series Gallery Drop 014(1)	$-	$30,000
Series Gallery Drop 015	$-	$10,260
Series Gallery Drop 016(1)	$-	$19,539
Series Gallery Drop 018	$-	$28,142
Series Gallery Drop 019	$-	$14,085
Series Gallery Drop 021(1)	$-	$26,560
Series Gallery Drop 022(1)	$-	$29,948
Series Gallery Drop 023	$-	$35,100
Series Gallery Drop 024	$-	$32,550
Series Gallery Drop 026	$-	$200,700
Series Gallery Drop 028(1)	$-	$18,500
Series Gallery Drop 029(1)	$-	$53,309
Series Gallery Drop 032	$-	$8,900
Series Gallery Drop 033(1)	$-	$21,475
Series Gallery Drop 035	$-	$28,500
Series Gallery Drop 036(1)	$-	$48,202
Series Gallery Drop 037(1)	$-	$24,758
Series Gallery Drop 038	$-	$49,466
Series Gallery Drop 040(1)	$-	$33,211
Series Gallery Drop 041(1)	$-	$4,969
Series Gallery Drop 042(1)	$-	$20,000
Series Gallery Drop 043(1)	$-	$33,500
Series Gallery Drop 045	$-	$684,940
Series Gallery Drop 047	$-	$72,030
Series Gallery Drop 050	$-	$9,765
Series Gallery Drop 052	$-	$3,930

Series Gallery Drop 053	$-	$23,771
Series Gallery Drop 054	$-	$12,996
Series Gallery Drop 055	$-	$21,660
Series Gallery Drop 056	$-	$11,321
Series Gallery Drop 057	$-	$9,936
Series Gallery Drop 058	$-	$5,264
Series Gallery Drop 060	$-	$140,014
Series Gallery Drop 061	$-	$12,128
Series Gallery Drop 062	$-	$22,502
Series Gallery Drop 065	$-	$27,530
Series Gallery Drop 067	$-	$19,276
Series Gallery Drop 068	$-	$8,830
Series Gallery Drop 069	$-	$7,474
Series Gallery Drop 070	$-	$10,824
Series Gallery Drop 072	$-	$127,400
Series Gallery Drop 073	$-	$18,826
Series Gallery Drop 074	$-	$12,144
Series Gallery Drop 075	$4,139	$-
Series Gallery Drop 076	$-	$4,139
Series Gallery Drop 077	$-	$6,092
Series Gallery Drop 078	$-	$20,944
Series Gallery Drop 079	$-	$15,709
Series Gallery Drop 080	$-	$28,645
Series Gallery Drop 082	$-	$104,947
Series Gallery Drop 083	$-	$14,125
Series Gallery Drop 086	$-	$137,492
Series Gallery Drop 089	$-	$2,570
Series Gallery Drop 091	$-	$14,460
Series Gallery Drop 093	$-	$12,137
Series Gallery Drop 094	$-	$14,341
Series Gallery Drop 095	$-	$14,756
Series Gallery Drop 096	$-	$13,237
Series Gallery Drop 097(2)	$-	$(28)
Series Gallery Drop 098	$-	$3,278
Series Gallery Drop 100	$-	$13,748
Series Gallery Drop 102	$-	$2,131
Series Gallery Drop 103	$-	$35,034
Series Gallery Drop 104	$-	$25,545
Series Gallery Drop 105	$-	$71,500
Series Gallery Drop 107	$-	$8,830
Series Gallery Drop 108	$-	$8,274
Series Gallery Drop 109	$-	$12,150
Series Gallery Drop 110	$-	$16,282
Series Gallery Drop 111	$-	$8,297
Series Gallery Drop 112	$-	$14,025
Series Gallery Drop 113	$11,348	$-
Series Gallery Drop 114(1)	$-	$11,084
Series Gallery Drop 115	$-	$6,798

Series Gallery Drop 119	$29,172	$-
Series Gallery Drop 121	$-	$20,336
TOTALS	$44,659	$2,884,548

(1)  On November 22, 2022, the referenced series exchanged the underlying assets of such series for the amounts above for interests in Public Sneaker Collection LLC, a Delaware limited liability company (“Public Sneaker”), by subscribing to the offering by Public Sneaker of its interests pursuant to Regulation A of the Securities Act. Our manager, as the manager of each such series, distributed to holders of interests in each such series all of the remaining assets of such series, which consisted only of interests in Public Sneaker. Accordingly, the distributions referenced above indicate the remaining book value of the assets of such series, which are the interests in Public Sneaker distributed.
(2)  The distribution for Series Gallery Drop 097 is a non-cash, de minimis adjustment to correct historical discrepancies.
Series Subscriptions
Our company records membership contributions at the effective date. If the subscription is not funded upon issuance, we record a subscription receivable as an asset on the balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date, the subscription receivable is reclassified as a contra account to members’ equity/(deficit) on the balance sheet. Each series has a minimum offering size that once met will result in the eventual successful subscription to and closing of the series offering. Subscriptions receivable consists of membership subscriptions received for which the minimum subscription requirement was met as of the applicable period ended date. As of June 30, 2023 and December 31, 2022, there were no subscriptions receivable.
Promissory Notes
In connection with the acquisition of the underlying assets from our manager, we have issued promissory notes to our manager which were due within 14 business days of the final closing of the related offering (i.e., when the offering is fully funded), provided that we were able to prepay the notes at any time. As of June 30, 2023 and December 31, 2022, there were no notes outstanding.
Due to Manager
To fund organizational and startup activities, as well as ongoing operating expenses for each series, such as legal, accounting, audit, storage and insurance expenses, not covered by proceeds from the offering for each such series’ interests, our manager has covered the expenses and costs of our company and each series thus far on a non-interest-bearing extension of revolving credit. Our company will evaluate when is best to repay our manager depending on operations and fundraising ability. In general, each series will repay our manager for funds extended for such expenses from the sale of each underlying asset in the associated series, or from revenue-generating events, if applicable. As of June 30, 2023, our company had $180,384 due to our manager, with $45,371 in other (legal and provision for income taxes), accounting and audit, storage and insurance fees associated with and incurred on behalf of the series during the six months ended June 30, 2023 as detailed in the table below:
Series	Other	Accounting	Storage	Provision for Income Tax	Insurance	Total Due to Manager
Series #KW	$171	$1,086	$172	$50	$647	$2,126
Series Drop 003	$171	$1,086	$292	$50	$93	$1,692
Series Drop 005	$171	$1,086	$172	$50	$240	$1,719
Series Gallery Drop 011	$171	$1,086	$172	$50	$63	$1,542
Series Gallery Drop 012	$171	$1,086	$172	$50	$381	$1,860

Series Gallery Drop 013	$171	$1,086	$172	$50	$229	$1,708
Series Gallery Drop 017	$171	$1,086	$172	$50	$135	$1,614
Series Gallery Drop 030	$171	$1,086	$172	$50	$65	$1,544
Series Gallery Drop 031	$171	$1,086	$172	$50	$119	$1,598
Series Gallery Drop 034	$171	$1,086	$172	$50	$1,130	$2,609
Series Gallery Drop 039	$171	$1,086	$172	$50	$170	$1,649
Series Gallery Drop 046	$171	$1,086	$172	$50	$135	$1,614
Series Gallery Drop 048	$171	$1,086	$172	$50	$144	$1,623
Series Gallery Drop 049	$171	$1,086	$172	$50	$585	$2,064
Series Gallery Drop 051	$171	$1,086	$172	$50	$78	$1,557
Series Gallery Drop 059	$171	$1,086	$172	$50	$201	$1,680
Series Gallery Drop 063	$171	$1,086	$172	$50	$55	$1,534
Series Gallery Drop 064	$113	$1,086	$172	$50	$55	$1,418
Series Gallery Drop 066	$171	$1,086	$172	$50	$164	$1,643
Series Gallery Drop 071	$171	$1,086	$172	$50	$212	$1,691
Series Gallery Drop 099	$171	$1,086	$172	$50	$355	$1,834
Series Gallery Drop 101	$171	$1,086	$172	$50	$490	$1,969
Series Gallery Drop 116	$171	$1,086	$172	$50	$581	$2,060
Series Gallery Drop 117	$171	$1,086	$172	$50	$165	$1,644
Series Gallery Drop 122	$171	$1,086	$172	$50	$300	$1,779
Series Gallery Drop 123	$171	$1,086	$172	$50	$121	$1,600
TOTALS	$4,388	$28,236	$4,534	$1,300	$6,913	$45,371

As of December 31, 2022, our company had $143,748 due to our manager, with $96,320 in other (legal and provision for income taxes), accounting and audit, storage and insurance fees associated with and incurred on behalf of the series during the year ended December 31, 2022 as detailed in the table below:
Series	Other	Accounting	Storage	Provision for Income Tax	Insurance	Total Due to Manager
Series #KW	$809	$2,029	$523	$50	$955	$4,366
Series Drop 003	$809	$2,029	$177	$50	$137	$3,202
Series Drop 005	$809	$2,029	$272	$50	$362	$3,522
Series Gallery Drop 011	$809	$2,029	$158	$50	$93	$3,139
Series Gallery Drop 012	$809	$2,029	$357	$50	$563	$3,808
Series Gallery Drop 013	$809	$2,029	$262	$50	$339	$3,489
Series Gallery Drop 017	$809	$2,029	$203	$50	$199	$3,290

Series Gallery Drop 030	$809	$2,029	$370	$50	$97	$3,355
Series Gallery Drop 031	$809	$2,029	$193	$50	$176	$3,257
Series Gallery Drop 034	$809	$2,029	$807	$50	$1,653	$5,348
Series Gallery Drop 039	$809	$2,029	$225	$50	$251	$3,364
Series Gallery Drop 046	$728	$2,010	$205	$50	$203	$3,196
Series Gallery Drop 048	$753	$2,010	$215	$50	$228	$3,256
Series Gallery Drop 049	$753	$2,010	$484	$50	$864	$4,161
Series Gallery Drop 051	$753	$2,010	$168	$50	$117	$3,098
Series Gallery Drop 059	$753	$2,010	$244	$50	$297	$3,354
Series Gallery Drop 063	$753	$2,010	$153	$50	$80	$3,046
Series Gallery Drop 064	$753	$2,010	$173	$50	$129	$3,115
Series Gallery Drop 066	$753	$2,010	$272	$50	$292	$3,377
Series Gallery Drop 071	$753	$2,010	$246	$50	$362	$3,421
Series Gallery Drop 099	$753	$2,010	$340	$50	$524	$3,677
Series Gallery Drop 101	$752	$2,010	$460	$50	$547	$3,819
Series Gallery Drop 113	$474	$1,622	$121	$50	$127	$2,394
Series Gallery Drop 116(1)	$1,702	$1,012	$501	$-	$906	$4,121
Series Gallery Drop 117	$362	$1,012	$270	$50	$291	$1,985
Series Gallery Drop 119	$1,609	$1,012	$278	$50	$257	$3,206
Series Gallery Drop 122(2)	$1,702	$1,012	$537	$50	$443	$3,744
Series Gallery Drop 123	$1,702	$1,012	$194	$50	$252	$3,210
TOTALS	$24,707	$51,111	$8,408	$1,350	$10,744	$96,320

(1)
During the year ended December 31, 2022, Series Gallery Drop 116 had a non-cash transfer of $473 from the amount due to our manager to capital contributions.
(2)
During the year ended December 31, 2022, Series Gallery Drop 122 had a non-cash transfer of $231 from the amount due to our manager to capital contributions.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.
Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our manager to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.
Art and Other Collectible Assets
The underlying assets, including art and other collectible assets (including NFTs), are recorded at cost. The cost of each underlying asset includes the purchase price, including any deposits for the underlying asset funded by our manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying asset related to each series incurred prior to the closing, including brokerage and sales fees and commissions (but excluding the brokerage fee referred to below), appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.
Our company treats the underlying assets as long-lived assets, and the underlying assets are subject to a semiannual test for impairment and will not be depreciated or amortized. These long-lived assets will be reviewed for impairment semiannually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated fair value of the asset. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
There is no guarantee that each underlying asset is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. Our company does not have complete ownership history or restoration and repair records for every underlying asset. In the event of a title or authenticity claim, the applicable series and our company may not have recourse against the asset seller or the benefit of insurance, and the value of the given underlying asset may be diminished.
The underlying assets are purchased by the series (a) from our manager in exchange for either a non-interest-bearing or an interest-bearing promissory note and (b) from asset sellers on consignment following the closings of the offerings related to the given series. The series use the proceeds of the offerings to pay off the notes or consignors, as applicable. Acquisition expenses are typically paid for in advance by our manager and are reimbursed by the series from the proceeds of the offering. The series also distribute the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.
Acquisition expenses related to a particular series that are incurred prior to the closing of an offering are initially funded by our manager but will be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document.
To the extent that certain expenses are anticipated prior to the closing of an offering but are to be incurred after the closing (e.g., storage fees), additional cash from the proceeds of the offering will be retained on the series balance sheet as reserves to cover such future anticipated expenses after the closing of the offering. Acquisition expenses are capitalized into the cost of the underlying asset. Should a proposed offering prove to be unsuccessful, our company will not reimburse our manager, and these expenses will be accounted for as capital contributions, and the acquisition expenses expensed.

Revenue Recognition
Our company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, effective January 1, 2019.
We determine revenue recognition through the following steps:
  identification of a contract with a customer;
  identification of the performance obligations in the contract;

  determination of the transaction price;

  allocation of the transaction price to the performance obligations in the contract; and

  recognition of revenue when or as the performance obligations are satisfied.
No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans. Gains from sales of underlying assets will be presented as other income in the statements of operations as they do not qualify as operating revenues. As of June 30, 2023 and December 31, 2022, neither our company nor any series had recognized any revenue.
Operating Expenses
After the closing of an offering of interests, each series is responsible for its own Operating Expenses, including any and all fees, costs and expenses incurred in connection with the management of the underlying assets. Prior to the closing, Operating Expenses are borne by our manager and not reimbursed by the series. Our manager will bear its own expenses of an ordinary nature. If the Operating Expenses exceed the amount of revenues generated from an underlying asset and cannot be covered by any Operating Expense reserves on the balance sheet of such series, our manager may pay such expenses and not seek reimbursement, loan the amount of the Operating Expenses to the applicable series or cause additional interests in such series to be issued.
Sourcing Fee: Our asset manager will be paid a fee as compensation for sourcing each underlying asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by our asset manager.
Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. We comply with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
See “Item 1. Business—Operating Expenses” for additional information.
Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Members’ Equity/(Deficit)
Members’ equity/(deficit) for our company and any series consists of capital contributions, equity to artists or third parties, membership contributions, distributions and accumulated deficit.
Capital contributions are made by our manager to cover operating expenses for which our manager has elected not to be reimbursed.
With respect to equity issued to artists or third parties, in certain instances, interests in a particular series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the underlying asset of such series (for example, interests issued to an asset seller or consignor as partial consideration for an underlying asset), in each case as described in the Offering Statement.
Membership contributions are made to a series from a successful closing of the offering of such series’ interests and are calculated as the value of interests sold in such offering net of brokerage fee (paid from the proceeds of the successfully such offering). Membership contributions may be made by both third parties and our manager.
Distributions are made by a series upon the occurrence of a liquidation event relating to the series.
Earnings (Loss) / Income per Membership Interest
Upon completion of an offering, each series intends to comply with accounting and disclosure requirement of ASC Topic 260, Earnings per Share. For each series, earnings (loss) / income per interest will be computed by dividing net (loss) / income for a particular series by the weighted average number of outstanding interests in that particular series during the year.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. Our company adopted the standard, effective as of the year ended December 31, 2022, and the adoption of such standard had no impact on our company’s financial statements.
We do not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

ITEM 2.  OTHER INFORMATION
We have no information to disclose that was required to be in a report on Form 1-U during the six months ended June 30, 2023, but was not reported.

ITEM 3.  FINANCIAL STATEMENTS

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$125	$-	$61	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	125	-	61	-

OTHER ASSETS
Art and Other Collectible Assets	237,500	-	16,000	-
TOTAL OTHER ASSETS	237,500	-	16,000	-

TOTAL ASSETS	$237,625	$-	$16,061	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$9,220	$-	$7,166	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	9,220	-	7,166	-
TOTAL LIABILITIES	9,220	-	7,166	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	418	4,771	319	4,970
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	225,000	32,340	34,300	46,060
Membership Contributions, Manager	25,000	660	700	940
Less: Brokerage Fees	-	(323)	(343)	(461)
Total Membership Contributions, net	250,000	32,677	34,657	46,539
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(22,013)	(7,448)	(26,081)	(34,579)
Distributions	-	(30,000)	-	(16,930)
Total Retained Earnings/(Accumulated Deficit)	(22,013)	(37,448)	(26,081)	(51,509)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	228,405	-	8,895	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$237,625	$-	$16,061	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$445	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	445	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	80,250	-	-	-
TOTAL OTHER ASSETS	80,250	-	-	-

TOTAL ASSETS	$80,695	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$8,096	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	8,096	-	-	-
TOTAL LIABILITIES	8,096	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	319	4,802	8,890	5,444
Equity Interest to Artist / Third party	-	8,000	-	-
Membership Contributions, net
Membership Contributions, Third party	83,600	24,200	227,100	24,500
Membership Contributions, Manager	11,400	7,800	97,900	500
Less: Brokerage Fees	(836)	(242)	(2,271)	(245)
Total Membership Contributions, net	94,164	31,758	322,729	24,755
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(21,884)	(13,610)	(244,064)	(6,199)
Distributions	-	(30,950)	(87,555)	(24,000)
Total Retained Earnings/(Accumulated Deficit)	(21,884)	(44,560)	(331,619)	(30,199)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	72,599	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$80,695	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$97	$2,494	$388	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	97	2,494	388	-

OTHER ASSETS
Art and Other Collectible Assets	23,000	140,000	84,150	-
TOTAL OTHER ASSETS	23,000	140,000	84,150	-

TOTAL ASSETS	$23,097	$142,494	$84,538	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$6,839	$9,043	$7,297	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	6,839	9,043	7,297	-
TOTAL LIABILITIES	6,839	9,043	7,297	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	419	420	179	5,492
Equity Interest to Artist / Third party	5,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	19,500	38,625	81,300	32,340
Membership Contributions, Manager	500	111,375	8,700	660
Less: Brokerage Fees	(195)	(386)	(882)	(323)
Total Membership Contributions, net	19,805	149,614	89,118	32,677
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,966)	(16,583)	(12,056)	(8,169)
Distributions	-	-	-	(30,000)
Total Retained Earnings/(Accumulated Deficit)	(8,966)	(16,583)	(12,056)	(38,169)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	16,258	133,451	77,241	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$23,097	$142,494	$84,538	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$259	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	259	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	49,500	-
TOTAL OTHER ASSETS	-	-	49,500	-

TOTAL ASSETS	$-	$-	$49,759	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$7,262	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	7,262	-
TOTAL LIABILITIES	-	-	7,262	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,796	5,184	319	7,696
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	26,460	20,580	52,920	11,750
Membership Contributions, Manager	540	420	1,080	250
Less: Brokerage Fees	(265)	(206)	(529)	(118)
Total Membership Contributions, net	26,735	20,794	53,471	11,882
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(21,271)	(6,439)	(11,293)	8,564
Distributions	(10,260)	(19,539)	-	(28,142)
Total Retained Earnings/(Accumulated Deficit)	(31,531)	(25,978)	(11,293)	(19,578)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	42,497	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$49,759	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,579	2,363	5,315	4,679
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net	-
Membership Contributions, Third party	22,050	136,500	26,950	31,360
Membership Contributions, Manager	450	-	550	640
Less: Brokerage Fees	(221)	(1,337)	(270)	(314)
Total Membership Contributions, net	22,279	135,163	27,230	31,686
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,773)	87,954	(5,985)	(6,417)
Distributions	(14,085)	(225,480)	(26,560)	(29,948)
Total Retained Earnings/(Accumulated Deficit)	(26,858)	(137,526)	(32,545)	(36,365)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	7,838	5,865	2,175	5,097
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	18,620	23,520	70,000	98,000
Membership Contributions, Manager	380	480	-	2,000
Less: Brokerage Fees	(186)	(235)	(686)	(980)
Total Membership Contributions, net	18,814	23,765	69,314	99,020
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	8,448	2,920	421	96,583
Distributions	(35,100)	(32,550)	(71,910)	(200,700)
Total Retained Earnings/(Accumulated Deficit)	(26,652)	(29,630)	(71,489)	(104,117)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$169
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	169

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	24,000
TOTAL OTHER ASSETS	-	-	-	24,000

TOTAL ASSETS	$-	$-	$-	$24,169

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$7,067
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	7,067
TOTAL LIABILITIES	-	-	-	7,067

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,269	5,252	5,515	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	62,501	19,600	53,900	27,440
Membership Contributions, Manager	-	400	1,100	560
Less: Brokerage Fees	(613)	(196)	(539)	(274)
Total Membership Contributions, net	61,888	19,804	54,461	27,726
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	116,283	(6,556)	(6,667)	(10,942)
Distributions	(180,440)	(18,500)	(53,309)	-
Total Retained Earnings/(Accumulated Deficit)	(64,157)	(25,056)	(59,976)	(10,942)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	17,102

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$24,169

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$294	$-	$-	$2,940
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	294	-	-	2,940

OTHER ASSETS
Art and Other Collectible Assets	43,750	-	-	415,000
TOTAL OTHER ASSETS	43,750	-	-	415,000

TOTAL ASSETS	$44,044	$-	$-	$417,940

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$6,690	$-	$-	$14,089
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	6,690	-	-	14,089
TOTAL LIABILITIES	6,690	-	-	14,089

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	4,594	4,604	318
Equity Interest to Artist / Third party	-	-	-	10,000
Membership Contributions, net
Membership Contributions, Third party	47,040	4,798	23,520	406,500
Membership Contributions, Manager	960	202	480	8,500
Less: Brokerage Fees	(470)	(49)	(235)	(4,190)
Total Membership Contributions, net	47,530	4,951	23,765	410,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(10,255)	(645)	(6,894)	(17,277)
Distributions	-	(8,900)	(21,475)	-
Total Retained Earnings/(Accumulated Deficit)	(10,255)	(9,545)	(28,369)	(17,277)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	37,354	-	-	403,851

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$44,044	$-	$-	$417,940

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	5,498	5,499	5,251	5,190
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	55,320	49,980	25,970	72,030
Membership Contributions, Manager	19,680	1,020	530	1,470
Less: Brokerage Fees	(735)	(500)	(260)	(735)
Total Membership Contributions, net	74,265	50,500	26,240	72,765
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(51,263)	(7,797)	(6,733)	(28,489)
Distributions	(28,500)	(48,202)	(24,758)	(49,466)
Total Retained Earnings/(Accumulated Deficit)	(79,763)	(55,999)	(31,491)	(77,955)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$62	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	62	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	62,500	-	-	-
TOTAL OTHER ASSETS	62,500	-	-	-

TOTAL ASSETS	$62,562	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$7,507	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	7,507	-	-	-
TOTAL LIABILITIES	7,507	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	318	4,742	5,040	5,248
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	67,490	29,570	5,499	20,990
Membership Contributions, Manager	10	5,930	1	10
Less: Brokerage Fees	(700)	(355)	(55)	(210)
Total Membership Contributions, net	66,800	35,145	5,445	20,790
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,063)	(6,676)	(5,516)	(6,038)
Distributions	-	(33,211)	(4,969)	(20,000)
Total Retained Earnings/(Accumulated Deficit)	(12,063)	(39,887)	(10,485)	(26,038)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	55,055	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$62,562	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	18,379	-	-
TOTAL CURRENT ASSETS	-	18,429	-	50

OTHER ASSETS
Art and Other Collectible Assets	-	650,000	-	44,400
TOTAL OTHER ASSETS	-	650,000	-	44,400

TOTAL ASSETS	$-	$668,429	$-	$44,450

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$6,051
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	6,051
TOTAL LIABILITIES	-	-	-	6,051

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	5,029	79	2,007	79
Equity Interest to Artist / Third party	-	182,500	-	-
Membership Contributions, net
Membership Contributions, Third party	48,420	511,920	230,000	51,930
Membership Contributions, Manager	18,580	5,580	-	1,070
Less: Brokerage Fees	(670)	(4,667)	(2,300)	(530)
Total Membership Contributions, net	66,330	512,833	227,700	52,470
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(37,859)	(26,983)	455,233	(14,150)
Distributions	(33,500)	-	(684,940)	-
Total Retained Earnings/(Accumulated Deficit)	(71,359)	(26,983)	(229,707)	(14,150)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	668,429	-	38,399

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$668,429	$-	$44,450

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$50	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	-	28,900	104,400	-
TOTAL OTHER ASSETS	-	28,900	104,400	-

TOTAL ASSETS	$-	$28,950	$104,450	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$6,161	$8,542	$-
Income Tax Payable	10,158	-	-	-
TOTAL CURRENT LIABILITIES	10,158	6,161	8,542	-
TOTAL LIABILITIES	10,158	6,161	8,542	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,269	79	79	3,490
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	29,390	57,140	220,490	28,900
Membership Contributions, Manager	610	860	4,510	600
Less: Brokerage Fees	(300)	(580)	(2,250)	(295)
Total Membership Contributions, net	29,700	57,420	222,750	29,205
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	28,903	(34,710)	(126,921)	(22,930)
Distributions	(72,030)	-	-	(9,765)
Total Retained Earnings/(Accumulated Deficit)	(43,127)	(34,710)	(126,921)	(32,695)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	(10,158)	22,789	95,908	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$28,950	$104,450	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	22,800	-	-	-
TOTAL OTHER ASSETS	22,800	-	-	-

TOTAL ASSETS	$22,850	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$5,755	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	5,755	-	-	-
TOTAL LIABILITIES	5,755	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	3,640	3,921	3,163
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	30,370	9,990	77,930	18,630
Membership Contributions, Manager	630	10	1,570	370
Less: Brokerage Fees	(310)	(100)	(795)	(190)
Total Membership Contributions, net	30,690	9,900	78,705	18,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(13,674)	(9,610)	(58,855)	(8,977)
Distributions	-	(3,930)	(23,771)	(12,996)
Total Retained Earnings/(Accumulated Deficit)	(13,674)	(13,540)	(82,626)	(21,973)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	17,095	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$22,850	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,427	3,194	3,150	3,196
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	47,490	21,190	17,990	22,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(475)	(212)	(180)	(224)
Total Membership Contributions, net	47,025	20,988	17,820	22,176
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(28,792)	(12,861)	(11,034)	(20,108)
Distributions	(21,660)	(11,321)	(9,936)	(5,264)
Total Retained Earnings/(Accumulated Deficit)	(50,452)	(24,182)	(20,970)	(25,372)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	73,964	-	-	-
TOTAL OTHER ASSETS	73,964	-	-	-

TOTAL ASSETS	$74,014	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$6,387	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	6,387	-	-	-
TOTAL LIABILITIES	6,387	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	25,504	3,195	4,152
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	76,820	51,090	23,090	16,190
Membership Contributions, Manager	780	10	10	10
Less: Brokerage Fees	(776)	(511)	(231)	(162)
Total Membership Contributions, net	76,824	50,589	22,869	16,038
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(9,276)	63,921	(13,936)	2,312
Distributions	-	(140,014)	(12,128)	(22,502)
Total Retained Earnings/(Accumulated Deficit)	(9,276)	(76,093)	(26,064)	(20,190)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	67,627	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$74,014	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$19,300	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	19,300	-	50

OTHER ASSETS
Art and Other Collectible Assets	18,235	-	-	60,158
TOTAL OTHER ASSETS	18,235	-	-	60,158

TOTAL ASSETS	$18,285	$19,300	$-	$60,208

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$5,623	$5,655	$-	$6,521
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	5,623	5,655	-	6,521
TOTAL LIABILITIES	5,623	5,655	-	6,521

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	79	3,179	79
Equity Interest to Artist / Third party	-	-	5,020	-
Membership Contributions, net
Membership Contributions, Third party	21,090	33,690	21,090	94,690
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(211)	(337)	(211)	(947)
Total Membership Contributions, net	20,889	33,363	20,889	93,753
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,306)	(19,797)	(1,558)	(40,145)
Distributions	-	-	(27,530)	-
Total Retained Earnings/(Accumulated Deficit)	(8,306)	(19,797)	(29,088)	(40,145)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	12,662	13,645	-	53,687

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$18,285	$19,300	$-	$60,208

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,762	3,218	3,348	3,244
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	63,190	25,290	36,990	32,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(632)	(253)	(370)	(328)
Total Membership Contributions, net	62,568	25,047	36,630	32,472
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(47,054)	(19,435)	(32,504)	(24,892)
Distributions	(19,276)	(8,830)	(7,474)	(10,824)
Total Retained Earnings/(Accumulated Deficit)	(66,330)	(28,265)	(39,978)	(35,716)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	78,000	-	-	-
TOTAL OTHER ASSETS	78,000	-	-	-

TOTAL ASSETS	$78,050	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$6,475	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	6,475	-	-	-
TOTAL LIABILITIES	6,475	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	5,560	3,538	3,328
Equity Interest to Artist / Third party	25,000	52,500	-	-
Membership Contributions, net
Membership Contributions, Third party	78,890	297,490	46,590	21,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(789)	(2,975)	(466)	(220)
Total Membership Contributions, net	78,111	294,525	46,134	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(31,615)	(225,185)	(30,846)	(12,964)
Distributions	-	(127,400)	(18,826)	(12,144)
Total Retained Earnings/(Accumulated Deficit)	(31,615)	(352,585)	(49,672)	(25,108)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	71,575	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$78,050	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,391	3,468	3,317	3,160
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	54,520	57,684	38,790	21,990
Membership Contributions, Manager	3,780	616	10	10
Less: Brokerage Fees	(583)	(583)	(388)	(220)
Total Membership Contributions, net	57,717	57,717	38,412	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(55,969)	(57,046)	(35,637)	(3,996)
Distributions	(4,139)	(4,139)	(6,092)	(20,944)
Total Retained Earnings/(Accumulated Deficit)	(60,108)	(61,185)	(41,729)	(24,940)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,315	5,650	7,614	3,574
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	21,190	15,790	84,190	47,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(212)	(158)	(842)	(474)
Total Membership Contributions, net	20,988	15,642	83,358	46,926
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,594)	7,353	13,975	(36,375)
Distributions	(15,709)	(28,645)	(104,947)	(14,125)
Total Retained Earnings/(Accumulated Deficit)	(24,303)	(21,292)	(90,972)	(50,500)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,106	3,140	2,164	3,340
Equity Interest to Artist / Third party	270,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	94,690	25,190	39,390	45,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(947)	(252)	(394)	(458)
Total Membership Contributions, net	93,753	24,948	39,006	45,342
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(230,367)	(25,518)	(26,710)	(36,545)
Distributions	(137,492)	(2,570)	(14,460)	(12,137)
Total Retained Earnings/(Accumulated Deficit)	(367,859)	(28,088)	(41,170)	(48,682)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,786	3,339	3,360	541
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	22,790	47,590	30,490	31,600
Membership Contributions, Manager	10	10	10	-
Less: Brokerage Fees	(228)	(476)	(305)	(316)
Total Membership Contributions, net	22,572	47,124	30,195	31,284
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(11,017)	(35,707)	(20,318)	269,197
Distributions	(14,341)	(14,756)	(13,237)	(301,022)
Total Retained Earnings/(Accumulated Deficit)	(25,358)	(50,463)	(33,555)	(31,825)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	50	-	50

OTHER ASSETS
Art and Other Collectible Assets	-	130,228	-	180,003
TOTAL OTHER ASSETS	-	130,228	-	180,003

TOTAL ASSETS	$-	$130,278	$-	$180,053

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$6,421	$-	$7,078
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	6,421	-	7,078
TOTAL LIABILITIES	-	6,421	-	7,078

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,042	-	3,079	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,690	136,790	19,490	211,290
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(147)	(1,368)	(195)	(2,113)
Total Membership Contributions, net	14,553	135,432	19,305	209,187
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(14,317)	(11,575)	(8,636)	(36,212)
Distributions	(3,278)	-	(13,748)	-
Total Retained Earnings/(Accumulated Deficit)	(17,595)	(11,575)	(22,384)	(36,212)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	123,857	-	172,975

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$130,278	$-	$180,053

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,531	6,440	5,460	4,049
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,790	18,390	13,090	64,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(148)	(184)	(131)	(650)
Total Membership Contributions, net	14,652	18,216	12,969	64,350
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(15,052)	10,378	7,116	3,101
Distributions	(2,131)	(35,034)	(25,545)	(71,500)
Total Retained Earnings/(Accumulated Deficit)	(17,183)	(24,656)	(18,429)	(68,399)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,084	2,682	2,838	2,955
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	23,790	31,690	32,390	10,590
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(238)	(317)	(324)	(106)
Total Membership Contributions, net	23,562	31,383	32,076	10,494
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(17,816)	(25,791)	(22,764)	2,833
Distributions	(8,830)	(8,274)	(12,150)	(16,282)
Total Retained Earnings/(Accumulated Deficit)	(26,646)	(34,065)	(34,914)	(13,449)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-
TOTAL LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,513	3,277	3,060	3,361
Equity Interest to Artist / Third party	-	15,000	-	-
Membership Contributions, net
Membership Contributions, Third party	18,890	59,990	57,890	12,490
Membership Contributions, Manager	10	10	10	1,010
Less: Brokerage Fees	(189)	(600)	(579)	(135)
Total Membership Contributions, net	18,711	59,400	57,321	13,365
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,927)	(63,652)	(49,033)	(5,642)
Distributions	(8,297)	(14,025)	(11,348)	(11,084)
Total Retained Earnings/(Accumulated Deficit)	(21,224)	(77,677)	(60,381)	(16,726)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$50	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	-	162,000	27,804	-
TOTAL OTHER ASSETS	-	162,000	27,804	-

TOTAL ASSETS	$-	$162,050	$27,854	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$5,708	$3,629	$-
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	5,708	3,629	-
TOTAL LIABILITIES	-	5,708	3,629	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,734	-	-	48
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	16,490	213,689	78,760	-
Membership Contributions, Manager	10	23,111	14,940	-
Less: Brokerage Fees	(165)	(2,368)	(937)	-
Total Membership Contributions, net	16,335	234,432	92,763	-
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,271)	(78,090)	(68,538)	(48)
Distributions	(6,798)	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(19,069)	(78,090)	(68,538)	(48)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	156,342	24,225	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$162,050	$27,854	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	50

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	110,184
TOTAL OTHER ASSETS	-	-	-	110,184

TOTAL ASSETS	$-	$-	$-	$110,234

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$5,292
Income Tax Payable	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	5,292
TOTAL LIABILITIES	-	-	-	5,292

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,308	99	2,125	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	69,479	-	32,599	115,798
Membership Contributions, Manager	18,921	-	201	2
Less: Brokerage Fees	(884)	-	(328)	(1,158)
Total Membership Contributions, net	87,516	-	32,472	114,642
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(61,652)	(99)	(14,261)	(9,700)
Distributions	(29,172)	-	(20,336)	-
Total Retained Earnings/(Accumulated Deficit)	(90,824)	(99)	(34,597)	(9,700)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	104,942

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$-	$-	$110,234

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 123	Unallocated	Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$27,384
Receivable from Asset Sale	-	-	-
Prepayments to Manager	-	-	18,379
TOTAL CURRENT ASSETS	50	-	45,763

OTHER ASSETS
Art and Other Collectible Assets	44,518	-	2,911,244
TOTAL OTHER ASSETS	44,518	-	2,911,244

TOTAL ASSETS	$44,568	$-	$2,957,007

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$4,810	$-	$180,384
Income Tax Payable	-	-	10,158
TOTAL CURRENT LIABILITIES	4,810	-	190,542
TOTAL LIABILITIES	4,810	-	190,542

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	-	31,028	395,366
Equity Interest to Artist / Third party	-	-	573,020
Membership Contributions, net
Membership Contributions, Third party	46,689	-	6,738,681
Membership Contributions, Manager	111	-	412,120
Less: Brokerage Fees	(468)	-	(66,035)
Total Membership Contributions, net	46,332	-	7,084,766
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,574)	(31,028)	(1,578,600)
Distributions	-	-	(3,708,087)
Total Retained Earnings/(Accumulated Deficit)	(6,574)	(31,028)	(5,286,687)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	39,758	-	2,766,465

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$44,568	$-	$2,957,007

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$125	$-	$61	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	125	-	61	-

OTHER ASSETS
Art and Other Collectible Assets	237,500	-	34,000	-
TOTAL OTHER ASSETS	237,500	-	34,000	-

TOTAL ASSETS	$237,625	$-	$34,061	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$7,094	$-	$5,474	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	7,094	-	5,474	-
TOTAL CURRENT LIABILITIES	7,094	-	5,474	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	418	4,771	319	4,970
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	225,000	32,340	34,300	46,060
Membership Contributions, Manager	25,000	660	700	940
Less: Brokerage Fees	-	(323)	(343)	(461)
Total Membership Contributions, net	250,000	32,677	34,657	46,539
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(19,887)	(7,448)	(6,389)	(34,579)
Distributions	-	(30,000)	-	(16,930)
Total Retained Earnings/(Accumulated Deficit)	(19,887)	(37,448)	(6,389)	(51,509)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	230,531	-	28,587	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$237,625	$-	$34,061	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$445	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	445	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	80,250	-	-	-
TOTAL OTHER ASSETS	80,250	-	-	-

TOTAL ASSETS	$80,695	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$6,377	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	6,377	-	-	-
TOTAL CURRENT LIABILITIES	6,377	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	319	4,802	8,890	5,444
Equity Interest to Artist / Third party	-	8,000	-	-
Membership Contributions, net
Membership Contributions, Third party	83,600	24,200	227,100	24,500
Membership Contributions, Manager	11,400	7,800	97,900	500
Less: Brokerage Fees	(836)	(242)	(2,271)	(245)
Total Membership Contributions, net	94,164	31,758	322,729	24,755
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(20,165)	(13,610)	(244,064)	(6,199)
Distributions	-	(30,950)	(87,555)	(24,000)
Total Retained Earnings/(Accumulated Deficit)	(20,165)	(44,560)	(331,619)	(30,199)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	74,318	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$80,695	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$97	$2,494	$388	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	97	2,494	388	-

OTHER ASSETS
Art and Other Collectible Assets	23,000	140,000	84,150	-
TOTAL OTHER ASSETS	23,000	140,000	84,150	-

TOTAL ASSETS	$23,097	$142,494	$84,538	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$5,297	$7,183	$5,589	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	5,297	7,183	5,589	-
TOTAL CURRENT LIABILITIES	5,297	7,183	5,589	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	419	420	179	5,492
Equity Interest to Artist / Third party	5,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	19,500	38,625	81,300	32,340
Membership Contributions, Manager	500	111,375	8,700	660
Less: Brokerage Fees	(195)	(386)	(882)	(323)
Total Membership Contributions, net	19,805	149,614	89,118	32,677
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(7,424)	(14,723)	(10,348)	(8,169)
Distributions	-	-	-	(30,000)
Total Retained Earnings/(Accumulated Deficit)	(7,424)	(14,723)	(10,348)	(38,169)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	17,800	135,311	78,949	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$23,097	$142,494	$84,538	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$259	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	259	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	49,500	-
TOTAL OTHER ASSETS	-	-	49,500	-

TOTAL ASSETS	$-	$-	$49,759	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$5,648	$-
Income Tax Payable	-	-	-	2,974
TOTAL OTHER CURRENT LIABILITIES	-	-	5,648	2,974
TOTAL CURRENT LIABILITIES	-	-	5,648	2,974

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,796	5,184	319	4,722
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	26,460	20,580	52,920	11,750
Membership Contributions, Manager	540	420	1,080	250
Less: Brokerage Fees	(265)	(206)	(529)	(118)
Total Membership Contributions, net	26,735	20,794	53,471	11,882
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(21,271)	(6,439)	(9,679)	8,564
Distributions	(10,260)	(19,539)	-	(28,142)
Total Retained Earnings/(Accumulated Deficit)	(31,531)	(25,978)	(9,679)	(19,578)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	44,111	(2,974)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$49,759	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,579	2,363	5,315	4,679
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net	-
Membership Contributions, Third party	22,050	136,500	26,950	31,360
Membership Contributions, Manager	450	-	550	640
Less: Brokerage Fees	(221)	(1,337)	(270)	(314)
Total Membership Contributions, net	22,279	135,163	27,230	31,686
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,773)	87,954	(5,985)	(6,417)
Distributions	(14,085)	(225,480)	(26,560)	(29,948)
Total Retained Earnings/(Accumulated Deficit)	(26,858)	(137,526)	(32,545)	(36,365)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	2,933	981	-	-
TOTAL OTHER CURRENT LIABILITIES	2,933	981	-	-
TOTAL CURRENT LIABILITIES	2,933	981	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,905	4,884	2,175	5,097
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	18,620	23,520	70,000	98,000
Membership Contributions, Manager	380	480	-	2,000
Less: Brokerage Fees	(186)	(235)	(686)	(980)
Total Membership Contributions, net	18,814	23,765	69,314	99,020
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	8,448	2,920	421	96,583
Distributions	(35,100)	(32,550)	(71,910)	(200,700)
Total Retained Earnings/(Accumulated Deficit)	(26,652)	(29,630)	(71,489)	(104,117)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	(2,933)	(981)	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$169
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	169

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	24,000
TOTAL OTHER ASSETS	-	-	-	24,000

TOTAL ASSETS	$-	$-	$-	$24,169

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$5,523
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	5,523
TOTAL CURRENT LIABILITIES	-	-	-	5,523

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,269	5,252	5,515	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	62,501	19,600	53,900	27,440
Membership Contributions, Manager	-	400	1,100	560
Less: Brokerage Fees	(613)	(196)	(539)	(274)
Total Membership Contributions, net	61,888	19,804	54,461	27,726
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	116,283	(6,556)	(6,667)	(9,398)
Distributions	(180,440)	(18,500)	(53,309)	-
Total Retained Earnings/(Accumulated Deficit)	(64,157)	(25,056)	(59,976)	(9,398)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	18,646

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$24,169

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$294	$-	$-	$2,940
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	294	-	-	2,940

OTHER ASSETS
Art and Other Collectible Assets	43,750	-	-	415,000
TOTAL OTHER ASSETS	43,750	-	-	415,000

TOTAL ASSETS	$44,044	$-	$-	$417,940

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$5,092	$-	$-	$11,480
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	5,092	-	-	11,480
TOTAL CURRENT LIABILITIES	5,092	-	-	11,480

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	4,594	4,604	318
Equity Interest to Artist / Third party	-	-	-	10,000
Membership Contributions, net
Membership Contributions, Third party	47,040	4,798	23,520	406,500
Membership Contributions, Manager	960	202	480	8,500
Less: Brokerage Fees	(470)	(49)	(235)	(4,190)
Total Membership Contributions, net	47,530	4,951	23,765	410,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,657)	(645)	(6,894)	(14,668)
Distributions	-	(8,900)	(21,475)	-
Total Retained Earnings/(Accumulated Deficit)	(8,657)	(9,545)	(28,369)	(14,668)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	38,952	-	-	406,460

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$44,044	$-	$-	$417,940

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	5,498	5,499	5,251	5,190
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	55,320	49,980	25,970	72,030
Membership Contributions, Manager	19,680	1,020	530	1,470
Less: Brokerage Fees	(735)	(500)	(260)	(735)
Total Membership Contributions, net	74,265	50,500	26,240	72,765
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(51,263)	(7,797)	(6,733)	(28,489)
Distributions	(28,500)	(48,202)	(24,758)	(49,466)
Total Retained Earnings/(Accumulated Deficit)	(79,763)	(55,999)	(31,491)	(77,955)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$62	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	62	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	62,500	-	-	-
TOTAL OTHER ASSETS	62,500	-	-	-

TOTAL ASSETS	$62,562	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$5,858	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	5,858	-	-	-
TOTAL CURRENT LIABILITIES	5,858	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	318	4,742	5,040	5,248
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	67,490	29,570	5,499	20,990
Membership Contributions, Manager	10	5,930	1	10
Less: Brokerage Fees	(700)	(355)	(55)	(210)
Total Membership Contributions, net	66,800	35,145	5,445	20,790
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(10,414)	(6,676)	(5,516)	(6,038)
Distributions	-	(33,211)	(4,969)	(20,000)
Total Retained Earnings/(Accumulated Deficit)	(10,414)	(39,887)	(10,485)	(26,038)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	56,704	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$62,562	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	21,628	-	-
TOTAL CURRENT ASSETS	-	21,678	-	50

OTHER ASSETS
Art and Other Collectible Assets	-	650,000	-	44,400
TOTAL OTHER ASSETS	-	650,000	-	44,400

TOTAL ASSETS	$-	$671,678	$-	$44,450

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$4,437
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	4,437
TOTAL CURRENT LIABILITIES	-	-	-	4,437

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	5,029	79	2,007	79
Equity Interest to Artist / Third party	-	182,500	-	-
Membership Contributions, net
Membership Contributions, Third party	48,420	511,920	230,000	51,930
Membership Contributions, Manager	18,580	5,580	-	1,070
Less: Brokerage Fees	(670)	(4,667)	(2,300)	(530)
Total Membership Contributions, net	66,330	512,833	227,700	52,470
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(37,859)	(23,734)	455,233	(12,536)
Distributions	(33,500)	-	(684,940)	-
Total Retained Earnings/(Accumulated Deficit)	(71,359)	(23,734)	(229,707)	(12,536)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	671,678	-	40,013

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$671,678	$-	$44,450

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$50	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	-	34,800	214,876	-
TOTAL OTHER ASSETS	-	34,800	214,876	-

TOTAL ASSETS	$-	$34,850	$214,926	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$4,538	$6,478	$-
Income Tax Payable	10,158	-	-	-
TOTAL OTHER CURRENT LIABILITIES	10,158	4,538	6,478	-
TOTAL CURRENT LIABILITIES	10,158	4,538	6,478	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,269	79	79	3,490
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	29,390	57,140	220,490	28,900
Membership Contributions, Manager	610	860	4,510	600
Less: Brokerage Fees	(300)	(580)	(2,250)	(295)
Total Membership Contributions, net	29,700	57,420	222,750	29,205
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	28,903	(27,187)	(14,381)	(22,930)
Distributions	(72,030)	-	-	(9,765)
Total Retained Earnings/(Accumulated Deficit)	(43,127)	(27,187)	(14,381)	(32,695)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	(10,158)	30,312	208,448	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$34,850	$214,926	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	26,400	-	-	-
TOTAL OTHER ASSETS	26,400	-	-	-

TOTAL ASSETS	$26,450	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$4,198	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	4,198	-	-	-
TOTAL CURRENT LIABILITIES	4,198	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	3,640	3,921	3,163
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	30,370	9,990	77,930	18,630
Membership Contributions, Manager	630	10	1,570	370
Less: Brokerage Fees	(310)	(100)	(795)	(190)
Total Membership Contributions, net	30,690	9,900	78,705	18,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,517)	(9,610)	(58,855)	(8,977)
Distributions	-	(3,930)	(23,771)	(12,996)
Total Retained Earnings/(Accumulated Deficit)	(8,517)	(13,540)	(82,626)	(21,973)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	22,252	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$26,450	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,427	3,194	3,150	3,196
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	47,490	21,190	17,990	22,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(475)	(212)	(180)	(224)
Total Membership Contributions, net	47,025	20,988	17,820	22,176
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(28,792)	(12,861)	(11,034)	(20,108)
Distributions	(21,660)	(11,321)	(9,936)	(5,264)
Total Retained Earnings/(Accumulated Deficit)	(50,452)	(24,182)	(20,970)	(25,372)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	73,964	-	-	-
TOTAL OTHER ASSETS	73,964	-	-	-

TOTAL ASSETS	$74,014	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$4,707	$-	$-	$-
Income Tax Payable	-	22,526	-	766
TOTAL OTHER CURRENT LIABILITIES	4,707	22,526	-	766
TOTAL CURRENT LIABILITIES	4,707	22,526	-	766

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	2,978	3,195	3,386
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	76,820	51,090	23,090	16,190
Membership Contributions, Manager	780	10	10	10
Less: Brokerage Fees	(776)	(511)	(231)	(162)
Total Membership Contributions, net	76,824	50,589	22,869	16,038
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(7,596)	63,921	(13,936)	2,312
Distributions	-	(140,014)	(12,128)	(22,502)
Total Retained Earnings/(Accumulated Deficit)	(7,596)	(76,093)	(26,064)	(20,190)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	69,307	(22,526)	-	(766)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$74,014	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	-	50

OTHER ASSETS
Art and Other Collectible Assets	20,035	20,100	-	60,158
TOTAL OTHER ASSETS	20,035	20,100	-	60,158

TOTAL ASSETS	$20,085	$20,150	$-	$60,208

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$4,089	$4,237	$-	$4,878
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	4,089	4,237	-	4,878
TOTAL CURRENT LIABILITIES	4,089	4,237	-	4,878

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	79	3,179	79
Equity Interest to Artist / Third party	-	-	5,020	-
Membership Contributions, net
Membership Contributions, Third party	21,090	33,690	21,090	94,690
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(211)	(337)	(211)	(947)
Total Membership Contributions, net	20,889	33,363	20,889	93,753
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,972)	(17,529)	(1,558)	(38,502)
Distributions	-	-	(27,530)	-
Total Retained Earnings/(Accumulated Deficit)	(4,972)	(17,529)	(29,088)	(38,502)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	15,996	15,913	-	55,330

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$20,085	$20,150	$-	$60,208

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,762	3,218	3,348	3,244
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	63,190	25,290	36,990	32,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(632)	(253)	(370)	(328)
Total Membership Contributions, net	62,568	25,047	36,630	32,472
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(47,054)	(19,435)	(32,504)	(24,892)
Distributions	(19,276)	(8,830)	(7,474)	(10,824)
Total Retained Earnings/(Accumulated Deficit)	(66,330)	(28,265)	(39,978)	(35,716)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	78,000	-	-	-
TOTAL OTHER ASSETS	78,000	-	-	-

TOTAL ASSETS	$78,050	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$4,784	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	4,784	-	-	-
TOTAL CURRENT LIABILITIES	4,784	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	79	5,560	3,538	3,328
Equity Interest to Artist / Third party	25,000	52,500	-	-
Membership Contributions, net
Membership Contributions, Third party	78,890	297,490	46,590	21,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(789)	(2,975)	(466)	(220)
Total Membership Contributions, net	78,111	294,525	46,134	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(29,924)	(225,185)	(30,846)	(12,964)
Distributions	-	(127,400)	(18,826)	(12,144)
Total Retained Earnings/(Accumulated Deficit)	(29,924)	(352,585)	(49,672)	(25,108)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	73,266	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$78,050	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$4,175	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	4,175	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$4,175	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$2,427	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	2,427	-	-	-
TOTAL CURRENT LIABILITIES	2,427	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	-	3,468	3,317	3,160
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	54,520	57,684	38,790	21,990
Membership Contributions, Manager	3,780	616	10	10
Less: Brokerage Fees	(583)	(583)	(388)	(220)
Total Membership Contributions, net	57,717	57,717	38,412	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(55,969)	(57,046)	(35,637)	(3,996)
Distributions	-	(4,139)	(6,092)	(20,944)
Total Retained Earnings/(Accumulated Deficit)	(55,969)	(61,185)	(41,729)	(24,940)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	1,748	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$4,175	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	2,547	4,886	-
TOTAL OTHER CURRENT LIABILITIES	-	2,547	4,886	-
TOTAL CURRENT LIABILITIES	-	2,547	4,886	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,315	3,103	2,728	3,574
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	21,190	15,790	84,190	47,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(212)	(158)	(842)	(474)
Total Membership Contributions, net	20,988	15,642	83,358	46,926
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,594)	7,353	13,975	(36,375)
Distributions	(15,709)	(28,645)	(104,947)	(14,125)
Total Retained Earnings/(Accumulated Deficit)	(24,303)	(21,292)	(90,972)	(50,500)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	(2,547)	(4,886)	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	4,106	3,140	2,164	3,340
Equity Interest to Artist / Third party	270,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	94,690	25,190	39,390	45,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(947)	(252)	(394)	(458)
Total Membership Contributions, net	93,753	24,948	39,006	45,342
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(230,367)	(25,518)	(26,710)	(36,545)
Distributions	(137,492)	(2,570)	(14,460)	(12,137)
Total Retained Earnings/(Accumulated Deficit)	(367,859)	(28,088)	(41,170)	(48,682)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	-	-
TOTAL CURRENT LIABILITIES	-	-	-	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,786	3,339	3,360	541
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	22,790	47,590	30,490	31,600
Membership Contributions, Manager	10	10	10	-
Less: Brokerage Fees	(228)	(476)	(305)	(316)
Total Membership Contributions, net	22,572	47,124	30,195	31,284
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(11,017)	(35,707)	(20,318)	269,197
Distributions	(14,341)	(14,756)	(13,237)	(301,022)
Total Retained Earnings/(Accumulated Deficit)	(25,358)	(50,463)	(33,555)	(31,825)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$-	$50
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	50	-	50

OTHER ASSETS
Art and Other Collectible Assets	-	130,228	-	180,003
TOTAL OTHER ASSETS	-	130,228	-	180,003

TOTAL ASSETS	$-	$130,278	$-	$180,053

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$4,587	$-	$5,109
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	4,587	-	5,109
TOTAL CURRENT LIABILITIES	-	4,587	-	5,109

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,042	-	3,079	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,690	136,790	19,490	211,290
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(147)	(1,368)	(195)	(2,113)
Total Membership Contributions, net	14,553	135,432	19,305	209,187
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(14,317)	(9,741)	(8,636)	(34,243)
Distributions	(3,278)	-	(13,748)	-
Total Retained Earnings/(Accumulated Deficit)	(17,595)	(9,741)	(22,384)	(34,243)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	125,691	-	174,944

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$130,278	$-	$180,053

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	3,615	2,463	1,045
TOTAL OTHER CURRENT LIABILITIES	-	3,615	2,463	1,045
TOTAL CURRENT LIABILITIES	-	3,615	2,463	1,045

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,531	2,825	2,997	3,004
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,790	18,390	13,090	64,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(148)	(184)	(131)	(650)
Total Membership Contributions, net	14,652	18,216	12,969	64,350
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(15,052)	10,378	7,116	3,101
Distributions	(2,131)	(35,034)	(25,545)	(71,500)
Total Retained Earnings/(Accumulated Deficit)	(17,183)	(24,656)	(18,429)	(68,399)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	(3,615)	(2,463)	(1,045)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$-	$-
Income Tax Payable	-	-	-	951
TOTAL OTHER CURRENT LIABILITIES	-	-	-	951
TOTAL CURRENT LIABILITIES	-	-	-	951

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	3,084	2,682	2,838	2,004
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	23,790	31,690	32,390	10,590
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(238)	(317)	(324)	(106)
Total Membership Contributions, net	23,562	31,383	32,076	10,494
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(17,816)	(25,791)	(22,764)	2,833
Distributions	(8,830)	(8,274)	(12,150)	(16,282)
Total Retained Earnings/(Accumulated Deficit)	(26,646)	(34,065)	(34,914)	(13,449)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	-	(951)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$50	$-
Receivable from Asset Sale	-	-	11,340	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	11,390	-

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	-
TOTAL OTHER ASSETS	-	-	-	-

TOTAL ASSETS	$-	$-	$11,390	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$-	$3,102	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	-	3,102	-
TOTAL CURRENT LIABILITIES	-	-	3,102	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,513	3,277	-	3,361
Equity Interest to Artist / Third party	-	15,000	-	-
Membership Contributions, net
Membership Contributions, Third party	18,890	59,990	57,890	12,490
Membership Contributions, Manager	10	10	10	1,010
Less: Brokerage Fees	(189)	(600)	(579)	(135)
Total Membership Contributions, net	18,711	59,400	57,321	13,365
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,927)	(63,652)	(49,033)	(5,642)
Distributions	(8,297)	(14,025)	-	(11,084)
Total Retained Earnings/(Accumulated Deficit)	(21,224)	(77,677)	(49,033)	(16,726)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	-	8,288	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$-	$11,390	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$50	$-
Receivable from Asset Sale	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	-	162,000	59,141	-
TOTAL OTHER ASSETS	-	162,000	59,141	-

TOTAL ASSETS	$-	$162,050	$59,191	$-

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$-	$3,648	$1,985	$-
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	-	3,648	1,985	-
TOTAL CURRENT LIABILITIES	-	3,648	1,985	-

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	2,734	-	-	48
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	16,490	213,689	78,760	-
Membership Contributions, Manager	10	23,111	14,940	-
Less: Brokerage Fees	(165)	(2,368)	(937)	-
Total Membership Contributions, net	16,335	234,432	92,763	-
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(12,271)	(76,030)	(35,557)	(48)
Distributions	(6,798)	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(19,069)	(76,030)	(35,557)	(48)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	-	158,402	57,206	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$-	$162,050	$59,191	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$50
Receivable from Asset Sale	29,160	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	29,210	-	-	50

OTHER ASSETS
Art and Other Collectible Assets	-	-	-	110,184
TOTAL OTHER ASSETS	-	-	-	110,184

TOTAL ASSETS	$29,210	$-	$-	$110,234

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$3,206	$-	$-	$3,513
Income Tax Payable	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	3,206	-	-	3,513
TOTAL CURRENT LIABILITIES	3,206	-	-	3,513

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	140	99	2,125	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	69,479	-	32,599	115,798
Membership Contributions, Manager	18,921	-	201	2
Less: Brokerage Fees	(884)	-	(328)	(1,158)
Total Membership Contributions, net	87,516	-	32,472	114,642
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(61,652)	(99)	(14,261)	(7,921)
Distributions	-	-	(20,336)	-
Total Retained Earnings/(Accumulated Deficit)	(61,652)	(99)	(34,597)	(7,921)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	26,004	-	-	106,721

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$29,210	$-	$-	$110,234

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 (AUDITED)

	Series Gallery Drop 123	Unallocated	Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$12,409
Receivable from Asset Sale	-	-	40,500
Prepayments to Manager	-	-	21,628
TOTAL CURRENT ASSETS	50	-	74,537

OTHER ASSETS
Art and Other Collectible Assets	44,518	-	3,102,457
TOTAL OTHER ASSETS	44,518	-	3,102,457

TOTAL ASSETS	$44,568	$-	$3,176,994

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Due to Manager	$3,210	$-	$143,748
Income Tax Payable	-	-	55,845
TOTAL OTHER CURRENT LIABILITIES	3,210	-	199,593
TOTAL CURRENT LIABILITIES	3,210	-	199,593

MEMBERS’ EQUITY/(DEFICIT)
Capital Contributions	-	31,028	341,060
Equity Interest to Artist / Third party	-	-	573,020
Membership Contributions, net
Membership Contributions, Third party	46,689	-	6,738,681
Membership Contributions, Manager	111	-	412,120
Less: Brokerage Fees	(468)	-	(66,035)
Total Membership Contributions, net	46,332	-	7,084,766
Retained Earnings/(Accumulated Deficit)			-
Retained Earnings/(Accumulated Deficit)	(4,974)	(31,028)	(1,358,017)
Distributions	-	-	(3,663,428)
Total Retained Earnings/(Accumulated Deficit)	(4,974)	(31,028)	(5,021,445)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	41,358	-	2,977,401

TOTAL LIABILITIES AND MEMBERS’ EQUITY/DEFICIT)	$44,568	$-	$3,176,994

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series #KW	Series Drop 003	Series Drop 005	Series Gallery Drop 011
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,257	$1,257
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	819	385	412	235
Total Operating Expenses	2,076	1,642	1,669	1,492
Loss from Operations	(2,076)	(1,642)	(1,669)	(1,492)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	-	-
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(18,000)	-	-
Total Other Income/(Expenses)	-	(18,000)	-	-

Income/(Loss) Before Income Taxes	(2,076)	(19,642)	(1,669)	(1,492)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,126)	$(19,692)	$(1,719)	$(1,542)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.21)	$(19.69)	$(1.38)	$(1.54)
Weighted Average Membership Interests	10,000	1,000	1,250	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 017	Series Gallery Drop 030
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,257	$1,257
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	553	401	307	237
Total Operating Expenses	1,810	1,658	1,564	1,494
Loss from Operations	(1,810)	(1,658)	(1,564)	(1,494)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	-	-
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,810)	(1,658)	(1,564)	(1,494)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,860)	$(1,708)	$(1,614)	$(1,544)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.93)	$(1.14)	$(1.61)	$(0.77)
Weighted Average Membership Interests	2,000	1,500	1,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 034	Series Gallery Drop 039	Series Gallery Drop 044
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,257	$1,257
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	291	1,302	342	1,942
Total Operating Expenses	1,548	2,559	1,599	3,199
Loss from Operations	(1,548)	(2,559)	(1,599)	(3,199)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	-	-
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,548)	(2,559)	(1,599)	(3,199)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,598)	$(2,609)	$(1,649)	$(3,249)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.80)	$(0.12)	$(0.24)	$(0.05)
Weighted Average Membership Interests	2,000	21,250	6,750	70,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 046	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 051
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,257	$1,257
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	307	316	757	250
Total Operating Expenses	1,564	1,573	2,014	1,507
Loss from Operations	(1,564)	(1,573)	(2,014)	(1,507)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	-	-
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(5,900)	(110,476)	(3,600)
Total Other Income/(Expenses)	-	(5,900)	(110,476)	(3,600)

Income/(Loss) Before Income Taxes	(1,564)	(7,473)	(112,490)	(5,107)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,614)	$(7,523)	$(112,540)	$(5,157)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.30)	$(1.30)	$(5.00)	$(1.66)
Weighted Average Membership Interests	5,300	5,800	22,500	3,100

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 066
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,199	$1,257
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	373	227	169	336
Total Operating Expenses	1,630	1,484	1,368	1,593
Loss from Operations	(1,630)	(1,484)	(1,368)	(1,593)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	(850)	-
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(1,800)	-	-
Total Other Income/(Expenses)	-	(1,800)	(850)	-

Income/(Loss) Before Income Taxes	(1,630)	(3,284)	(2,218)	(1,593)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,680)	$(3,334)	$(2,268)	$(1,643)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.22)	$(1.58)	$(0.67)	$(0.17)
Weighted Average Membership Interests	7,760	2,110	3,370	9,470

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 099	Series Gallery Drop 101	Series Gallery Drop 116
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,257	$1,257
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	384	527	662	753
Total Operating Expenses	1,641	1,784	1,919	2,010
Loss from Operations	(1,641)	(1,784)	(1,919)	(2,010)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	-	-
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,641)	(1,784)	(1,919)	(2,010)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,691)	$(1,834)	$(1,969)	$(2,060)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.16)	$(0.13)	$(0.09)	$(0.01)
Weighted Average Membership Interests	10,390	13,680	21,130	236,800

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 117	Series Gallery Drop 122	Series Gallery Drop 123	Total Consolidated
Operating Expenses
Organizational Costs	$1,257	$1,257	$1,257	$33,881
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	337	472	293	13,389
Total Operating Expenses	1,594	1,729	1,550	47,270
Loss from Operations	(1,594)	(1,729)	(1,550)	(47,270)

Other Income/(Expenses)
Gain/(Loss) on Sale of Asset	-	-	-	(850)
Gain/(Loss) on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	(31,337)	-	-	(171,113)
Total Other Income/(Expenses)	(31,337)	-	-	(171,963)

Income/(Loss) Before Income Taxes	(32,931)	(1,729)	(1,550)	(219,233)
Provision for Income Taxes	50	50	50	1,350
Net Income/(Loss)	$(32,981)	$(1,779)	$(1,600)	$(220,583)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.35)	$(0.02)	$(0.03)
Weighted Average Membership Interests	93,700	115,800	46,800

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	796	101	114	149
Total Operating Expenses	2,707	2,012	2,025	2,060
Loss from Operations	(2,707)	(2,012)	(2,025)	(2,060)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,707)	(2,012)	(2,025)	(2,060)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,757)	$(2,062)	$(2,075)	$(2,110)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.28)	$(2.06)	$(2.08)	$(2.11)
Weighted Average Membership Interests	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	302	117	1,039	80
Total Operating Expenses	2,213	2,028	2,950	1,991
Loss from Operations	(2,213)	(2,028)	(2,950)	(1,991)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,213)	(2,028)	(2,950)	(1,991)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,263)	$(2,078)	$(3,000)	$(2,041)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.81)	$(2.08)	$(0.92)	$(2.04)
Weighted Average Membership Interests	1,250	1,000	3,250	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	77	469	282	101
Total Operating Expenses	1,988	2,380	2,193	2,012
Loss from Operations	(1,988)	(2,380)	(2,193)	(2,012)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,988)	(2,380)	(2,193)	(2,012)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,038)	$(2,430)	$(2,243)	$(2,062)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.04)	$(1.22)	$(1.50)	$(2.06)
Weighted Average Membership Interests	1,000	2,000	1,500	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	83	65	166	39
Total Operating Expenses	1,994	1,976	2,077	1,950
Loss from Operations	(1,994)	(1,976)	(2,077)	(1,950)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,994)	(1,976)	(2,077)	(1,950)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,044)	$(2,026)	$(2,127)	$(2,000)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.04)	$(2.03)	$(2.13)	$(4.17)
Weighted Average Membership Interests	1,000	1,000	1,000	480

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
Operating Expense
Organizational Costs	$1,911	$-	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	63	-	89	100
Total Operating Expenses	1,974	-	2,000	2,011
Loss from Operations	(1,974)	-	(2,000)	(2,011)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,974)	-	(2,000)	(2,011)
Provision for Income Taxes	50	-	50	50
Net Income/(Loss)	$(2,024)	$-	$(2,050)	$(2,061)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.70)	$-	$(1.86)	$(2.06)
Weighted Average Membership Interests	750	1,820	1,100	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
Operating Expense
Organizational Costs	$1,911	$1,911	$-	$1,623
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	50	77	-	212
Total Operating Expenses	1,961	1,988	-	1,835
Loss from Operations	(1,961)	(1,988)	-	(1,835)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	105,000
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	105,000

Income/(Loss) Before Income Taxes	(1,961)	(1,988)	-	103,165
Provision for Income Taxes	50	50	-	50
Net Income/(Loss)	$(2,011)	$(2,038)	$-	$103,115

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.01)	$(2.04)	$-	$51.56
Weighted Average Membership Interests	1,000	1,000	1,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
Operating Expense
Organizational Costs	$-	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	-	62	179	80
Total Operating Expenses	-	1,973	2,090	1,991
Loss from Operations	-	(1,973)	(2,090)	(1,991)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	-	(1,973)	(2,090)	(1,991)
Provision for Income Taxes	-	50	50	50
Net Income/(Loss)	$-	$(2,023)	$(2,140)	$(2,041)

Basic and Diluted Earnings/(Loss) per Membership Interest	$-	$(1.01)	$(0.43)	$(1.02)
Weighted Average Membership Interests	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	147	16	72	1,357
Total Operating Expenses	2,058	1,927	1,983	3,268
Loss from Operations	(2,058)	(1,927)	(1,983)	(3,268)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,058)	(1,927)	(1,983)	(3,268)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,108)	$(1,977)	$(2,033)	$(3,318)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.05)	$(0.40)	$(0.85)	$(0.16)
Weighted Average Membership Interests	2,000	5,000	2,400	21,250

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	244	161	83	243
Total Operating Expenses	2,155	2,072	1,994	2,154
Loss from Operations	(2,155)	(2,072)	(1,994)	(2,154)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,155)	(2,072)	(1,994)	(2,154)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,205)	$(2,122)	$(2,044)	$(2,204)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.59)	$(0.42)	$(0.77)	$(0.30)
Weighted Average Membership Interests	3,750	5,100	2,650	7,350

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	209	111	17	67
Total Operating Expenses	2,120	2,022	1,928	1,978
Loss from Operations	(2,120)	(2,022)	(1,928)	(1,978)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,120)	(2,022)	(1,928)	(1,978)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,170)	$(2,072)	$(1,978)	$(2,028)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.32)	$(0.58)	$(0.36)	$(0.97)
Weighted Average Membership Interests	6,750	3,550	5,500	2,100

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
Operating Expense
Organizational Costs	$1,911	$1,911	$-	$1,811
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	211	2,178	-	169
Total Operating Expenses	2,122	4,089	-	1,980
Loss from Operations	(2,122)	(4,089)	-	(1,980)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	(6,700)	-	-	-
Total Other Income/(Expenses)	(6,700)	-	-	-

Income/(Loss) Before Income Taxes	(8,822)	(4,089)	-	(1,980)
Provision for Income Taxes	50	50	-	50
Net Income/(Loss)	$(8,872)	$(4,139)	$-	$(2,030)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.32)	$(0.06)	$-	$(0.38)
Weighted Average Membership Interests	6,700	70,000	23,000	5,300

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	96	188	719	84
Total Operating Expenses	1,932	2,024	2,555	1,920
Loss from Operations	(1,932)	(2,024)	(2,555)	(1,920)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,932)	(2,024)	(2,555)	(1,920)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,982)	$(2,074)	$(2,605)	$(1,970)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.66)	$(0.36)	$(0.12)	$(0.67)
Weighted Average Membership Interests	3,000	5,800	22,500	2,950

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	97	30	261	60
Total Operating Expenses	1,933	1,866	2,097	1,896
Loss from Operations	(1,933)	(1,866)	(2,097)	(1,896)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,933)	(1,866)	(2,097)	(1,896)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,983)	$(1,916)	$(2,147)	$(1,946)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.64)	$(1.92)	$(0.27)	$(1.02)
Weighted Average Membership Interests	3,100	1,000	7,950	1,900

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	151	67	57	71
Total Operating Expenses	1,987	1,903	1,893	1,907
Loss from Operations	(1,987)	(1,903)	(1,893)	(1,907)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	(4,800)
Total Other Income/(Expenses)	-	-	-	(4,800)

Income/(Loss) Before Income Taxes	(1,987)	(1,903)	(1,893)	(6,707)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,037)	$(1,953)	$(1,943)	$(6,757)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.43)	$(0.92)	$(1.08)	$(3.02)
Weighted Average Membership Interests	4,750	2,120	1,800	2,240

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
Operating Expense
Organizational Costs	$1,836	$1,548	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	247	108	74	52
Total Operating Expenses	2,083	1,656	1,910	1,888
Loss from Operations	(2,083)	(1,656)	(1,910)	(1,888)

Other Income/(Expenses)
Gain on Sale of Asset	-	91,415	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	91,415	-	-

Income/(Loss) Before Income Taxes	(2,083)	89,759	(1,910)	(1,888)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,133)	$89,709	$(1,960)	$(1,938)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.27)	$17.56	$(0.85)	$(1.20)
Weighted Average Membership Interests	7,760	5,110	2,310	1,620

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	67	107	67	302
Total Operating Expenses	1,903	1,943	1,903	2,138
Loss from Operations	(1,903)	(1,943)	(1,903)	(2,138)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,903)	(1,943)	(1,903)	(2,138)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,953)	$(1,993)	$(1,953)	$(2,188)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.91)	$(0.59)	$(0.75)	$(0.23)
Weighted Average Membership Interests	2,152	3,370	2,612	9,660

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
Operating Expense
Organizational Costs	$1,835	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	201	80	118	105
Total Operating Expenses	2,036	1,916	1,954	1,941
Loss from Operations	(2,036)	(1,916)	(1,954)	(1,941)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(1,800)	(3,800)	-
Total Other Income/(Expenses)	-	(1,800)	(3,800)	-

Income/(Loss) Before Income Taxes	(2,036)	(3,716)	(5,754)	(1,941)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,086)	$(3,766)	$(5,804)	$(1,991)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.33)	$(1.49)	$(1.57)	$(0.61)
Weighted Average Membership Interests	6,320	2,530	3,700	3,280

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
Operating Expense
Organizational Costs	$1,836	$1,836	$1,835	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	251	938	148	70
Total Operating Expenses	2,087	2,774	1,983	1,906
Loss from Operations	(2,087)	(2,774)	(1,983)	(1,906)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,087)	(2,774)	(1,983)	(1,906)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,137)	$(2,824)	$(2,033)	$(1,956)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.21)	$(0.08)	$(0.44)	$(0.89)
Weighted Average Membership Interests	10,390	35,000	4,660	2,200

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
Operating Expense
Organizational Costs	$1,356	$1,836	$1,836	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	185	185	124	70
Total Operating Expenses	1,541	2,021	1,960	1,905
Loss from Operations	(1,541)	(2,021)	(1,960)	(1,905)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,541)	(2,021)	(1,960)	(1,905)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,591)	$(2,071)	$(2,010)	$(1,955)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.27)	$(0.36)	$(0.52)	$(0.89)
Weighted Average Membership Interests	5,830	5,830	3,880	2,200

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
Operating Expense
Organizational Costs	$1,836	$1,836	$1,218	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	67	50	89	151
Total Operating Expenses	1,903	1,886	1,307	1,986
Loss from Operations	(1,903)	(1,886)	(1,307)	(1,986)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	24,859	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	24,859	-

Income/(Loss) Before Income Taxes	(1,903)	(1,886)	23,552	(1,986)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,953)	$(1,936)	$23,502	$(2,036)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.92)	$(1.23)	$2.79	$(0.43)
Weighted Average Membership Interests	2,120	1,580	8,420	4,740

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
Operating Expense
Organizational Costs	$1,835	$1,835	$1,355	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	299	80	86	146
Total Operating Expenses	2,134	1,915	1,441	1,981
Loss from Operations	(2,134)	(1,915)	(1,441)	(1,981)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(19,100)	-	(13,400)
Total Other Income/(Expenses)	-	(19,100)	-	(13,400)

Income/(Loss) Before Income Taxes	(2,134)	(21,015)	(1,441)	(15,381)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,184)	$(21,065)	$(1,491)	$(15,431)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.06)	$(8.36)	$(0.38)	$(3.37)
Weighted Average Membership Interests	36,470	2,520	3,940	4,580
See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
Operating Expense
Organizational Costs	$1,835	$1,836	$1,835	$-
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	72	151	97	-
Total Operating Expenses	1,907	1,987	1,932	-
Loss from Operations	(1,907)	(1,987)	(1,932)	-

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	(8,600)	-
Total Other Income/(Expenses)	-	-	(8,600)	-

Income/(Loss) Before Income Taxes	(1,907)	(1,987)	(10,532)	-
Provision for Income Taxes	50	50	50	-
Net Income/(Loss)	$(1,957)	$(2,037)	$(10,582)	$-

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.86)	$(0.43)	$(3.47)	$-
Weighted Average Membership Interests	2,280	4,760	3,050	3,160

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
Operating Expense
Organizational Costs	$1,835	$1,836	$1,835	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	47	436	62	461
Total Operating Expenses	1,882	2,272	1,897	2,296
Loss from Operations	(1,882)	(2,272)	(1,897)	(2,296)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	(5,800)	-
Total Other Income/(Expenses)	-	-	(5,800)	-

Income/(Loss) Before Income Taxes	(1,882)	(2,272)	(7,697)	(2,296)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,932)	$(2,322)	$(7,747)	$(2,346)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.31)	$(0.17)	$(3.97)	$(0.11)
Weighted Average Membership Interests	1,470	13,680	1,950	21,130

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
Operating Expense
Organizational Costs	$1,835	$2,285	$1,835	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	47	33	42	143
Total Operating Expenses	1,882	2,318	1,877	1,978
Loss from Operations	(1,882)	(2,318)	(1,877)	(1,978)

Other Income/(Expenses)
Gain on Sale of Asset	-	17,469	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	(8,000)
Total Other Income/(Expenses)	-	17,469	-	(8,000)

Income/(Loss) Before Income Taxes	(1,882)	15,151	(1,877)	(9,978)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,932)	$15,101	$(1,927)	$(10,028)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.31)	$8.21	$(1.47)	$(1.54)
Weighted Average Membership Interests	1,480	1,840	1,310	6,500

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
Operating Expense
Organizational Costs	$1,835	$1,835	$1,835	$1,508
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	76	101	70	18
Total Operating Expenses	1,911	1,936	1,905	1,526
Loss from Operations	(1,911)	(1,936)	(1,905)	(1,526)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	6,136
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	(8,500)	-
Total Other Income/(Expenses)	-	-	(8,500)	6,136

Income/(Loss) Before Income Taxes	(1,911)	(1,936)	(10,405)	4,610
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,961)	$(1,986)	$(10,455)	$4,560

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.82)	$(0.63)	$(3.23)	$4.30
Weighted Average Membership Interests	2,380	3,170	3,240	1,060

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	63	251	194	45
Total Operating Expenses	1,899	2,087	2,030	1,881
Loss from Operations	(1,899)	(2,087)	(2,030)	(1,881)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,899)	(2,087)	(2,030)	(1,881)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,949)	$(2,137)	$(2,080)	$(1,931)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.03)	$(0.28)	$(0.36)	$(1.43)
Weighted Average Membership Interests	1,890	7,500	5,790	1,350

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
Operating Expense
Organizational Costs	$1,836	$1,837	$497	$-
Sourcing Fees	-	8,464	3,514	-
Transportation, Storage and Insurance	55	754	298	47
Total Operating Expenses	1,891	11,055	4,309	47
Loss from Operations	(1,891)	(11,055)	(4,309)	(47)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	9,400
(Loss) on Impairment	(6,100)	-	(11,800)	-
Total Other Income/(Expenses)	(6,100)	-	(11,800)	9,400

Income/(Loss) Before Income Taxes	(7,991)	(11,055)	(16,109)	9,353
Provision for Income Taxes	50	-	50	-
Net Income/(Loss)	$(8,041)	$(11,055)	$(16,159)	$9,353

Basic and Diluted Earnings/(Loss) per Membership Interest	$(4.87)	$(0.05)	$(0.17)	$-
Weighted Average Membership Interests	1,650	236,800	93,700	-

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
Operating Expense
Organizational Costs	$1,837	$-	$1,837	$1,837
Sourcing Fees	3,416	-	1,054	4,127
Transportation, Storage and Insurance	281	44	289	600
Total Operating Expenses	5,534	44	3,180	6,564
Loss from Operations	(5,534)	(44)	(3,180)	(6,564)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(5,534)	(44)	(3,180)	(6,564)
Provision for Income Taxes	50	25	50	50
Net Income/(Loss)	$(5,584)	$(69)	$(3,230)	$(6,614)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.06)	$-	$(0.10)	$(0.06)
Weighted Average Membership Interests	88,400	-	32,800	115,800

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 123		Unallocated	Total Consolidated
Operating Expense
Organizational Costs	$1,837		$-	$194,130
Sourcing Fees	1,714		-	22,289
Transportation, Storage and Insurance	223		-	21,525
Total Operating Expenses	3,774		-	237,944
Loss from Operations	(3,774)		-	(237,944)

Other Income/(Expenses)
Gain on Sale of Asset	-		-	244,879
Gain on Cancellation of Promissory Note				9,400
(Loss) on Impairment	-		-	(98,400)
Total Other Income/(Expenses)	-		-	155,879

Income/(Loss) Before Income Taxes	(3,774)		-	(82,065)
Provision for Income Taxes	50		-	5,275
Net Income/(Loss)	$(3,824)		$-	$(87,340)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.08)	$	N/A	N/A
Weighted Average Membership Interests	46,800		N/A	N/A

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
Balance, January 1, 2022	$234,897	$28,542	$31,789	$42,710
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,757)	(2,062)	(2,075)	(2,110)
Balance, June 30, 2022	$232,140	$26,480	$29,714	$40,600

Balance, January 1, 2023	$230,531	$-	$28,587	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	(2,126)	-	(19,692)	-
Balance, June 30, 2023	$228,405	$-	$8,895	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
Balance, January 1, 2022	$87,590	$33,533	$307,443	$21,843
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,263)	(2,078)	(3,000)	(2,041)
Balance, June 30, 2022	$85,327	$31,455	$304,443	$19,802

Balance, January 1, 2023	$74,318	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	(1,719)	-	-	-
Balance, June 30, 2023	$72,599	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
Balance, January 1, 2022	$20,939	$139,119	$82,438	$27,923
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,038)	(2,430)	(2,243)	(2,062)
Balance, June 30, 2022	$18,901	$136,689	$80,195	$25,861

Balance, January 1, 2023	$17,800	$135,311	$78,949	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	(1,542)	(1,860)	(1,708)	-
Balance, June 30, 2023	$16,258	$133,451	$77,241	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
Balance, January 1, 2022	$22,618	$17,619	$47,401	$9,626
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,044)	(2,026)	(2,127)	(2,000)
Balance, June 30, 2022	$20,574	$15,593	$45,274	$7,626

Balance, January 1, 2023	$-	$-	$44,111	$(2,974)
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	2,974
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(1,614)	-
Balance, June 30, 2023	$-	$-	$42,497	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
Balance, January 1, 2022	$16,793	$6	$24,545	$28,583
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	(6)	(1)	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,024)	-	(2,050)	(2,061)
Balance, June 30, 2022	$14,769	$-	$22,494	$26,522

Balance, January 1, 2023	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 026	Series Gallery Drop 028
Balance, January 1, 2022	$13,027	$20,995	$92,807	$16,508
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	4,078	-
Distribution	-	-	(200,000)	-
Net Income / (Loss)	(2,011)	(2,038)	103,115	(2,023)
Balance, June 30, 2022	$11,016	$18,957	$-	$14,485

Balance, January 1, 2023	$(2,933)	$(981)	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	2,933	981	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 029	Series Gallery Drop 030	Series Gallery Drop 031	Series Gallery Drop 032
Balance, January 1, 2022	$51,219	$22,001	$42,209	$2,897
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,140)	(2,041)	(2,108)	(1,977)
Balance, June 30, 2022	$49,079	$19,960	$40,101	$920

Balance, January 1, 2023	$-	$18,646	$38,952	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	(1,544)	(1,598)	-
Balance, June 30, 2023	$-	$17,102	$37,354	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 033	Series Gallery Drop 034	Series Gallery Drop 035	Series Gallery Drop 036
Balance, January 1, 2022	$19,906	$411,808	$40,231	$46,104
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,033)	(3,318)	(2,205)	(2,122)
Balance, June 30, 2022	$17,873	$408,490	$38,026	$43,982

Balance, January 1, 2023	$-	$406,460	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	(2,609)	-	-
Balance, June 30, 2023	$-	$403,851	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 037	Series Gallery Drop 038	Series Gallery Drop 039	Series Gallery Drop 040
Balance, January 1, 2022	$22,798	$69,843	$60,068	$31,560
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,044)	(2,204)	(2,170)	(2,072)
Balance, June 30, 2022	$20,754	$67,639	$57,898	$29,488

Balance, January 1, 2023	$-	$-	$56,704	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(1,649)	-
Balance, June 30, 2023	$-	$-	$55,055	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 041	Series Gallery Drop 042	Series Gallery Drop 043	Series Gallery Drop 044
Balance, January 1, 2022	$3,123	$18,019	$38,362	$675,817
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,978)	(2,028)	(8,872)	(4,139)
Balance, June 30, 2022	$1,145	$15,991	$29,490	$671,678

Balance, January 1, 2023	$-	$-	$-	$671,678
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	(3,249)
Balance, June 30, 2023	$-	$-	$-	$668,429

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 045	Series Gallery Drop 046	Series Gallery Drop 047	Series Gallery Drop 048
Balance, January 1, 2022	$685,050	$49,664	$28,165	$55,715
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	(685,050)	-	-	-
Net Income / (Loss)	-	(2,030)	(1,982)	(2,074)
Balance, June 30, 2022	$-	$47,634	$26,183	$53,641

Balance, January 1, 2023	$-	$40,013	$(10,158)	$30,312
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	(1,614)	-	(7,523)
Balance, June 30, 2023	$-	$38,399	$(10,158)	$22,789

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 049	Series Gallery Drop 050	Series Gallery Drop 051	Series Gallery Drop 052
Balance, January 1, 2022	$212,609	$26,528	$28,051	$7,515
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,605)	(1,970)	(1,983)	(1,916)
Balance, June 30, 2022	$210,004	$24,558	$26,068	$5,599

Balance, January 1, 2023	$208,448	$-	$22,252	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	(112,540)	-	(5,157)	-
Balance, June 30, 2023	$95,908	$-	$17,095	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 053	Series Gallery Drop 054	Series Gallery Drop 055	Series Gallery Drop 056
Balance, January 1, 2022	$40,778	$17,074	$44,022	$19,141
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,147)	(1,946)	(2,037)	(1,953)
Balance, June 30, 2022	$38,631	$15,128	$41,985	$17,188

Balance, January 1, 2023	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 057	Series Gallery Drop 058	Series Gallery Drop 059	Series Gallery Drop 060
Balance, January 1, 2022	$7,757	$15,846	$72,661	$47,406
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	2,935
Distribution	-	-	-	(140,050)
Net Income / (Loss)	(1,943)	(6,757)	(2,133)	89,709
Balance, June 30, 2022	$5,814	$9,089	$70,528	$-

Balance, January 1, 2023	$-	$-	$69,307	$(22,526)
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	22,526
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(1,680)	-
Balance, June 30, 2023	$-	$-	$67,627	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 061	Series Gallery Drop 062	Series Gallery Drop 063	Series Gallery Drop 064
Balance, January 1, 2022	$21,023	$14,464	$19,042	$30,984
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,960)	(1,938)	(1,953)	(1,993)
Balance, June 30, 2022	$19,063	$12,526	$17,089	$28,991

Balance, January 1, 2023	$-	$(766)	$15,996	$15,913
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	766	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(3,334)	(2,268)
Balance, June 30, 2023	$-	$-	$12,662	$13,645

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 065	Series Gallery Drop 066	Series Gallery Drop 067	Series Gallery Drop 068
Balance, January 1, 2022	$24,141	$58,707	$58,852	$23,023
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,953)	(2,188)	(2,086)	(3,766)
Balance, June 30, 2022	$22,188	$56,519	$56,766	$19,257

Balance, January 1, 2023	$-	$55,330	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	(1,643)	-	-
Balance, June 30, 2023	$-	$53,687	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 069	Series Gallery Drop 070	Series Gallery Drop 071	Series Gallery Drop 072
Balance, January 1, 2022	$30,499	$27,829	$98,819	$255,148
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(5,804)	(1,991)	(2,137)	(2,824)
Balance, June 30, 2022	$24,695	$25,838	$96,682	$252,324

Balance, January 1, 2023	$-	$-	$73,266	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(1,691)	-
Balance, June 30, 2023	$-	$-	$71,575	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 073	Series Gallery Drop 074	Series Gallery Drop 075	Series Gallery Drop 076
Balance, January 1, 2022	$26,947	$14,189	$54,975	$8,262
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,033)	(1,956)	(1,591)	(2,071)
Balance, June 30, 2022	$24,914	$12,233	$53,384	$6,191

Balance, January 1, 2023	$-	$-	$1,748	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	2,391	-
Distributions	-	-	(4,139)	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 077	Series Gallery Drop 078	Series Gallery Drop 079	Series Gallery Drop 080
Balance, January 1, 2022	$18,201	$19,989	$19,179	$14,105
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,010)	(1,955)	(1,953)	(1,936)
Balance, June 30, 2022	$16,191	$18,034	$17,226	$12,169

Balance, January 1, 2023	$-	$-	$-	$(2,547)
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	2,547
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 082	Series Gallery Drop 083	Series Gallery Drop 086	Series Gallery Drop 089
Balance, January 1, 2022	$78,796	$22,662	$341,087	$23,007
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	2,702	-	-	-
Distribution	(105,000)	-	-	-
Net Income / (Loss)	23,502	(2,036)	(2,184)	(21,065)
Balance, June 30, 2022	$-	$20,626	$338,903	$1,942

Balance, January 1, 2023	$(4,886)	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	4,886	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 091	Series Gallery Drop 093	Series Gallery Drop 094	Series Gallery Drop 095
Balance, January 1, 2022	$17,685	$42,480	$21,178	$33,701
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,491)	(15,431)	(1,957)	(2,037)
Balance, June 30, 2022	$16,194	$27,049	$19,221	$31,664

Balance, January 1, 2023	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 096	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100
Balance, January 1, 2022	$20,060	$13,152	$129,368	$16,651
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(10,582)	(1,932)	(2,322)	(7,747)
Balance, June 30, 2022	$9,478	$11,220	$127,046	$8,904

Balance, January 1, 2023	$-	$-	$125,691	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(1,834)	-
Balance, June 30, 2023	$-	$-	$123,857	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 101	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104
Balance, January 1, 2022	$178,763	$8,545	$17,108	$11,687
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	2,841	-
Distribution	-	-	(35,050)	-
Net Income / (Loss)	(2,346)	(1,932)	15,101	(1,927)
Balance, June 30, 2022	$176,417	$6,613	$-	$9,760

Balance, January 1, 2023	$174,944	$-	$(3,615)	$(2,463)
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	3,615	2,463
Distributions	-	-	-	-
Net Income/(Loss)	(1,969)	-	-	-
Balance, June 30, 2023	$172,975	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 105	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109
Balance, January 1, 2022	$42,316	$21,755	$29,625	$30,263
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(10,028)	(1,961)	(1,986)	(10,455)
Balance, June 30, 2022	$32,288	$19,794	$27,639	$19,808

Balance, January 1, 2023	$(1,045)	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	1,045	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 110	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113
Balance, January 1, 2022	$9,718	$17,637	$71,270	$54,439
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	2,006	-	-	-
Distribution	(16,284)	-	-	-
Net Income / (Loss)	4,560	(1,949)	(2,137)	(2,080)
Balance, June 30, 2022	$-	$15,688	$69,133	$52,359

Balance, January 1, 2023	$(951)	$-	$-	$8,288
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	951	-	-	3,060
Distributions	-	-	-	(11,348)
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 114	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117
Balance, January 1, 2022	$12,470	$15,349	$395	$(16,351)
Membership Contribution	-	-	236,800	93,700
Less Brokerage Fees	-	-	(2,368)	(937)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	(395)	(149)
Distribution	-	-	-	-
Net Income / (Loss)	(1,931)	(8,041)	(11,055)	(16,159)
Balance, June 30, 2022	$10,539	$7,308	$223,377	$60,104

Balance, January 1, 2023	$-	$-	$158,402	$57,206
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Income/(Loss)	-	-	(2,060)	(32,981)
Balance, June 30, 2023	$-	$-	$156,342	$24,225

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 118	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121
Balance, January 1, 2022	$(9,352)	$140	$99	$52
Membership Contribution	-	88,400	-	32,800
Less Brokerage Fees	-	(884)	-	(328)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	(1)	(140)	(30)	(52)
Distribution	-	-	-	-
Net Income / (Loss)	9,353	(5,584)	(69)	(3,230)
Balance, June 30, 2022	$-	$81,932	$-	$29,242

Balance, January 1, 2023	$-	$26,004	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	3,168	-	-
Distributions	-	(29,172)	-	-
Net Income/(Loss)	-	-	-	-
Balance, June 30, 2023	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Series Gallery Drop 122	Series Gallery Drop 123	Unallocated	Total Consolidated
Balance, January 1, 2022	$115,984	$74	$(23,747)	$6,469,685
Membership Contribution	-	46,800	-	498,500
Less Brokerage Fees	(1,158)	(468)	-	(6,143)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	(184)	(74)	23,747	37,277
Distribution	-	-	-	(1,181,434)
Net Income / (Loss)	(6,614)	(3,824)	-	(87,340)
Balance, June 30, 2022	$108,028	$42,508	$-	$5,730,545

Balance, January 1, 2023	$106,721	$41,358	$-	$2,977,401
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Capital Contributions	-	-	-	54,306
Distributions	-	-	-	(44,659)
Net Income/(Loss)	(1,779)	(1,600)	-	(220,583)
Balance, June 30, 2023	$104,942	$39,758	$-	$2,766,465

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series #KW	Series Drop 003	Series Drop 005	Series Gallery Drop 011
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,126)	$(19,692)	$(1,719)	$(1,542)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	-	-	-	-
Loss on Impairment	-	18,000	-	-
Total Adjustments	-	18,000	-	-
Net Cash Flows From Operating Activities:	(2,126)	(1,692)	(1,719)	(1,542)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	2,126	1,692	1,719	1,542
Capital Contributions	-	-	-	-
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	2,126	1,692	1,719	1,542

Cash at Beginning of Period	125	61	445	97
Net Increase/(Decrease) In Cash	-	-	-	-
Cash at End of Period	$125	$61	$445	$97

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 017	Series Gallery Drop 018
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,860)	$(1,708)	$(1,614)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	-	-	-	(2,974)
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	(2,974)
Net Cash Flows From Operating Activities:	(1,860)	(1,708)	(1,614)	(2,974)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	1,860	1,708	1,614	-
Capital Contributions	-	-	-	2,974
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	1,860	1,708	1,614	2,974

Cash at Beginning of Period	2,494	388	259	-
Net Increase/(Decrease) In Cash	-	-	-	-
Cash at End of Period	$2,494	$388	$259	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 030	Series Gallery Drop 031
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$(1,544)	$(1,598)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	(2,933)	(981)	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	(2,933)	(981)	-	-
Net Cash Flows From Operating Activities:	(2,933)	(981)	(1,544)	(1,598)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	-	-	1,544	1,598
Capital Contributions	2,933	981	-	-
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	2,933	981	1,544	1,598

Cash at Beginning of Period	-	-	169	294
Net Increase/(Decrease) In Cash	-	-	-	-
Cash at End of Period	$-	$-	$169	$294

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 034	Series Gallery Drop 039	Series Gallery Drop 044	Series Gallery Drop 046
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,609)	$(1,649)	$(3,249)	$(1,614)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	3,249	-
Increase/(Decrease) in Income Tax Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	3,249	-
Net Cash Flows From Operating Activities:	(2,609)	(1,649)	-	(1,614)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	2,609	1,649	-	1,614
Capital Contributions	-	-	-	-
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	2,609	1,649	-	1,614

Cash at Beginning of Period	2,940	62	50	50
Net Increase/(Decrease) In Cash	-	-	-	-
Cash at End of Period	$2,940	$62	$50	$50

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 051	Series Gallery Drop 059
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(7,523)	$(112,540)	$(5,157)	$(1,680)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	-	-	-	-
Loss on Impairment	5,900	110,476	3,600	-
Total Adjustments	5,900	110,476	3,600	-
Net Cash Flows From Operating Activities:	(1,623)	(2,064)	(1,557)	(1,680)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	1,623	2,064	1,557	1,680
Capital Contributions	-	-	-	-
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	1,623	2,064	1,557	1,680

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	-	-	-	-
Cash at End of Period	$50	$50	$50	$50

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 060	Series Gallery Drop 062	Series Gallery Drop 063	Series Gallery Drop 064
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$(3,334)	$(2,268)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	850
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	(22,526)	(766)	-	-
Loss on Impairment	-	-	1,800	-
Total Adjustments	(22,526)	(766)	1,800	850
Net Cash Flows From Operating Activities:	(22,526)	(766)	(1,534)	(1,418)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	19,250
Net Cash Flows From Investing Activities	-	-	-	19,250

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	-	-	1,534	1,418
Capital Contributions	22,526	766	-	-
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	22,526	766	1,534	1,418

Cash at Beginning of Period	-	-	50	50
Net Increase/(Decrease) In Cash	-	-	-	19,250
Cash at End of Period	$-	$-	$50	$19,300

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 066	Series Gallery Drop 071	Series Gallery Drop 075	Series Gallery Drop 080
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,643)	$(1,691)	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	-	-	-	(2,547)
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	(2,547)
Net Cash Flows From Operating Activities:	(1,643)	(1,691)	-	(2,547)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	1,643	1,691	(2,427)	-
Capital Contributions	-	-	2,391	2,547
Membership Contributions, net	-	-	-	-
Distributions	-	-	(4,139)	-
Net Cash Flows From Financing Activities	1,643	1,691	(4,175)	2,547

Cash at Beginning of Period	50	50	4,175	-
Net Increase/(Decrease) In Cash	-	-	(4,175)	-
Cash at End of Period	$50	$50	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 082	Series Gallery Drop 099	Series Gallery Drop 101	Series Gallery Drop 103
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(1,834)	$(1,969)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	(4,886)	-	-	(3,615)
Loss on Impairment	-	-	-	-
Total Adjustments	(4,886)	-	-	(3,615)
Net Cash Flows From Operating Activities:	(4,886)	(1,834)	(1,969)	(3,615)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	-	1,834	1,969	-
Capital Contributions	4,886	-	-	3,615
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	4,886	1,834	1,969	3,615

Cash at Beginning of Period	-	50	50	-
Net Increase/(Decrease) In Cash	-	-	-	-
Cash at End of Period	$-	$50	$50	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 104	Series Gallery Drop 105	Series Gallery Drop 110	Series Gallery Drop 113
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	(2,463)	(1,045)	(951)	-
Loss on Impairment	-	-	-	-
Total Adjustments	(2,463)	(1,045)	(951)	-
Net Cash Flows From Operating Activities:	(2,463)	(1,045)	(951)	-

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	11,340
Net Cash Flows From Investing Activities	-	-	-	11,340

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	-	-	-	(3,102)
Capital Contributions	2,463	1,045	951	3,060
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	(11,348)
Net Cash Flows From Financing Activities	2,463	1,045	951	(11,390)

Cash at Beginning of Period	-	-	-	50
Net Increase/(Decrease) In Cash	-	-	-	(50)
Cash at End of Period	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 119	Series Gallery Drop 122
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,060)	$(32,981)	$-	$(1,779)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	-	-	-
(Gain)/Loss on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Increase/(Decrease) in Income Tax Payable	-	-	-	-
Loss on Impairment	-	31,337	-	-
Total Adjustments	-	31,337	-	-
Net Cash Flows From Operating Activities:	(2,060)	(1,644)	-	(1,779)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	29,160	-
Net Cash Flows From Investing Activities	-	-	29,160	-

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	2,060	1,644	(3,206)	1,779
Capital Contributions	-	-	3,168	-
Membership Contributions, net	-	-	-	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	2,060	1,644	(38)	1,779

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	-	-	(50)	-
Cash at End of Period	$50	$50	$-	$50

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	Series Gallery Drop 123	Total Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,600)	$(220,583)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
(Gain)/Loss on Sale of Asset	-	850
(Gain)/Loss on Cancellation of Note Payable	-	-
Prepayments to Manager	-	3,249
Increase/(Decrease) in Income Tax Payable	-	(45,687)
Loss on Impairment	-	171,113
Total Adjustments	-	129,525
Net Cash Flows From Operating Activities:	(1,600)	(91,058)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	59,750
Net Cash Flows From Investing Activities	-	59,750

Cash Flows From Financing Activities:
Net Proceeds From/(Repayments to) Manager	1,600	36,636
Capital Contributions	-	54,306
Membership Contributions, net	-	-
Distributions	-	(15,487)
Net Cash Flows From Financing Activities	1,600	75,455

Cash at Beginning of Period	50	12,409
Net Increase/(Decrease) In Cash	-	44,147
Cash at End of Period	$50	$56,556

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,757)	$(2,062)	$(2,075)	$(2,110)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,757)	(2,062)	(2,075)	(2,110)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,757	2,062	2,075	2,110
Capital Contributions	-	-	-	-
Membership Contributions	234,897	28,542	31,789	42,710
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	237,654	30,604	33,864	44,820

Cash at Beginning of Period	125	774	61	710
Net Increase/(Decrease) In Cash	234,897	28,542	31,789	42,710
Cash at End of Period	$235,022	$29,316	$31,850	$43,420

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,263)	$(2,078)	$(3,000)	$(2,041)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,263)	(2,078)	(3,000)	(2,041)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,263	2,078	3,000	2,041
Capital Contributions	-	-	-	-
Membership Contributions	87,590	33,533	307,443	21,843
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	89,853	35,611	310,443	23,884

Cash at Beginning of Period	445	818	2,587	11
Net Increase/(Decrease) In Cash	87,590	33,533	307,443	21,843
Cash at End of Period	$88,035	$34,351	$310,030	$21,854

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,038)	$(2,430)	$(2,243)	$(2,062)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,038)	(2,430)	(2,243)	(2,062)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,038	2,429	2,243	2,062
Capital Contributions	-	-	-	-
Membership Contributions	20,939	139,119	82,438	27,923
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	22,977	141,548	84,681	29,985

Cash at Beginning of Period	97	2,494	388	154
Net Increase/(Decrease) In Cash	20,939	139,118	82,438	27,923
Cash at End of Period	$21,036	$141,612	$82,826	$28,077

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,044)	$(2,026)	$(2,127)	$(2,000)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,044)	(2,026)	(2,127)	(2,000)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,044	2,026	2,127	2,000
Capital Contributions	-	-	-	-
Membership Contributions	22,618	17,619	47,401	9,626
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	24,662	19,645	49,528	11,626

Cash at Beginning of Period	5	127	259	65
Net Increase/(Decrease) In Cash	22,618	17,619	47,401	9,626
Cash at End of Period	$22,623	$17,746	$47,660	$9,691

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,024)	$-	$(2,050)	$(2,061)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,024)	-	(2,050)	(2,061)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,024	-	2,051	2,061
Capital Contributions	-	-	-	-
Membership Contributions	16,793	6	24,545	28,583
Distributions	-	(6)	(1)	-
Net Cash Flows From Financing Activities	18,817	-	26,595	30,644

Cash at Beginning of Period	7	6	180	866
Net Increase/(Decrease) In Cash	16,793	-	24,545	28,583
Cash at End of Period	$16,800	$6	$24,725	$29,449

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,011)	$(2,038)	$-	$103,115
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	(105,000)
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	(105,000)
Net Cash Flows From Operating Activities	(2,011)	(2,038)	-	(1,885)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	200,000
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,011	2,038	(140)	(2,193)
Capital Contributions	-	-	-	-
Membership Contributions	13,027	20,995	-	92,807
Distributions	-	-	-	4,078
Net Cash Flows From Financing Activities	15,038	23,033	(140)	94,692

Cash at Beginning of Period	103	153	140	715
Net Increase/(Decrease) In Cash	13,027	20,995	(140)	292,807
Cash at End of Period	$13,130	$21,148	$-	$293,522

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(2,023)	$(2,140)	$(2,041)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	-	(2,023)	(2,140)	(2,041)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	-	2,023	2,140	2,041
Capital Contributions	-	-	-	-
Membership Contributions	-	16,508	51,219	22,001
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	-	18,531	53,359	24,042

Cash at Beginning of Period	-	119	383	169
Net Increase/(Decrease) In Cash	-	16,508	51,219	22,001
Cash at End of Period	$-	$16,627	$51,602	$22,170

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,108)	$(1,977)	$(2,033)	$(3,318)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,108)	(1,977)	(2,033)	(3,318)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,108	1,977	2,033	3,318
Capital Contributions	-	-	-	-
Membership Contributions	42,209	2,897	19,906	411,808
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	44,317	4,874	21,939	415,126

Cash at Beginning of Period	294	12	120	2,940
Net Increase/(Decrease) In Cash	42,209	2,897	19,906	411,808
Cash at End of Period	$42,503	$2,909	$20,026	$414,748

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,205)	$(2,122)	$(2,044)	$(2,204)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,205)	(2,122)	(2,044)	(2,204)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,205	2,122	2,044	2,204
Capital Contributions	-	-	-	-
Membership Contributions	40,231	46,104	22,798	69,843
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	42,436	48,226	24,842	72,047

Cash at Beginning of Period	506	322	143	35
Net Increase/(Decrease) In Cash	40,231	46,104	22,798	69,843
Cash at End of Period	$40,737	$46,426	$22,941	$69,878

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,170)	$(2,072)	$(1,978)	$(2,028)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,170)	(2,072)	(1,978)	(2,028)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,170	2,072	1,978	2,028
Capital Contributions	-	-	-	-
Membership Contributions	60,068	31,560	3,123	18,019
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	62,238	33,632	5,101	20,047

Cash at Beginning of Period	62	43	49	71
Net Increase/(Decrease) In Cash	60,068	31,560	3,123	18,019
Cash at End of Period	$60,130	$31,603	$3,172	$18,090

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,872)	$(4,139)	$-	$(2,030)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	4,139	-	-
Interest Payable	-	-	-	-
Loss on Impairment	6,700	-	-	-
Total Adjustments	6,700	4,139	-	-
Net Cash Flows From Operating Activities	(2,172)	-	-	(2,030)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,172	-	-	2,030
Capital Contributions	-	-	-	-
Membership Contributions	38,362	675,817	685,050	49,664
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	40,534	675,817	685,050	51,694

Cash at Beginning of Period	50	50	685,050	50
Net Increase/(Decrease) In Cash	38,362	675,817	685,050	49,664
Cash at End of Period	$38,412	$675,867	$1,370,100	$49,714

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,982)	$(2,074)	$(2,605)	$(1,970)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,982)	(2,074)	(2,605)	(1,970)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,982	2,074	2,605	1,970
Capital Contributions	-	-	-	-
Membership Contributions	28,165	55,715	212,609	26,528
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	30,147	57,789	215,214	28,498

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	28,165	55,715	212,609	26,528
Cash at End of Period	$28,215	$55,765	$212,659	$26,578

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,983)	$(1,916)	$(2,147)	$(1,946)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,983)	(1,916)	(2,147)	(1,946)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,983	1,916	2,147	1,946
Capital Contributions	-	-	-	-
Membership Contributions	28,051	7,515	40,778	17,074
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	30,034	9,431	42,925	19,020

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	28,051	7,515	40,778	17,074
Cash at End of Period	$28,101	$7,565	$40,828	$17,124

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,037)	$(1,953)	$(1,943)	$(6,757)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	4,800
Total Adjustments	-	-	-	4,800
Net Cash Flows From Operating Activities	(2,037)	(1,953)	(1,943)	(1,957)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,037	1,953	1,943	1,957
Capital Contributions	-	-	-	-
Membership Contributions	44,022	19,141	7,757	15,846
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	46,059	21,094	9,700	17,803

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	44,022	19,141	7,757	15,846
Cash at End of Period	$44,072	$19,191	$7,807	$15,896

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,133)	$89,709	$(1,960)	$(1,938)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	(91,415)	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	(91,415)	-	-
Net Cash Flows From Operating Activities	(2,133)	(1,706)	(1,960)	(1,938)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	140,000	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	140,000	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,133	(1,229)	1,960	1,938
Capital Contributions	-	-	-	-
Membership Contributions	72,661	47,406	21,023	14,464
Distributions	-	2,935	-	-
Net Cash Flows From Financing Activities	74,794	49,112	22,983	16,402

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	72,661	187,406	21,023	14,464
Cash at End of Period	$72,711	$187,456	$21,073	$14,514

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,953)	$(1,993)	$(1,953)	$(2,188)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,953)	(1,993)	(1,953)	(2,188)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,953	1,993	1,953	2,188
Capital Contributions	-	-	-	-
Membership Contributions	19,042	30,984	24,141	58,707
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	20,995	32,977	26,094	60,895

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	19,042	30,984	24,141	58,707
Cash at End of Period	$19,092	$31,034	$24,191	$58,757

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,086)	$(3,766)	$(5,804)	$(1,991)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	1,800	3,800	-
Total Adjustments	-	1,800	3,800	-
Net Cash Flows From Operating Activities	(2,086)	(1,966)	(2,004)	(1,991)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,086	1,966	2,004	1,991
Capital Contributions	-	-	-	-
Membership Contributions	58,852	23,023	30,499	27,829
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	60,938	24,989	32,503	29,820

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	58,852	23,023	30,499	27,829
Cash at End of Period	$58,902	$23,073	$30,549	$27,879

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,137)	$(2,824)	$(2,033)	$(1,956)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,137)	(2,824)	(2,033)	(1,956)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,137	2,824	2,033	1,956
Capital Contributions	-	-	-	-
Membership Contributions	98,819	255,148	26,947	14,189
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	100,956	257,972	28,980	16,145

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	98,819	255,148	26,947	14,189
Cash at End of Period	$98,869	$255,198	$26,997	$14,239

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,591)	$(2,071)	$(2,010)	$(1,955)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,591)	(2,071)	(2,010)	(1,955)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,591	2,071	2,010	1,955
Capital Contributions	-	-	-	-
Membership Contributions	54,975	8,262	18,201	19,989
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	56,566	10,333	20,211	21,944

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	54,975	8,262	18,201	19,989
Cash at End of Period	$55,025	$8,312	$18,251	$20,039

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,953)	$(1,936)	$23,502	$(2,036)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	(24,859)	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	(24,859)	-
Net Cash Flows From Operating Activities	(1,953)	(1,936)	(1,357)	(2,036)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	105,000	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	105,000	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,953	1,936	(1,395)	2,036
Capital Contributions	-	-	-	-
Membership Contributions	19,179	14,105	78,796	22,662
Distributions	-	-	2,702	-
Net Cash Flows From Financing Activities	21,132	16,041	80,103	24,698

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	19,179	14,105	183,746	22,662
Cash at End of Period	$19,229	$14,155	$183,796	$22,712

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,184)	$(21,065)	$(1,491)	$(15,431)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	19,100	-	13,400
Total Adjustments	-	19,100	-	13,400
Net Cash Flows From Operating Activities	(2,184)	(1,965)	(1,491)	(2,031)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,184	1,965	1,491	2,031
Capital Contributions	-	-	-	-
Membership Contributions	341,087	23,007	17,685	42,480
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	343,271	24,972	19,176	44,511

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	341,087	23,007	17,685	42,480
Cash at End of Period	$341,137	$23,057	$17,735	$42,530

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,957)	$(2,037)	$(10,582)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	8,600	-
Total Adjustments	-	-	8,600	-
Net Cash Flows From Operating Activities	(1,957)	(2,037)	(1,982)	-

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,957	2,037	1,982	-
Capital Contributions	-	-	-	-
Membership Contributions	21,178	33,701	20,060	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	23,135	35,738	22,042	-

Cash at Beginning of Period	50	50	50	-
Net Increase/(Decrease) In Cash	21,178	33,701	20,060	-
Cash at End of Period	$21,228	$33,751	$20,110	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,932)	$(2,322)	$(7,747)	$(2,346)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	5,800	-
Total Adjustments	-	-	5,800	-
Net Cash Flows From Operating Activities	(1,932)	(2,322)	(1,947)	(2,346)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,932	2,322	1,947	2,346
Capital Contributions	-	-	-	-
Membership Contributions	13,152	129,368	16,651	178,763
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	15,084	131,690	18,598	181,109

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	13,152	129,368	16,651	178,763
Cash at End of Period	$13,202	$129,418	$16,701	$178,813

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,932)	$15,101	$(1,927)	$(10,028)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	(17,469)	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	8,000
Total Adjustments	-	(17,469)	-	8,000
Net Cash Flows From Operating Activities	(1,932)	(2,368)	(1,927)	(2,028)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	35,000	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	35,000	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,932	(473)	1,927	2,028
Capital Contributions	-	-	-	-
Membership Contributions	8,545	17,108	11,687	42,316
Distributions	-	2,841	-	-
Net Cash Flows From Financing Activities	10,477	19,476	13,614	44,344

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	8,545	52,108	11,687	42,316
Cash at End of Period	$8,595	$52,158	$11,737	$42,366

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,961)	$(1,986)	$(10,455)	$4,560
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	(6,136)
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	8,500	-
Total Adjustments	-	-	8,500	(6,136)
Net Cash Flows From Operating Activities	(1,961)	(1,986)	(1,955)	(1,576)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	16,234
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,961	1,986	1,955	(430)
Capital Contributions	-	-	-	-
Membership Contributions	21,755	29,625	30,263	9,718
Distributions	-	-	-	2,006
Net Cash Flows From Financing Activities	23,716	31,611	32,218	11,294

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	21,755	29,625	30,263	25,952
Cash at End of Period	$21,805	$29,675	$30,313	$26,002

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,949)	$(2,137)	$(2,080)	$(1,931)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,949)	(2,137)	(2,080)	(1,931)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,949	2,137	2,080	1,931
Capital Contributions	-	-	-	-
Membership Contributions	17,637	71,270	54,439	12,470
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	19,586	73,407	56,519	14,401

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	17,637	71,270	54,439	12,470
Cash at End of Period	$17,687	$71,320	$54,489	$12,520

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,041)	$(11,055)	$(16,159)	$9,353
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	(9,400)
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	6,100	-	11,800	-
Total Adjustments	6,100	-	11,800	(9,400)
Net Cash Flows From Operating Activities	(1,941)	(11,055)	(4,359)	(47)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	(225,000)	(89,000)	-
Net Proceeds from/(Repayments to) Manager	1,941	2,068	795	48
Capital Contributions	-	-	-	-
Membership Contributions	15,349	237,195	77,349	(9,352)
Distributions	-	(395)	(149)	(1)
Net Cash Flows From Financing Activities	17,290	13,868	(11,005)	(9,305)

Cash at Beginning of Period	50	-	-	-
Net Increase/(Decrease) In Cash	15,349	2,813	(15,364)	(9,352)
Cash at End of Period	$15,399	$2,813	$(15,364)	$(9,352)

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$(28,545)

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(5,584)	$(69)	$(3,230)	$(6,614)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(5,584)	(69)	(3,230)	(6,614)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	115,800
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	(84,000)	-	(31,200)	(110,000)
Net Proceeds from/(Repayments to) Manager	2,258	99	2,060	2,206
Capital Contributions	-	-	-	-
Membership Contributions	88,540	99	32,852	115,984
Distributions	(140)	(30)	(52)	(184)
Net Cash Flows From Financing Activities	6,658	168	3,660	8,006

Cash at Beginning of Period	-	-	-	-
Net Increase/(Decrease) In Cash	1,074	99	430	117,192
Cash at End of Period	$1,074	$99	$430	$117,192

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$(26,400)	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 123	Unallocated	Total Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(3,824)	$-	$(87,340)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	(244,879)
Gain on Cancellation of Note Payable	-	-	(9,400)
Prepayments to Manager	-	-	4,139
Interest Payable	-	-	-
Loss on Impairment	-	-	98,400
Total Adjustments	-	-	(151,740)
Net Cash Flows From Operating Activities	(3,824)	-	(239,080)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	612,034
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-
Net Cash Flows From Investing Activities	-	-	612,034

Cash Flows From Financing Activities:
Repayment of loans – related party	(44,444)	-	(583,644)
Net Proceeds from/(Repayments to) Manager	2,060	-	201,140
Capital Contributions	-	-	-
Membership Contributions	46,874	(23,747)	6,968,185
Distributions	(74)	23,747	37,277
Net Cash Flows From Financing Activities	4,416	-	6,622,958

Cash at Beginning of Period	-	-	704,758
Net Increase/(Decrease) In Cash	592	-	6,995,912
Cash at End of Period	$592	$-	$7,700,670

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$(54,945)

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2023 AND 2022
NOTE 1: NATURE OF OPERATIONS
Otis Gallery LLC (the “Company”) is a series limited liability company formed on December 18, 2018 pursuant to Section 18-215 of the Delaware Limited Liability Company Act. The Company was formed to engage in the business of acquiring and managing a collection of investment-grade art, collectibles and non-fungible tokens (“NFTs”; such assets or group of assets, the “Underlying Assets”). The Company has created separate series of the Company (each, a “Series”). Each Underlying Asset is owned by a separate Series and the assets and liabilities of each Series are separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.
The Company is dependent upon additional capital resources for its planned principal operations and subject to significant risks and uncertainties. Because of the Company’s structure, the Company is dependent on Otis Wealth, Inc. (the “Manager”), the managing member and asset manager (the “Asset Manager”) of the Company, and is totally reliant on the Manager to manage its business and fund the Company’s ongoing operating expenses and other capital needs.
The Asset Manager manages the Underlying Assets held by each Series. The Series acquired the Underlying Assets from the Manager financed through either non-interest-bearing or interest-bearing promissory notes issued to the Manager, and the Manager developed the financial, offering and other materials to offer the Interests through the mobile app-based investment platform called Otis.
The Company has sold Interests in a number of separate individual Series. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of the closing of an offering related to that particular Series are an Underlying Asset (plus any cash reserves for future operating expenses). All voting rights, except as specified in the Company’s limited liability company agreement, dated February 1, 2019, as amended and restated from time to time (the “Operating Agreement”), or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.
Operating Agreement
General
In accordance with the Operating Agreement, each Interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.
Voting Rights
The Manager has broad authority to take action with respect to the Company and any Series. Interest holders do not have any voting rights as an Interest holder in the Company or a Series except with respect to:
●
the removal of the Manager;
●
the dissolution of the Company upon the for-cause removal of the Managing Member; and
●
an amendment to the Operating Agreement that would:
o
adversely affect the rights of an Interest holder in any material respect;

o
reduce the voting percentage required for any action to be taken by the holders of Interests in the Company under the Operating Agreement;
o
change the situations in which the Company and any Series can be dissolved or terminated;
o
change the term of the Company (other than the circumstances provided in the Operating Agreement); or
o
give any person the right to dissolve the Company.
When entitled to vote on a matter, each Interest holder will be entitled to one vote per Interest held by it on all matters submitted to a vote of the Interest holders of an applicable Series or of the Interest holders of all Series of the Company, as applicable. The removal of the Manager as manager of the Company and all Series must be approved by two thirds of the votes that may be cast by all Interest holders in any Series. All other matters to be voted on by the Interest holders must be approved by a majority of the votes cast by all Interest holders in any Series present in person or represented by proxy.
Distributions Upon Liquidation
Upon the occurrence of a liquidation event relating to the Company as a whole or any Series, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or the Company as a whole, as applicable, the Underlying Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation (as hereinafter defined)); and thereafter, (iii) first, 100% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series) until the Interest holders receive back 100% of their capital contribution and second, (A) 10% to the Manager and (B) 90% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series). In each applicable instance to date, the Manager has waived its rights to the foregoing 10% distribution.
Free Cash Flow Distributions
The Manager has sole discretion in determining what distributions of free cash flow, if any, are made to holders of Interests of each Series. Free cash flow consists of the net income (as determined under accounting principles generally accepted in the United States of America (“GAAP”)) generated by such Series plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the Underlying Asset related to such Series. The Manager may maintain free cash flow funds in a deposit account or an investment account for the benefit of the Series.
Any free cash flow generated by a Series from the utilization of the Underlying Asset related to such Series shall be applied within the Series in the following order of priority:
●
repay any amounts outstanding under Operating Expenses Reimbursement Obligations plus accrued interest;
●
thereafter to create such reserves as the Manager deems necessary, in its sole discretion, to meet future operating expenses; and
●
thereafter by way of distribution to holders of the Interests of such Series (net of corporate income taxes applicable to the Series), which may include asset sellers of the Underlying Asset related to such Series or the Manager or any of its affiliates.

Manager’s Interest
At the closing of each offering, and unless otherwise set forth in the applicable Series designation, the Manager shall acquire a minimum of 2% and up to a maximum of 19.99% of the Interests sold in connection with each offering (of which the Manager may sell all or any portion from time to time following the closing of such offering) for the same price per share offered to all other potential investors, although such minimum and maximum thresholds may be waived or modified by the Manager in its sole discretion.
NOTE 2: GOING CONCERN
The accompanying consolidated financial statements and Series financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. With the exception of Series Gallery Drop 018, Series Gallery Drop 020, Series Gallery Drop 023, Series Gallery Drop 024, Series Gallery Drop 026, Series Gallery Drop 027, Series Gallery Drop 032, Series Gallery Drop 045, Series Gallery Drop 047, Series Gallery Drop 060, Series Gallery Drop 062, Series Gallery Drop 080, Series Gallery Drop 082, Series Gallery Drop 097, Series Gallery Drop 103, Series Gallery Drop 104, Series Gallery Drop 105 and Series Gallery Drop 110, each of which sold the underlying assets of such Series for gains, neither the Company nor any Series has generated substantial revenues or profits since inception.
Each Series incurred a net loss for the six-month period ended June 30, 2023. On a total consolidated basis, the Company sustained a net loss of $220,583 for the six-month period ended June 30, 2023. On a total consolidated basis, the Company had an accumulated deficit of $5,286,687 and $5,021,445 as of June 30, 2023 and December 31, 2022, respectively. On a total consolidated basis, the Company’s current liabilities exceed current assets by $144,779 as of June 30, 2023. The Company has limited liquid assets, with cash of $27,384 on a total consolidated basis, $19,300 of which is held by Series Gallery Drop 063 from the sale of the underlying asset of such series, and under $3,000 for each Series (most Series hold only $50). The Company and each listed Series are reliant upon the Manager to fund its current and future obligations.
The Company’s and each Series’ ability to continue as a going concern for the next twelve months following the date the consolidated financial statements and Series financial statements were available to be issued is dependent upon the ability to obtain additional capital financing from the Manager to cover the Company’s and each Series’ costs and obligations through disposition of the Underlying Asset of such Series and the costs of administering the Company and each Series. No assurance can be given that the Company and each Series will be successful in these efforts.
These factors, among others, raise substantial doubt about the ability of the Company and each Series to continue as a going concern for a reasonable period of time. The consolidated financial statements and Series financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.
The accompanying consolidated financial statements include the accounts of Otis Gallery LLC as well as its Series required to be consolidated under GAAP. Separate financial statements are presented for each Series. Significant intercompany accounts and transactions have been eliminated.
Use of Estimates

The preparation of consolidated financial statements and the Series financial statements in conformity with GAAP requires the Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the Series financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company and each Series consider short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2023 and December 31, 2022, the Company had no cash on hand. However, Series’ checking accounts hold funds, as presented in the consolidated financials. Based on timing of asset sales and settlements, there are instances where cash is held at the Manager for the benefit of the Series until such cash can be distributed.
Subscriptions Receivable
The Company and each Series record membership contributions at the effective date. If subscriptions are not funded upon issuance, the Company and each Series record a subscription receivable as an asset on the balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date, in satisfaction of the requirements under the Financial Accounting Standards Board (“FASB”) ASC 505-10-45-2, the subscription receivables are reclassified as a contra account to members’ equity/(deficit) on the balance sheet. Each Series has a minimum offering size that, once met, will result in the eventual successful subscription to and closing of the Series. Subscriptions receivable consists of membership subscriptions sold prior to the year ended date for which the minimum subscription requirement was met. As of June 30, 2023 and December 31, 2022, the Company had no Subscriptions receivable.
Receivables from Asset Sales
Each Series records sales of Underlying Assets at the effective date. If sale proceeds are not delivered simultaneous with closing (e.g., in the case of an Underlying Asset being sold at auction), the Company and each Series record a receivable from asset sale as an asset on the balance sheet.
Receivables from asset sale consists of amounts owed, but not yet paid, for sales of Underlying Assets prior to the year ended date for which the assets were sold. As of June 30, 2023, the Company had no receivables from asset sales. As of December 31, 2022, the Company had Receivables from Asset Sales of $40,500, as detailed in the table below.

Series	Receivables from Asset Sales as of December 31, 2022
Series Gallery Drop 113	$11,340
Series Gallery Drop 119	29,160
Total	$40,500

Art and Other Collectible Assets
The Underlying Assets, including art and other collectible assets (including NFTs), are recorded at cost. The cost of each Underlying Asset includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Underlying Asset related to each Series incurred prior to the closing, including brokerage and sales fees and commissions (but excluding the brokerage fee referred to below), appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.

The Company treats the Underlying Assets as long-lived assets, and the Underlying Assets are subject to a semiannual test for impairment and will not be depreciated or amortized. These long-lived assets will be reviewed for impairment semiannually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated fair value of the asset. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
There is no guarantee that each Underlying Asset is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. The Company does not have complete ownership history or restoration and repair records for every Underlying Asset. In the event of a title or authenticity claim, the applicable Series and the Company may not have recourse against the asset seller or the benefit of insurance, and the value of the given Underlying Asset may be diminished.
The Underlying Assets are purchased by the Series from the Manager in exchange for either a non-interest-bearing or an interest-bearing promissory note. The Series use the proceeds of the offering to pay off the notes. Acquisition expenses are typically paid for in advance by the Manager and are reimbursed by the Series from the proceeds of the offering. The Series also distribute the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.
Acquisition expenses related to a particular Series that are incurred prior to the closing of an offering are initially funded by the Manager but will be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document.
To the extent that certain expenses are anticipated prior to the closing of an offering but are to be incurred after the closing (e.g., storage fees), additional cash from the proceeds of the offering will be retained on the Series balance sheet as reserves to cover such future anticipated expenses after the closing of the offering. Acquisition expenses are capitalized into the cost of the Underlying Asset. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager, and these expenses will be accounted for as capital contributions, and the acquisition expenses expensed.
As of June 30, 2023 and December 31, 2022, the Company’s total investment in the Underlying Assets across all Series was $2,911,244 and $3,102,457, respectively, as detailed in the table below (presented below net of impairments of $378,801 and $219,644 as of June 30, 2023 and December 31, 2022, respectively).

Series	Underlying Asset	As of June 30, 2023	As of December 31, 2022
Series #KW	2018 Saint Jerome Hearing the Trumpet of Last Judgement painting by Kehinde Wiley	$237,500	$237,500
Series Drop 003	The Incredible Hulk 181 Comic	16,000	34,000
Series Drop 005	2018 DOB and Arrows: Patchworks Skulls painting by Takashi Murakami and Virgil Abloh	80,250	80,250
Series Gallery Drop 011	2019 commissioned painting by Shelby and Sandy “Basketball”	23,000	23,000
Series Gallery Drop 012	2011 Love Is What You Want neon sculpture by Tracey Emin	140,000	140,000
Series Gallery Drop 013	2019 Grey Selenite Newspaper Machine sculpture by Daniel Arsham	84,150	84,150
Series Gallery Drop 017	2017 Colorbar Constellation 6 Painting by Derrick Adams	49,500	49,500
Series Gallery Drop 030	2020 A Perfect Trade painting by Cleon Peterson	24,000	24,000

Series Gallery Drop 031	2020 Sneakers, Computers, Capri Sun painting by Katherine Bernhardt	43,750	43,750
Series Gallery Drop 034	2003 Police Car painting by Banksy	415,000	415,000
Series Gallery Drop 039	1985 Nike Air Jordan 1 TYPS PE sneakers	62,500	62,500
Series Gallery Drop 044	Nike Air Jordan 1 High “‘Shattered Backboard’ Origin Story” sneakers	650,000	650,000
Series Gallery Drop 046	2000 SP Authentic 118 Tom Brady rookie trading card	44,400	44,400
Series Gallery Drop 048	2011 Hermès 35cm So Black Birkin handbag	28,900	34,800
Series Gallery Drop 049	2003 SP Authentic Limited LeBron James 148 trading card	104,400	214,876
Series Gallery Drop 051	2009 Topps Chrome Stephen Curry 101 trading card	22,800	26,400
Series Gallery Drop 059	Super Mario Bros. NES game	73,964	73,964
Series Gallery Drop 063	2002-03 Panini Futebol Portugal Cristiano Ronaldo 137 trading card	18,235	20,035
Series Gallery Drop 064(1)	2004-05 Panini Megacracks La Liga Lionel Messi 71 trading card	-	20,100
Series Gallery Drop 066	2013 Panini Immaculate Collection Giannis Antetokounmpo #131 RPA trading card	60,158	60,158
Series Gallery Drop 071	2018 Panini Prizm Luka Doncic Prizm Mojo #280 trading card	78,000	78,000
Series Gallery Drop 099	Mike Tyson’s Punch-Out!! game	130,228	130,228
Series Gallery Drop 101	Nintendo World Championship game	180,003	180,003
Series Gallery Drop 116	1999 Pokémon 1st Edition Shadowless Holo Charizard trading card	162,000	162,000
Series Gallery Drop 117	NFT by XCOPY titled BOTTOM FEEDER #35	27,804	59,141
Series Gallery Drop 122	Harry Potter and the Philosopher's Stone book	110,184	110,184
Series Gallery Drop 123	NFT by FEWOCiOUS titled i miss your voice call back soon okay #3	44,518	44,518
Totals		$2,911,244	3,102,457

(1)
The Underlying Asset of such Series was sold.
For the six-month period ended June 30, 2023, the Company recorded $171,113 in impairment loss charges for its Underlying Assets, as detailed in the table below:

Series	Loss on Impairment
Series Drop 003	$18,000
Series Gallery Drop 048	5,900
Series Gallery Drop 049	110,476
Series Gallery Drop 051	3,600
Series Gallery Drop 063	1,800
Series Gallery Drop 117	31,337
Total	$171,113

For the year ended December 31, 2022, the Company recorded $707,914 in impairment loss charges for its Underlying Assets, as detailed in the table below:

Series	Loss on Impairment
Series Drop 004	$22,921
Series Drop 005	9,750
Series Gallery Drop 015	3,330
Series Gallery Drop 038	24,405
Series Gallery Drop 043	6,700
Series Gallery Drop 046	6,455
Series Gallery Drop 048	22,147
Series Gallery Drop 050	8,349
Series Gallery Drop 051	2,701
Series Gallery Drop 052	3,480
Series Gallery Drop 053	154
Series Gallery Drop 055	22,324
Series Gallery Drop 056	3,935
Series Gallery Drop 057	730
Series Gallery Drop 058	11,327
Series Gallery Drop 064	11,956
Series Gallery Drop 067	29,908
Series Gallery Drop 068	15,542
Series Gallery Drop 069	3,800
Series Gallery Drop 070	13,255
Series Gallery Drop 071	22,132
Series Gallery Drop 073	458
Series Gallery Drop 076	3,448
Series Gallery Drop 077	7,265
Series Gallery Drop 083	4,579
Series Gallery Drop 086	162,458
Series Gallery Drop 089	19,446
Series Gallery Drop 091	1,839
Series Gallery Drop 093	35,247
Series Gallery Drop 096	8,600
Series Gallery Drop 098	7,305
Series Gallery Drop 100	5,800
Series Gallery Drop 102	7,755
Series Gallery Drop 105	8,000
Series Gallery Drop 109	15,749
Series Gallery Drop 112	49,300
Series Gallery Drop 113	31,097
Series Gallery Drop 114	1,746
Series Gallery Drop 115	6,478
Series Gallery Drop 116	63,395
Series Gallery Drop 117	13,508
Series Gallery Drop 119	9,140
Total	$707,914

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
See discussion of the valuation methods in the section above titled Art and Other Collectible Assets.
Revenue Recognition
The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019.
The Company determines revenue recognition through the following steps:
●
identification of a contract with a customer;
●
identification of the performance obligations in the contract;
●
determination of the transaction price;
●
allocation of the transaction price to the performance obligations in the contract; and
●
recognition of revenue when or as the performance obligations are satisfied.
No revenue models have been developed at the Company or Series level, and we do not expect the Company or any Series to generate revenue under current operating plans. Gains from sales of Underlying Assets will be presented as other income in the statements of operations as they do not qualify as operating revenues. As of June 30, 2023 and 2022, neither the Company nor any Series had recognized any revenue.
Operating Expenses

After the closing of an offering of Interests, each Series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the Underlying Assets. This includes transportation, import taxes, income taxes, storage (including property rental fees should the Manager decide to rent a property to store a number of Underlying Assets), security, valuation, custodial, marketing and utilization of the Underlying Assets; any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for a Series to be made available to investors in certain states, any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the Securities and Exchange Commission (the “Commission”); any and all insurance premiums or expenses, including directors and officers insurance of the directors and officers of the Manager or Asset Manager, in connection with the Underlying Assets; any withholding or transfer taxes imposed on the Company, a Series or any Interest holders as a result of its or their earnings, investments or withdrawals; any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements; any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, a Series or the Manager in connection with the affairs of the Company or a Series; the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series; all custodial fees, costs and expenses in connection with the holding of an Underlying Asset; any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager in connection with a Series; the cost of the audit of the annual consolidated financial statements of the Company or a Series and the preparation of tax returns and circulation of reports to Interest holders; any indemnification payments; the fees and expenses of counsel to the Company or a Series in connection with advice directly relating to its legal affairs; the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Company or a Series; and any similar expenses that may be determined to be operating expenses, as determined by the Manager in its reasonable discretion.
Prior to the closing, operating expenses are borne by the Manager and not reimbursed by the Series. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Underlying Assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the Underlying Assets).
If the operating expenses exceed the amount of net sales proceeds generated from an Underlying Asset and cannot be covered by any operating expense reserves on the balance sheet of such Series, the Manager may (a) pay such operating expenses and not seek reimbursement; (b) loan the amount of the operating expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future gains generated by the sale of such Underlying Asset (“Operating Expenses Reimbursement Obligation(s)”); and/or (c) cause additional Interests to be issued in the such Series in order to cover such additional amounts.
Sourcing Fee: The Asset Manager will be paid a fee as compensation for sourcing each Underlying Asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by the Asset Manager.
Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
Income Taxes

The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (the “IRC”), all Company taxable income or loss flows through to its sole member, the Manager. Therefore, no provision for income tax has been recorded in the financial statements. Income from the Company is reported and taxed to the members on its individual tax return. However, the Company has elected, in accordance with the IRC, to treat each individual Series as separate subchapter C corporation for tax purposes, although in certain instances described below, the Company has reverted such elections for individual Series. Accordingly, where applicable, a provision for the minimum payment has been recorded for each Series, except as set forth in the tables below. For the six-month period ended June 30, 2023, the Company recorded tax provisions on a total consolidated basis of $1,350 for minimum taxes and income taxes payable of $10,158 with respect to the 2022 tax year for the Series below reflecting utilization of 2019 to December 31, 2022, as applicable, net operating loss carryforwards (“NOLs”).
Series Drop 002, Series Drop 004, Series Drop 008, Series Drop 009, Series Drop 010, Series Gallery Drop 014, Series Gallery Drop 015, Series Gallery Drop 016, Series Gallery Drop 018, Series Gallery Drop 019, Series Gallery Drop 021, Series Gallery Drop 022, Series Gallery Drop 023, Series Gallery Drop 024, Series Gallery Drop 028, Series Gallery Drop 029, Series Gallery Drop 032, Series Gallery Drop 033, Series Gallery Drop 035, Series Gallery Drop 036, Series Gallery Drop 037, Series Gallery Drop 038, Series Gallery Drop 040, Series Gallery Drop 041, Series Gallery Drop 042, Series Gallery Drop 043, Series Gallery Drop 047, Series Gallery Drop 050, Series Gallery Drop 052, Series Gallery Drop 053, Series Gallery Drop 054, Series Gallery Drop 055, Series Gallery Drop 056, Series Gallery Drop 057, Series Gallery Drop 058, Series Gallery Drop 060, Series Gallery Drop 061, Series Gallery Drop 062, Series Gallery Drop 065, Series Gallery Drop 067, Series Gallery Drop 068, Series Gallery Drop 069, Series Gallery Drop 070, Series Gallery Drop 072, Series Gallery Drop 073, Series Gallery Drop 074, Series Gallery Drop 076, Series Gallery Drop 077, Series Gallery Drop 078, Series Gallery Drop 079, Series Gallery Drop 080, Series Gallery Drop 082, Series Gallery Drop 083, Series Gallery Drop 086, Series Gallery Drop 089, Series Gallery Drop 091, Series Gallery Drop 093, Series Gallery Drop 094, Series Gallery Drop 095, Series Gallery Drop 096, Series Gallery Drop 098, Series Gallery Drop 100, Series Gallery Drop 102, Series Gallery Drop 103, Series Gallery Drop 104, Series Gallery Drop 105, Series Gallery Drop 107, Series Gallery Drop 108, Series Gallery Drop 109, Series Gallery Drop 110, Series Gallery Drop 111, Series Gallery Drop 112, Series Gallery Drop 114, Series Gallery Drop 115 and Series Gallery Drop 121 filed final tax returns for the year ended December 31, 2022 and had no tax filing obligations, and thus did not incur the minimum tax, for the 2023 tax year.
For the year ended December 31, 2022, on a total consolidated basis, the Company recorded tax provisions above minimum taxes on a total consolidated basis of $56,445 and income taxes payable of $55,845 for the following Series reflecting utilization of 2019 to 2022, as applicable, NOLs:

Series	Provision for Income Taxes for the Year Ended December 31, 2022	Income Taxes Payable as of December 31, 2022	Effective Tax Rate for the Year Ended December 31, 2022
Series Gallery Drop 018	$3,024	$2,974	21%
Series Gallery Drop 023	2,983	2,933	17%
Series Gallery Drop 024	1,031	981	15%
Series Gallery Drop 047	10,208	10,158	25%
Series Gallery Drop 060	22,576	22,526	25%
Series Gallery Drop 062	816	766	17%
Series Gallery Drop 080	2,597	2,547	22%
Series Gallery Drop 082	4,936	4,886	21%
Series Gallery Drop 103	3,665	3,615	24%
Series Gallery Drop 104	2,513	2,463	23%
Series Gallery Drop 105	1,095	1,045	4%
Series Gallery Drop 110	1,001	951	22%
Total	$56,445	$55,845

Series Gallery Drop 020, Series Gallery Drop 025, Series Gallery Drop 027, Series Gallery Drop 045 and Series Gallery Drop 097 filed final tax returns for the year ended December 31, 2021 and had no tax filing obligations, and thus did not incur the minimum tax, for the year ended December 31, 2022. Employer identification numbers were not obtained for Series Gallery Drop 118 or Series Gallery Drop 120, so such series have no tax filing obligations and did and will not incur the minimum tax for any year.
Prior to the sale of the Underlying Asset of Series Gallery Drop 026, the Manager elected for such Series to be treated as a partnership for tax purposes, instead of as a subchapter C corporation as previously elected. Accordingly, under the IRC, such Series’ taxable income or loss flows through to the members of such Series. Therefore, no provision for income tax has been recorded in the Series financial statements for such Series other than the minimum payment.
Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets, primarily resulting from NOLs, will not be realized. On a total consolidated basis, the Company’s NOLs as of June 30, 2023 were approximately $479,972, which produced net deferred tax assets of $125,273, using the Company’s estimated future effective tax rate of 26.1%, as detailed in the table below.

Series	NOL Balance as of June 30, 2023	Deferred Tax Assets from NOLs as of June 30, 2023	Valuation Allowance	Net Deferred Tax Assets as of June 30, 2023
Series #KW	$21,963	$5,732	$(5,732)	$-
Series Drop 003	8,031	2,096	(2,096)	-
Series Drop 005	12,084	3,154	(3,154)	-
Series Gallery Drop 011	8,816	2,301	(2,301)	-
Series Gallery Drop 012	16,432	4,289	(4,289)	-
Series Gallery Drop 013	11,906	3,108	(3,108)	-
Series Gallery Drop 017	11,243	2,934	(2,934)	-
Series Gallery Drop 030	10,892	2,843	(2,843)	-
Series Gallery Drop 031	10,205	2,664	(2,664)	-
Series Gallery Drop 034	17,227	4,496	(4,496)	-
Series Gallery Drop 039	12,013	3,135	(3,135)	-
Series Gallery Drop 044	26,933	7,030	(7,030)	-
Series Gallery Drop 046	7,645	1,995	(1,995)	-
Series Gallery Drop 048	6,613	1,726	(1,726)	-
Series Gallery Drop 049	16,395	4,279	(4,279)	-
Series Gallery Drop 051	7,323	1,911	(1,911)	-
Series Gallery Drop 059	9,226	2,408	(2,408)	-
Series Gallery Drop 063	6,456	1,685	(1,685)	-
Series Gallery Drop 064	7,791	2,033	(2,033)	-
Series Gallery Drop 066	10,095	2,635	(2,635)	-
Series Gallery Drop 071	9,433	2,462	(2,462)	-
Series Gallery Drop 075	55,919	14,595	(14,595)	-
Series Gallery Drop 099	11,525	3,008	(3,008)	-
Series Gallery Drop 101	15,062	3,931	(3,931)	-
Series Gallery Drop 113	48,983	12,785	(12,785)	-
Series Gallery Drop 116	14,695	3,835	(3,835)	-
Series Gallery Drop 117	7,143	1,864	(1,864)	-
Series Gallery Drop 118	48	13	(13)	-
Series Gallery Drop 119	61,602	16,078	(16,078)	-
Series Gallery Drop 120	99	26	(26)	-
Series Gallery Drop 122	9,650	2,519	(2,519)	-
Series Gallery Drop 123	6,524	1,703	(1,703)	-

Total	$479,972	$125,273	$(125,273)	$-

On a total consolidated basis, the Company’s NOLs as of December 31, 2022 were approximately $2,256,492, which produced net deferred tax assets of $588,947, using the Company’s estimated future effective tax rate of 26.1%, as detailed in the table below.

Series	NOL Balance as of December 31, 2022	Deferred Tax Assets from NOLs as of December 31, 2022	Valuation Allowance	Net Deferred Tax Assets as of December 31, 2022
Series #KW	$19,837	$5,177	$(5,177)	$-
Series Drop 002	7,398	1,931	(1,931)	-
Series Drop 003	6,339	1,654	(1,654)	-
Series Drop 004	34,529	9,012	(9,012)	-
Series Drop 005	10,365	2,705	(2,705)	-
Series Drop 008	13,560	3,539	(3,539)	-
Series Drop 009	244,014	63,688	(63,688)	-
Series Drop 010	6,149	1,605	(1,605)	-
Series Gallery Drop 011	7,274	1,899	(1,899)	-
Series Gallery Drop 012	14,572	3,803	(3,803)	-
Series Gallery Drop 013	10,198	2,662	(2,662)	-
Series Gallery Drop 014	8,019	2,093	(2,093)	-
Series Gallery Drop 015	21,121	5,513	(5,513)	-
Series Gallery Drop 016	6,389	1,668	(1,668)	-
Series Gallery Drop 017	9,629	2,513	(2,513)	-
Series Gallery Drop 019	12,723	3,321	(3,321)	-
Series Gallery Drop 021	5,935	1,549	(1,549)	-
Series Gallery Drop 022	6,367	1,662	(1,662)	-
Series Gallery Drop 028	6,506	1,698	(1,698)	-
Series Gallery Drop 029	6,617	1,727	(1,727)	-
Series Gallery Drop 030	9,348	2,440	(2,440)	-
Series Gallery Drop 031	8,607	2,246	(2,246)	-
Series Gallery Drop 032	595	155	(155)	-
Series Gallery Drop 033	6,844	1,786	(1,786)	-
Series Gallery Drop 034	14,618	3,815	(3,815)	-
Series Gallery Drop 035	51,213	13,367	(13,367)	-
Series Gallery Drop 036	7,747	2,022	(2,022)	-
Series Gallery Drop 037	6,682	1,744	(1,744)	-
Series Gallery Drop 038	28,439	7,423	(7,423)	-
Series Gallery Drop 039	10,364	2,705	(2,705)	-
Series Gallery Drop 040	6,626	1,729	(1,729)	-
Series Gallery Drop 041	5,466	1,427	(1,427)	-
Series Gallery Drop 042	5,988	1,563	(1,563)	-
Series Gallery Drop 043	8,309	2,169	(2,169)	-
Series Gallery Drop 044	23,684	6,182	(6,182)	-
Series Gallery Drop 046	6,031	1,574	(1,574)	-
Series Gallery Drop 048	4,990	1,302	(1,302)	-
Series Gallery Drop 049	14,331	3,740	(3,740)	-
Series Gallery Drop 050	22,880	5,972	(5,972)	-
Series Gallery Drop 051	5,766	1,505	(1,505)	-

Series Gallery Drop 052	9,560	2,495	(2,495)	-
Series Gallery Drop 053	58,805	15,348	(15,348)	-
Series Gallery Drop 054	8,927	2,330	(2,330)	-
Series Gallery Drop 055	28,742	7,502	(7,502)	-
Series Gallery Drop 056	12,811	3,344	(3,344)	-
Series Gallery Drop 057	10,984	2,867	(2,867)	-
Series Gallery Drop 058	20,058	5,235	(5,235)	-
Series Gallery Drop 059	7,546	1,970	(1,970)	-
Series Gallery Drop 061	13,886	3,624	(3,624)	-
Series Gallery Drop 063	4,922	1,285	(1,285)	-
Series Gallery Drop 064	5,523	1,442	(1,442)	-
Series Gallery Drop 065	1,508	394	(394)	-
Series Gallery Drop 066	8,452	2,206	(2,206)	-
Series Gallery Drop 067	47,004	12,268	(12,268)	-
Series Gallery Drop 068	19,385	5,059	(5,059)	-
Series Gallery Drop 069	32,454	8,470	(8,470)	-
Series Gallery Drop 070	24,842	6,484	(6,484)	-
Series Gallery Drop 071	7,742	2,021	(2,021)	-
Series Gallery Drop 072	225,135	58,760	(58,760)	-
Series Gallery Drop 073	30,796	8,038	(8,038)	-
Series Gallery Drop 074	12,914	3,371	(3,371)	-
Series Gallery Drop 075	55,919	14,595	(14,595)	-
Series Gallery Drop 076	56,996	14,876	(14,876)	-
Series Gallery Drop 077	35,587	9,288	(9,288)	-
Series Gallery Drop 078	3,946	1,030	(1,030)	-
Series Gallery Drop 079	8,544	2,230	(2,230)	-
Series Gallery Drop 083	36,325	9,481	(9,481)	-
Series Gallery Drop 086	230,317	60,113	(60,113)	-
Series Gallery Drop 089	25,468	6,647	(6,647)	-
Series Gallery Drop 091	26,660	6,958	(6,958)	-
Series Gallery Drop 093	36,495	9,525	(9,525)	-
Series Gallery Drop 094	10,967	2,862	(2,862)	-
Series Gallery Drop 095	35,657	9,306	(9,306)	-
Series Gallery Drop 096	20,268	5,290	(5,290)	-
Series Gallery Drop 098	14,267	3,724	(3,724)	-
Series Gallery Drop 099	9,691	2,529	(2,529)	-
Series Gallery Drop 100	8,586	2,241	(2,241)	-
Series Gallery Drop 101	13,093	3,417	(3,417)	-
Series Gallery Drop 102	15,002	3,916	(3,916)	-
Series Gallery Drop 107	17,766	4,637	(4,637)	-
Series Gallery Drop 108	25,741	6,718	(6,718)	-
Series Gallery Drop 109	22,714	5,928	(5,928)	-
Series Gallery Drop 111	12,877	3,361	(3,361)	-
Series Gallery Drop 112	63,602	16,600	(16,600)	-
Series Gallery Drop 113	48,983	12,785	(12,785)	-
Series Gallery Drop 114	3,846	1,004	(1,004)	-
Series Gallery Drop 115	12,221	3,190	(3,190)	-
Series Gallery Drop 116	12,635	3,298	(3,298)	-
Series Gallery Drop 117	5,499	1,435	(1,435)	-
Series Gallery Drop 118	48	13	(13)	-
Series Gallery Drop 119	61,602	16,078	(16,078)	-

Series Gallery Drop 120	99	26	(26)	-
Series Gallery Drop 121	14,211	3,709	(3,709)	-
Series Gallery Drop 122	7,871	2,054	(2,054)	-
Series Gallery Drop 123	4,924	1,285	(1,285)	-
Total	$2,256,492	$588,947	$(588,947)	$-

Based on consideration of the available evidence, including historical losses, the Company’s net deferred tax assets from its NOLs as of June 30, 2023 and December 31, 2022 are fully offset by a valuation allowance, and therefore, no tax benefit applicable to the loss for each individual Series in a loss position for the six-month period ended June 30, 2023 and the year ended December 31, 2022 has been recognized. The net losses do not expire for federal income tax purposes.
Prior to the sale of the Underlying Assets of Series Gallery Drop 020, Series Gallery Drop 027, Series Gallery Drop 045 and Series Gallery Drop 097, the Manager elected for each such Series to be treated as a partnership for tax purposes, instead of as a subchapter C corporation as previously elected. Accordingly, under the IRC, all such Series’ taxable income or loss flows through to the members of such Series. Therefore, no provision for income tax has been recorded in the Series financial statements for such Series.
The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements or any Series financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.
The Company is not presently subject to any income tax audit in any taxing jurisdiction.
Members’ Equity/(Deficit)
Members’ equity/(deficit) for the Company and any Series consists of capital contributions, equity to artists or third parties, membership contributions, distributions and retained earnings / (accumulated deficit).
Capital contributions are made by the Manager to cover operating expenses for which the Manager has elected not to be reimbursed.
With respect to equity issued to artists or third parties, in certain instances, Interests in a particular Series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the Underlying Asset of such Series (for example, Interests issued to an asset seller or consignor as partial consideration for an Underlying Asset), in each case as described in the respective offering statement filed with the Commission on Form 1-A, as amended and supplemented from time to time.
Membership contributions are made to a Series from a successful closing of the offering of such Series’ Interests and are calculated as the value of Interests sold in such offering net of brokerage fee (paid from the proceeds of the successfully such offering). Membership contributions may be made by both third parties and the Manager.
Distributions are made by a Series upon the occurrence of a liquidation event relating to the Series.
Earnings / (Loss) per Interest

Upon completion of an offering, each Series complies with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings / (loss) per Interest (“EPI”) is computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the year.
As of June 30, 2023 and 2022, the following Series had closed offerings, and the EPI for each Series was as follows (the following table excludes each Series that had only one Interest outstanding, held by the Manager, as of June 30, 2023 and 2022):

		June 30, 2023		June 30, 2022
Series	Membership Interests	Net (Loss) / Income	EPI	Net (Loss) / Income	EPI
Series #KW	10,000	$(2,126)	$(0.21)	$(2,757)	$(0.28)
Series Drop 002	1,000	-	-	(2,062)	(2.06)
Series Drop 003	1,000	(19,692)	(19.69)	(2,075)	(2.08)
Series Drop 004	1,000	-	-	(2,110)	(2.11)
Series Drop 005	1,250	(1,719)	(1.38)	(2,263)	(1.81)
Series Drop 008	1,000	-	-	(2,078)	(2.08)
Series Drop 009	3,250	-	-	(3,000)	(0.92)
Series Drop 010	1,000	-	-	(2,041)	(2.04)
Series Gallery Drop 011	1,000	(1,542)	(1.54)	(2,038)	(2.04)
Series Gallery Drop 012	2,000	(1,860)	(0.93)	(2,430)	(1.22)
Series Gallery Drop 013	1,500	(1,708)	(1.14)	(2,243)	(1.50)
Series Gallery Drop 014	1,000	-	-	(2,062)	(2.06)
Series Gallery Drop 015	1,000	-	-	(2,044)	(2.04)
Series Gallery Drop 016	1,000	-	-	(2,026)	(2.03)
Series Gallery Drop 017	1,000	(1,614)	(1.61)	(2,127)	(2.13)
Series Gallery Drop 018	480	-	-	(2,000)	(4.17)
Series Gallery Drop 019	750	-	-	(2,024)	(2.70)
Series Gallery Drop 020	1,820	-	-	-	-
Series Gallery Drop 021	1,100	-	-	(2,050)	(1.86)
Series Gallery Drop 022	1,000	-	-	(2,061)	(2.06)
Series Gallery Drop 023	1,000	-	-	(2,011)	(2.01)
Series Gallery Drop 024	1,000	-	-	(2,038)	(2.04)
Series Gallery Drop 025	1,000	-	-	-	-
Series Gallery Drop 026	2,000	-	-	103,115	51.56
Series Gallery Drop 027	5,000	-	-	-	-
Series Gallery Drop 028	2,000	-	-	(2,023)	(1.01)
Series Gallery Drop 029	5,000	-	-	(2,140)	(0.43)
Series Gallery Drop 030	2,000	(1,544)	(0.77)	(2,041)	(1.02)
Series Gallery Drop 031	2,000	(1,598)	(0.80)	(2,108)	(1.05)
Series Gallery Drop 032	5,000	-	-	(1,977)	(0.40)
Series Gallery Drop 033	2,400	-	-	(2,033)	(0.85)
Series Gallery Drop 034	21,250	(2,609)	(0.12)	(3,318)	(0.16)
Series Gallery Drop 035	3,750	-	-	(2,205)	(0.59)
Series Gallery Drop 036	5,100	-	-	(2,122)	(0.42)
Series Gallery Drop 037	2,650	-	-	(2,044)	(0.77)
Series Gallery Drop 038	7,350	-	-	(2,204)	(0.30)
Series Gallery Drop 039	6,750	(1,649)	(0.24)	(2,170)	(0.32)
Series Gallery Drop 040	3,550	-	-	(2,072)	(0.58)
Series Gallery Drop 041	5,500	-	-	(1,978)	(0.36)

Series Gallery Drop 042	2,100	-	-	(2,028)	(0.97)
Series Gallery Drop 043	6,700	-	-	(8,872)	(1.32)
Series Gallery Drop 044	70,000	(3,249)	(0.05)	(4,139)	(0.06)
Series Gallery Drop 045	23,000	-	-	-	-
Series Gallery Drop 046	5,300	(1,614)	(0.30)	(2,030)	(0.38)
Series Gallery Drop 047	3,000	-	-	(1,982)	(0.66)
Series Gallery Drop 048	5,800	(7,523)	(1.30)	(2,074)	(0.36)
Series Gallery Drop 049	22,500	(112,540)	(5.00)	(2,605)	(0.12)
Series Gallery Drop 050	2,950	-	-	(1,970)	(0.67)
Series Gallery Drop 051	3,100	(5,157)	(1.66)	(1,983)	(0.64)
Series Gallery Drop 052	1,000	-	-	(1,916)	(1.92)
Series Gallery Drop 053	7,950	-	-	(2,147)	(0.27)
Series Gallery Drop 054	1,900	-	-	(1,946)	(1.02)
Series Gallery Drop 055	4,750	-	-	(2,037)	(0.43)
Series Gallery Drop 056	2,120	-	-	(1,953)	(0.92)
Series Gallery Drop 057	1,800	-	-	(1,943)	(1.08)
Series Gallery Drop 058	2,240	-	-	(6,757)	(3.02)
Series Gallery Drop 059	7,760	(1,680)	(0.22)	(2,133)	(0.27)
Series Gallery Drop 060	5,110	-	-	89,709	17.56
Series Gallery Drop 061	2,310	-	-	(1,960)	(0.85)
Series Gallery Drop 062	1,620	-	-	(1,938)	(1.20)
Series Gallery Drop 063	2,110	(3,334)	(1.58)	(1,953)	(0.91)
Series Gallery Drop 064	3,370	(2,268)	(0.67)	(1,993)	(0.59)
Series Gallery Drop 065	2,612	-	-	(1,953)	(0.75)
Series Gallery Drop 066	9,470	(1,643)	(0.17)	(2,188)	(0.23)
Series Gallery Drop 067	6,320	-	-	(2,086)	(0.33)
Series Gallery Drop 068	2,530	-	-	(3,766)	(1.49)
Series Gallery Drop 069	3,700	-	-	(5,804)	(1.57)
Series Gallery Drop 070	3,280	-	-	(1,991)	(0.61)
Series Gallery Drop 071	10,390	(1,691)	(0.16)	(2,137)	(0.21)
Series Gallery Drop 072	35,000	-	-	(2,824)	(0.08)
Series Gallery Drop 073	4,660	-	-	(2,033)	(0.44)
Series Gallery Drop 074	2,200	-	-	(1,956)	(0.89)
Series Gallery Drop 075	5,830	-	-	(1,591)	(0.27)
Series Gallery Drop 076	5,830	-	-	(2,071)	(0.36)
Series Gallery Drop 077	3,880	-	-	(2,010)	(0.52)
Series Gallery Drop 078	2,200	-	-	(1,955)	(0.89)
Series Gallery Drop 079	2,120	-	-	(1,953)	(0.92)
Series Gallery Drop 080	1,580	-	-	(1,936)	(1.23)
Series Gallery Drop 082	8,420	-	-	23,502	2.79
Series Gallery Drop 083	4,740	-	-	(2,036)	(0.43)
Series Gallery Drop 086	36,470	-	-	(2,184)	(0.06)
Series Gallery Drop 089	2,520	-	-	(21,065)	(8.36)
Series Gallery Drop 091	3,940	-	-	(1,491)	(0.38)
Series Gallery Drop 093	4,580	-	-	(15,431)	(3.37)
Series Gallery Drop 094	2,280	-	-	(1,957)	(0.86)
Series Gallery Drop 095	4,760	-	-	(2,037)	(0.43)
Series Gallery Drop 096	3,050	-	-	(10,582)	(3.47)
Series Gallery Drop 097	3,160	-	-	-	-
Series Gallery Drop 098	1,470	-	-	(1,932)	(1.31)
Series Gallery Drop 099	13,680	(1,834)	(0.13)	(2,322)	(0.17)

Series Gallery Drop 100	1,950	-	-	(7,747)	(3.97)
Series Gallery Drop 101	21,130	(1,969)	(0.09)	(2,346)	(0.11)
Series Gallery Drop 102	1,480	-	-	(1,932)	(1.31)
Series Gallery Drop 103	1,840	-	-	15,101	8.21
Series Gallery Drop 104	1,310	-	-	(1,927)	(1.47)
Series Gallery Drop 105	6,500	-	-	(10,028)	(1.54)
Series Gallery Drop 107	2,380	-	-	(1,961)	(0.82)
Series Gallery Drop 108	3,170	-	-	(1,986)	(0.63)
Series Gallery Drop 109	3,240	-	-	(10,455)	(3.23)
Series Gallery Drop 110	1,060	-	-	4,560	4.30
Series Gallery Drop 111	1,890	-	-	(1,949)	(1.03)
Series Gallery Drop 112	7,500	-	-	(2,137)	(0.28)
Series Gallery Drop 113	5,790	-	-	(2,080)	(0.36)
Series Gallery Drop 114	1,350	-	-	(1,931)	(1.43)
Series Gallery Drop 115	1,650	-	-	(8,041)	(4.87)
Series Gallery Drop 116	236,800	(2,060)	(0.01)	(11,055)	(0.05)
Series Gallery Drop 117	93,700	(32,981)	(0.35)	(16,159)	(0.17)
Series Gallery Drop 119	88,400	-	-	(5,584)	(0.06)
Series Gallery Drop 121	32,800	-	-	(3,230)	(0.10)
Series Gallery Drop 122	115,800	(1,779)	(0.02)	(6,614)	(0.06)
Series Gallery Drop 123	46,800	$(1,600)	$(0.03)	$(3,824)	$(0.08)

Allocation Methodology
To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Underlying Assets and any indemnification payments made by the Company will be allocated amongst the various Interests in accordance with the Manager’s allocation policy. The allocation policy requires the Manager to allocate items that are allocable to a specific Series to be borne by, or distributed to, as applicable, the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of Underlying Assets or the number of Interests, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, it is anticipated that revenues and expenses will be allocated as follows:
Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Underlying Asset)
Revenue	Revenue from events and leasing opportunities for the asset	Allocable pro rata to the value of each Underlying Asset
	Asset sponsorship models	Allocable pro rata to the value of each Underlying Asset

Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Underwriting expense incurred outside of Brokerage Fee	Allocable pro rata to the number of Underlying Assets
	Legal expenses related to the submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Audit and accounting work related to the regulatory paperwork or a series	Allocable pro rata to the number of Underlying Assets
	Escrow agent fees for the administration of escrow accounts related to the offering	Allocable pro rata to the number of Underlying Assets

Compliance work, including diligence related to the preparation of a series	Allocable pro rata to the number of Underlying Assets

Acquisition Expense	Transportation of Underlying Asset as at time of acquisition	Allocable pro rata to the number of Underlying Assets
	Insurance of Underlying Asset as at time of acquisition	Allocable pro rata to the value of each Underlying Asset
	Preparation of marketing materials	Allocable pro rata to the number of Underlying Assets
	Pre-purchase inspection	Allocable pro rata to the number of Underlying Assets
	Interest expense in the case an Underlying Asset was pre-purchased us prior to the closing of an offering through a loan	Allocable directly to the applicable Underlying Asset
	Storage	Allocable pro rata to the number of Underlying Assets
	Security (e.g., surveillance and patrols)	Allocable pro rata to the number of Underlying Assets
	Custodial fees	Allocable pro rata to the number of Underlying Assets

Operating	Appraisal and valuation fees	Allocable pro rata to the number of Underlying Assets
Expense	Marketing expenses in connection with any revenue-generating event	Allocable pro rata to the value of each Underlying Asset
	Insurance	Allocable pro rata to the value of each Underlying Asset
	Maintenance	Allocable directly to the applicable Underlying Asset
	Transportation to any revenue-generating event	Allocable pro rata to the number of Underlying Assets
	Ongoing reporting requirements (e.g., Reg A+ or Exchange Act reporting)	Allocable pro rata to the number of Underlying Assets
	Audit, accounting and bookkeeping related to the reporting requirements of the series	Allocable pro rata to the number of Underlying Assets
	Other revenue-generating event related expenses (e.g., location, catering, facility management, film and photography crew)	Allocable pro rata to the value of each Underlying Asset

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata to the value of each Underlying Asset

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice.
NOTE 4: RELATED PARTY TRANSACTIONS
In the normal course of business, the Series acquire Underlying Assets from the Manager in exchange for promissory notes, which may or may not be interest bearing. Each note matures, and principal and accrued interest for each is due, within fourteen days of the closing of the offering for the associated Series.
No principal balance was owed to the Manager as of June 30, 2023 or December 31, 2022. No promissory notes were issued during the six-month period ended June 30, 2023 or the year ended December 31, 2022. During the year ended December 31, 2022, Series repaid the following promissory notes, as detailed in the table below:

Series	Note Issuance Date	Note Principal Amount	Interest Rate(1)	Note Repayment Date
Series Gallery Drop 116	09/15/21	$225,000	0%	02/28/22
Series Gallery Drop 117	10/25/21	89,000	0%	02/28/22
Series Gallery Drop 118	10/25/21	28,545	0%	Canceled(2)
Series Gallery Drop 119	11/30/21	84,000	0%	03/09/22

Series Gallery Drop 120	11/30/21	26,400	0%	Canceled(2)
Series Gallery Drop 121	11/30/21	31,200	0%	03/02/22
Series Gallery Drop 122	11/30/21	110,000	0%	02/28/22
Series Gallery Drop 123	11/30/21	$44,444	0%	03/09/22

(1)
Notes with a 0% interest rate are non-interest bearing.
(2)
On February 9, 2022, Series Gallery Drop 118 and Series Gallery Drop 120 each resold the Underlying Asset held by such Series to the Manager, the seller of such assets, in exchange for cancellation of the promissory notes issued to the Manager in connection with the purchase of such Underlying Assets. The notes did not bear any interest, and the obligation of such Series to make any payments under the notes terminated upon the closings of the sales. The Series were and are not in default under the notes.
Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.
On April 15, 2021, Series Gallery Drop 044 entered into a Purchase and Sale Agreement Addendum with the Manager, in its capacity as seller of the Series Gallery Drop 044 Underlying Asset. The Manager originally acquired the Series Gallery Drop 044 Underlying Asset from the prior owner of the Asset for a total cost of $650,000, of which $500,000 was paid in cash by the Manager and the remainder of which was paid in the form of in-kind consideration consisting of another asset then owned by the Manager, which was transferred to the prior Series Gallery Drop 044 Underlying Asset owner. The Manager acquired the in-kind consideration from an advisor to the Manager for a total cost of $150,000, all of which was paid on behalf of the Manager by Series Gallery Drop 044 in the form of the Series Gallery Drop 044 Interests to the advisor. In addition, the advisor invested $83,300 in cash in Series Gallery Drop 044 in a private placement transaction, with $50,800 paid in cash by the advisor and $32,500 paid by the advisor’s agreement to waive and not be paid the commission fee of the same amount owed to the advisor with respect to the acquisition of the Series Gallery Drop 044 Underlying Asset. Thus, the advisor received 23,330 Series Gallery Drop 044 Interests in the aggregate from the private placement transaction and the in-kind consideration. As the result of a mutual mistake, Series Gallery Drop 044 issued to the Manager, in its capacity as seller of the Series Gallery Drop 044 Underlying Asset, a promissory note in the original principal amount of $416,700 instead of $467,500, being the actual cash amount spent by the Manager to acquire the Asset ($500,000) less the $32,500 commission. Series Gallery Drop 044 incorrectly paid this commission to the Manager on April 22, 2021 from the proceeds of the offering of Series Gallery Drop 044 Interests. This amount is being treated as a prepayment of operating expenses by Series Gallery Drop 044, and a liability of the Manager. Since the Manager received $50,800 less in cash than was paid to acquire the Series Gallery Drop 044 Underlying Asset from the prior Series Gallery Drop 044 Underlying Asset owner, Series Gallery Drop 044 agreed to satisfy such shortfall by paying to the Manager, in its capacity as seller of the Series Gallery Drop 044 Underlying Asset, $50,800 in cash pursuant to the addendum. Series Gallery Drop 044 utilized the cash proceeds from the sale of Series Gallery Drop 044 Interests to the advisor referred to above to satisfy such shortfall.
To fund its organizational costs and start-up activities as well as to advance funds on behalf of a Series to purchase assets, the Manager has covered the expenses and costs of the Company and its Series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire assets from the Series subscription proceeds (less the applicable management fees), as they are received. As of June 30, 2023, the Company had $180,384 due to the Manager, with $45,371 in other (legal and taxes), accounting, storage and insurance fees and expenses associated with and incurred on behalf of the Series during the six-month period ended June 30, 2023, as detailed in the table below:

Series	Other	Accounting	Storage	Provision for Income Tax	Insurance	Total
Series #KW	$171	$1,086	$172	$50	$647	$2,126
Series Drop 003	171	1,086	292	50	93	1,692

Series Drop 005	171	1,086	172	50	240	1,719
Series Gallery Drop 011	171	1,086	172	50	63	1,542
Series Gallery Drop 012	171	1,086	172	50	381	1,860
Series Gallery Drop 013	171	1,086	172	50	229	1,708
Series Gallery Drop 017	171	1,086	172	50	135	1,614
Series Gallery Drop 030	171	1,086	172	50	65	1,544
Series Gallery Drop 031	171	1,086	172	50	119	1,598
Series Gallery Drop 034	171	1,086	172	50	1,130	2,609
Series Gallery Drop 039	171	1,086	172	50	170	1,649
Series Gallery Drop 046	171	1,086	172	50	135	1,614
Series Gallery Drop 048	171	1,086	172	50	144	1,623
Series Gallery Drop 049	171	1,086	172	50	585	2,064
Series Gallery Drop 051	171	1,086	172	50	78	1,557
Series Gallery Drop 059	171	1,086	172	50	201	1,680
Series Gallery Drop 063	171	1,086	172	50	55	1,534
Series Gallery Drop 064	113	1,086	114	50	55	1,418
Series Gallery Drop 066	171	1,086	172	50	164	1,643
Series Gallery Drop 071	171	1,086	172	50	212	1,691
Series Gallery Drop 099	171	1,086	172	50	355	1,834
Series Gallery Drop 101	171	1,086	172	50	490	1,969
Series Gallery Drop 116	171	1,086	172	50	581	2,060
Series Gallery Drop 117	171	1,086	172	50	165	1,644
Series Gallery Drop 122	171	1,086	172	50	300	1,779
Series Gallery Drop 123	171	1,086	172	50	121	1,600
Total	$4,388	$28,236	$4,534	$1,300	$6,913	$45,371

As of December 31, 2022, the Company had $143,748 due to the Manager, with $96,320 in other (legal and taxes), accounting, storage and insurance fees and expenses associated with and incurred on behalf of the Series during the year ended December 31, 2022, as detailed in the table below:

Series	Other	Accounting	Storage	Provision for Income Tax	Insurance	Total
Series #KW	$809	$2,029	$523	$50	$955	$4,366
Series Drop 003	809	2,029	177	50	137	3,202
Series Drop 005	809	2,029	272	50	362	3,522
Series Gallery Drop 011	809	2,029	158	50	93	3,139
Series Gallery Drop 012	809	2,029	357	50	563	3,808
Series Gallery Drop 013	809	2,029	262	50	339	3,489
Series Gallery Drop 017	809	2,029	203	50	199	3,290
Series Gallery Drop 030	809	2,029	370	50	97	3,355
Series Gallery Drop 031	809	2,029	193	50	176	3,257
Series Gallery Drop 034	809	2,029	807	50	1,653	5,348
Series Gallery Drop 039	809	2,029	225	50	251	3,364
Series Gallery Drop 046	728	2,010	205	50	203	3,196
Series Gallery Drop 048	753	2,010	215	50	228	3,256
Series Gallery Drop 049	753	2,010	484	50	864	4,161
Series Gallery Drop 051	753	2,010	168	50	117	3,098
Series Gallery Drop 059	753	2,010	244	50	297	3,354
Series Gallery Drop 063	753	2,010	153	50	80	3,046
Series Gallery Drop 064	753	2,010	173	50	129	3,115
Series Gallery Drop 066	753	2,010	272	50	292	3,377
Series Gallery Drop 071	753	2,010	246	50	362	3,421
Series Gallery Drop 099	753	2,010	340	50	524	3,677
Series Gallery Drop 101	752	2,010	460	50	547	3,819
Series Gallery Drop 113	474	1,622	121	50	127	2,394
Series Gallery Drop 116(1)	1,702	1,012	501	-	906	4,121

Series Gallery Drop 117	362	1,012	270	50	291	1,985
Series Gallery Drop 119	1,609	1,012	278	50	257	3,206
Series Gallery Drop 122(2)	1,702	1,012	537	50	443	3,744
Series Gallery Drop 123	1,702	1,012	194	50	252	3,210
Total	$24,707	$51,111	$8,408	$1,350	$10,744	$96,320

(1)
During the year ended December 31, 2022, Series Gallery Drop 122 had a non-cash transfer of $473 from the amount due to the Manager to capital contributions.
(2)
During the year ended December 31, 2022, Series Gallery Drop 113 had a non-cash transfer of $231 from the amount due to the Manager to capital contributions.
On November 22, 2022, the following Series exchanged the Underlying Assets of such Series for the amounts below for non-voting membership interests in Public Sneaker Collection LLC (“Public Sneaker”), an affiliate, by subscribing to the offering by Public Sneaker of its interests pursuant to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”). In connection with each such exchange, the applicable Series made de minimis operating expense reimbursement payments to the Manager for outstanding but unpaid expenses of such Series. The Manager assumed all remaining outstanding but unpaid expenses of such Series. The Manager, as the manager of each such Series, was appointed as liquidator and distributed to holders of interests in each such Series all of the remaining assets of such Series, which consisted, after the aforementioned reimbursements to the Manager, only of interests in Public Sneaker. After making such distributions, the Manager wound up such Series as the Series no longer have any assets or liabilities.

Series	Underlying Asset Exchange Value
Series Drop 002	$63,000
Series Drop 010	58,000
Series Gallery Drop 014	98,000
Series Gallery Drop 016	34,000
Series Gallery Drop 021	34,100
Series Gallery Drop 022	44,000
Series Gallery Drop 028	30,000
Series Gallery Drop 029	55,000
Series Gallery Drop 033	86,400
Series Gallery Drop 036	61,200
Series Gallery Drop 037	23,850
Series Gallery Drop 040	39,050
Series Gallery Drop 041	11,000
Series Gallery Drop 042	16,800
Series Gallery Drop 043	60,300
Series Gallery Drop 114	$13,500

NOTE 5: MEMBERS’ LIABILITY
The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.
NOTE 6: MEMBERS’ EQUITY

The members of each Series have certain rights with respect to the Series to which they are subscribed. Each Series generally holds a single asset or a collection of assets. A Series member is entitled to their pro rata share of the net profits derived from the Underlying Asset held in that series after deduction of expense allocations and direct expenses attributable to the Underlying Asset, based on their percentage of the total outstanding Interests in that Series.
The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation or liability.
Interests Outstanding, Series Subscriptions & Subscriptions Receivable
The table below details Interests outstanding as of June 30, 2023. During the six-month period ended June 30, 2023, the Company had no period subscriptions and thus received no cash on subscriptions.

Series Name	Interests Sold During Six-Month Period Ended June 30, 2023	Interests Outstanding as of June 30, 2023	Subscription Amount	Closed Date
Series #KW	-	10,000	$-	11/27/19
Series Drop 002	-	1,000	-	04/13/20
Series Drop 003	-	1,000	-	03/18/20
Series Drop 004	-	1,000	-	03/11/20
Series Drop 005	-	1,250	-	03/06/20
Series Drop 008	-	1,000	-	03/17/20
Series Drop 009	-	3,250	-	10/02/20
Series Drop 010	-	1,000	-	03/06/20
Series Gallery Drop 011	-	1,000	-	05/21/20
Series Gallery Drop 012	-	2,000	-	08/24/20
Series Gallery Drop 013	-	1,500	-	02/22/21
Series Gallery Drop 014	-	1,000	-	04/21/20
Series Gallery Drop 015	-	1,000	-	04/03/20
Series Gallery Drop 016	-	1,000	-	06/01/20
Series Gallery Drop 017	-	1,000	-	10/16/20
Series Gallery Drop 018	-	480	-	08/14/20
Series Gallery Drop 019	-	750	-	08/18/20
Series Gallery Drop 020	-	1,820	-	09/30/20
Series Gallery Drop 021	-	1,100	-	11/04/20
Series Gallery Drop 022	-	1,000	-	08/14/20
Series Gallery Drop 023	-	1,000	-	10/23/20
Series Gallery Drop 024	-	1,000	-	08/17/20
Series Gallery Drop 025	-	1,000	-	12/15/20
Series Gallery Drop 026	-	2,000	-	09/14/20
Series Gallery Drop 027	-	5,000	-	09/15/20
Series Gallery Drop 028	-	2,000	-	11/20/20
Series Gallery Drop 029	-	5,000	-	11/06/20
Series Gallery Drop 030	-	2,000	-	12/01/20
Series Gallery Drop 031	-	2,000	-	01/21/21
Series Gallery Drop 032	-	5,000	-	12/31/20
Series Gallery Drop 033	-	2,400	-	01/28/21
Series Gallery Drop 034	-	21,250	-	11/02/20
Series Gallery Drop 035	-	3,750	-	12/22/20
Series Gallery Drop 036	-	5,100	-	12/16/20

Series Gallery Drop 037	-	2,650	-	11/05/20
Series Gallery Drop 038	-	7,350	-	11/05/20
Series Gallery Drop 039	-	6,750	-	12/14/20
Series Gallery Drop 040	-	3,550	-	01/29/21
Series Gallery Drop 041	-	5,500	-	12/16/20
Series Gallery Drop 042	-	2,100	-	12/01/20
Series Gallery Drop 043	-	6,700	-	01/22/21
Series Gallery Drop 044	-	70,000	-	04/22/21
Series Gallery Drop 045	-	23,000	-	01/19/21
Series Gallery Drop 046	-	5,300	-	02/12/21
Series Gallery Drop 047	-	3,000	-	02/12/21
Series Gallery Drop 048	-	5,800	-	05/25/21
Series Gallery Drop 049	-	22,500	-	02/01/21
Series Gallery Drop 050	-	2,950	-	03/01/21
Series Gallery Drop 051	-	3,100	-	01/26/21
Series Gallery Drop 052	-	1,000	-	01/12/21
Series Gallery Drop 053	-	7,950	-	04/08/21
Series Gallery Drop 054	-	1,900	-	02/02/21
Series Gallery Drop 055	-	4,750	-	04/05/21
Series Gallery Drop 056	-	2,120	-	02/09/21
Series Gallery Drop 057	-	1,800	-	02/09/21
Series Gallery Drop 058	-	2,240	-	03/12/21
Series Gallery Drop 059	-	7,760	-	03/09/21
Series Gallery Drop 060	-	5,110	-	03/05/21
Series Gallery Drop 061	-	2,310	-	02/09/21
Series Gallery Drop 062	-	1,620	-	02/19/21
Series Gallery Drop 063	-	2,110	-	03/02/21
Series Gallery Drop 064	-	3,370	-	03/01/21
Series Gallery Drop 065	-	2,612	-	03/23/21
Series Gallery Drop 066	-	9,470	-	03/05/21
Series Gallery Drop 067	-	6,320	-	06/03/21
Series Gallery Drop 068	-	2,530	-	03/05/21
Series Gallery Drop 069	-	3,700	-	03/05/21
Series Gallery Drop 070	-	3,280	-	04/05/21
Series Gallery Drop 071	-	10,390	-	03/25/21
Series Gallery Drop 072	-	35,000	-	04/15/21
Series Gallery Drop 073	-	4,660	-	06/11/21
Series Gallery Drop 074	-	2,200	-	03/25/21
Series Gallery Drop 075	-	5,830	-	07/08/21
Series Gallery Drop 076	-	5,830	-	04/27/21
Series Gallery Drop 077	-	3,880	-	04/05/21
Series Gallery Drop 078	-	2,200	-	04/15/21
Series Gallery Drop 079	-	2,120	-	03/19/21
Series Gallery Drop 080	-	1,580	-	03/19/21
Series Gallery Drop 082	-	8,420	-	04/30/21
Series Gallery Drop 083	-	4,740	-	05/14/21
Series Gallery Drop 086	-	36,470	-	05/26/21
Series Gallery Drop 089	-	2,520	-	04/19/21
Series Gallery Drop 091	-	3,940	-	08/04/21
Series Gallery Drop 093	-	4,580	-	04/27/21
Series Gallery Drop 094	-	2,280	-	07/08/21

Series Gallery Drop 095	-	4,760	-	06/18/21
Series Gallery Drop 096	-	3,050	-	04/27/21
Series Gallery Drop 097	-	3,160	-	05/05/21
Series Gallery Drop 098	-	1,470	-	04/27/21
Series Gallery Drop 099	-	13,680	-	08/12/21
Series Gallery Drop 100	-	1,950	-	06/22/21
Series Gallery Drop 101	-	21,130	-	08/04/21
Series Gallery Drop 102	-	1,480	-	07/01/21
Series Gallery Drop 103	-	1,840	-	08/19/21
Series Gallery Drop 104	-	1,310	-	06/17/21
Series Gallery Drop 105	-	6,500	-	09/23/21
Series Gallery Drop 107	-	2,380	-	06/24/21
Series Gallery Drop 108	-	3,170	-	07/13/21
Series Gallery Drop 109	-	3,240	-	09/30/21
Series Gallery Drop 110	-	1,060	-	08/10/21
Series Gallery Drop 111	-	1,890	-	09/14/21
Series Gallery Drop 112	-	7,500	-	08/31/21
Series Gallery Drop 113	-	5,790	-	08/31/21
Series Gallery Drop 114	-	1,350	-	09/03/21
Series Gallery Drop 115	-	1,650	-	08/27/21
Series Gallery Drop 116	-	236,800	-	02/28/22
Series Gallery Drop 117	-	93,700	-	02/28/22
Series Gallery Drop 119	-	88,400	-	03/09/22
Series Gallery Drop 121	-	32,800	-	03/02/22
Series Gallery Drop 122	-	115,800	-	02/25/22
Series Gallery Drop 123	-	46,800	-	02/28/22
Total			$-

The table below details Interests outstanding as of December 31, 2022. During the year ended December 31, 2022, the Company received subscriptions of $498,500 (which amount excludes $115,800 in subscriptions recorded as Subscriptions Receivable as of December 31, 2021), as detailed in the table below:

Series Name	Interests Sold During Year Ended December 31, 2022	Interests Outstanding as of December 31, 2022	Subscription Amount	Closed Date
Series #KW	-	10,000	$-	11/27/19
Series Drop 002	-	1,000	-	04/13/20
Series Drop 003	-	1,000	-	03/18/20
Series Drop 004	-	1,000	-	03/11/20
Series Drop 005	-	1,250	-	03/06/20
Series Drop 008	-	1,000	-	03/17/20
Series Drop 009	-	3,250	-	10/02/20
Series Drop 010	-	1,000	-	03/06/20
Series Gallery Drop 011	-	1,000	-	05/21/20
Series Gallery Drop 012	-	2,000	-	08/24/20
Series Gallery Drop 013	-	1,500	-	02/22/21
Series Gallery Drop 014	-	1,000	-	04/21/20
Series Gallery Drop 015	-	1,000	-	04/03/20
Series Gallery Drop 016	-	1,000	-	06/01/20
Series Gallery Drop 017	-	1,000	-	10/16/20

Series Gallery Drop 018	-	480	-	08/14/20
Series Gallery Drop 019	-	750	-	08/18/20
Series Gallery Drop 020	-	1,820	-	09/30/20
Series Gallery Drop 021	-	1,100	-	11/04/20
Series Gallery Drop 022	-	1,000	-	08/14/20
Series Gallery Drop 023	-	1,000	-	10/23/20
Series Gallery Drop 024	-	1,000	-	08/17/20
Series Gallery Drop 025	-	1,000	-	12/15/20
Series Gallery Drop 026	-	2,000	-	09/14/20
Series Gallery Drop 027	-	5,000	-	09/15/20
Series Gallery Drop 028	-	2,000	-	11/20/20
Series Gallery Drop 029	-	5,000	-	11/06/20
Series Gallery Drop 030	-	2,000	-	12/01/20
Series Gallery Drop 031	-	2,000	-	01/21/21
Series Gallery Drop 032	-	5,000	-	12/31/20
Series Gallery Drop 033	-	2,400	-	01/28/21
Series Gallery Drop 034	-	21,250	-	11/02/20
Series Gallery Drop 035	-	3,750	-	12/22/20
Series Gallery Drop 036	-	5,100	-	12/16/20
Series Gallery Drop 037	-	2,650	-	11/05/20
Series Gallery Drop 038	-	7,350	-	11/05/20
Series Gallery Drop 039	-	6,750	-	12/14/20
Series Gallery Drop 040	-	3,550	-	01/29/21
Series Gallery Drop 041	-	5,500	-	12/16/20
Series Gallery Drop 042	-	2,100	-	12/01/20
Series Gallery Drop 043	-	6,700	-	01/22/21
Series Gallery Drop 044	-	70,000	-	04/22/21
Series Gallery Drop 045	-	23,000	-	01/19/21
Series Gallery Drop 046	-	5,300	-	02/12/21
Series Gallery Drop 047	-	3,000	-	02/12/21
Series Gallery Drop 048	-	5,800	-	05/25/21
Series Gallery Drop 049	-	22,500	-	02/01/21
Series Gallery Drop 050	-	2,950	-	03/01/21
Series Gallery Drop 051	-	3,100	-	01/26/21
Series Gallery Drop 052	-	1,000	-	01/12/21
Series Gallery Drop 053	-	7,950	-	04/08/21
Series Gallery Drop 054	-	1,900	-	02/02/21
Series Gallery Drop 055	-	4,750	-	04/05/21
Series Gallery Drop 056	-	2,120	-	02/09/21
Series Gallery Drop 057	-	1,800	-	02/09/21
Series Gallery Drop 058	-	2,240	-	03/12/21
Series Gallery Drop 059	-	7,760	-	03/09/21
Series Gallery Drop 060	-	5,110	-	03/05/21
Series Gallery Drop 061	-	2,310	-	02/09/21
Series Gallery Drop 062	-	1,620	-	02/19/21
Series Gallery Drop 063	-	2,110	-	03/02/21
Series Gallery Drop 064	-	3,370	-	03/01/21
Series Gallery Drop 065	-	2,612	-	03/23/21
Series Gallery Drop 066	-	9,470	-	03/05/21
Series Gallery Drop 067	-	6,320	-	06/03/21
Series Gallery Drop 068	-	2,530	-	03/05/21

Series Gallery Drop 069	-	3,700	-	03/05/21
Series Gallery Drop 070	-	3,280	-	04/05/21
Series Gallery Drop 071	-	10,390	-	03/25/21
Series Gallery Drop 072	-	35,000	-	04/15/21
Series Gallery Drop 073	-	4,660	-	06/11/21
Series Gallery Drop 074	-	2,200	-	03/25/21
Series Gallery Drop 075	-	5,830	-	07/08/21
Series Gallery Drop 076	-	5,830	-	04/27/21
Series Gallery Drop 077	-	3,880	-	04/05/21
Series Gallery Drop 078	-	2,200	-	04/15/21
Series Gallery Drop 079	-	2,120	-	03/19/21
Series Gallery Drop 080	-	1,580	-	03/19/21
Series Gallery Drop 082	-	8,420	-	04/30/21
Series Gallery Drop 083	-	4,740	-	05/14/21
Series Gallery Drop 086	-	36,470	-	05/26/21
Series Gallery Drop 089	-	2,520	-	04/19/21
Series Gallery Drop 091	-	3,940	-	08/04/21
Series Gallery Drop 093	-	4,580	-	04/27/21
Series Gallery Drop 094	-	2,280	-	07/08/21
Series Gallery Drop 095	-	4,760	-	06/18/21
Series Gallery Drop 096	-	3,050	-	04/27/21
Series Gallery Drop 097	-	3,160	-	05/05/21
Series Gallery Drop 098	-	1,470	-	04/27/21
Series Gallery Drop 099	-	13,680	-	08/12/21
Series Gallery Drop 100	-	1,950	-	06/22/21
Series Gallery Drop 101	-	21,130	-	08/04/21
Series Gallery Drop 102	-	1,480	-	07/01/21
Series Gallery Drop 103	-	1,840	-	08/19/21
Series Gallery Drop 104	-	1,310	-	06/17/21
Series Gallery Drop 105	-	6,500	-	09/23/21
Series Gallery Drop 107	-	2,380	-	06/24/21
Series Gallery Drop 108	-	3,170	-	07/13/21
Series Gallery Drop 109	-	3,240	-	09/30/21
Series Gallery Drop 110	-	1,060	-	08/10/21
Series Gallery Drop 111	-	1,890	-	09/14/21
Series Gallery Drop 112	-	7,500	-	08/31/21
Series Gallery Drop 113	-	5,790	-	08/31/21
Series Gallery Drop 114	-	1,350	-	09/03/21
Series Gallery Drop 115	-	1,650	-	08/27/21
Series Gallery Drop 116	236,800	236,800	236,800	02/28/22
Series Gallery Drop 117	93,700	93,700	93,700	02/28/22
Series Gallery Drop 119	88,400	88,400	88,400	03/09/22
Series Gallery Drop 121	32,800	32,800	32,800	03/02/22
Series Gallery Drop 122	-	115,800	-	02/25/22
Series Gallery Drop 123	46,800	46,800	46,800	02/28/22
Total			$498,500

Interest Issuances Related to Underlying Asset Acquisitions

In certain instances, Interests in a particular Series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the Underlying Asset of such Series (for example, Interests issued to an asset seller as partial consideration for an Underlying Asset or to an advisor through which the Company acquired an Underlying Asset), in each case as described in the respective offering statement filed with the Commission on Form 1-A, as amended and supplemented from time to time. During the six-month period ended June 30, 2023 and the year ended December 31, 2022, the Company issued no such Interests.
Distributions
During the six-month period ended June 30, 2023, on a total consolidated basis, the Company made distributions of $44,659, in connection with the dispositions of the underlying assets of the following Series:

Series	Distributions During Six-Month Period Ended June 30, 2023
Series Gallery Drop 075	$4,139
Series Gallery Drop 113	11,348
Series Gallery Drop 119	29,172
Total	$44,659

During the year ended December 31, 2022, on a total consolidated basis, the Company made distributions of $2,884,548, in connection with the dispositions of the underlying assets of the following Series:

Series	Distributions During Year Ended December 31, 2022
Series Drop 002(1)	$30,000
Series Drop 004	16,930
Series Drop 008	30,950
Series Drop 009	87,555
Series Drop 010(1)	24,000
Series Gallery Drop 014(1)	30,000
Series Gallery Drop 015	10,260
Series Gallery Drop 016(1)	19,539
Series Gallery Drop 018	28,142
Series Gallery Drop 019	14,085
Series Gallery Drop 021(1)	26,560
Series Gallery Drop 022(1)	29,948
Series Gallery Drop 023	35,100
Series Gallery Drop 024	32,550
Series Gallery Drop 026	200,700
Series Gallery Drop 028(1)	18,500
Series Gallery Drop 029(1)	53,309
Series Gallery Drop 032	8,900
Series Gallery Drop 033(1)	21,475
Series Gallery Drop 035	28,500
Series Gallery Drop 036(1)	48,202
Series Gallery Drop 037(1)	24,758
Series Gallery Drop 038	49,466
Series Gallery Drop 040(1)	33,211
Series Gallery Drop 041(1)	4,969
Series Gallery Drop 042(1)	20,000
Series Gallery Drop 043(1)	33,500

Series Gallery Drop 045	684,940
Series Gallery Drop 047	72,030
Series Gallery Drop 050	9,765
Series Gallery Drop 052	3,930
Series Gallery Drop 053	23,771
Series Gallery Drop 054	12,996
Series Gallery Drop 055	21,660
Series Gallery Drop 056	11,321
Series Gallery Drop 057	9,936
Series Gallery Drop 058	5,264
Series Gallery Drop 060	140,014
Series Gallery Drop 061	12,128
Series Gallery Drop 062	22,502
Series Gallery Drop 065	27,530
Series Gallery Drop 067	19,276
Series Gallery Drop 068	8,830
Series Gallery Drop 069	7,474
Series Gallery Drop 070	10,824
Series Gallery Drop 072	127,400
Series Gallery Drop 073	18,826
Series Gallery Drop 074	12,144
Series Gallery Drop 076	4,139
Series Gallery Drop 077	6,092
Series Gallery Drop 078	20,944
Series Gallery Drop 079	15,709
Series Gallery Drop 080	28,645
Series Gallery Drop 082	104,947
Series Gallery Drop 083	14,125
Series Gallery Drop 086	137,492
Series Gallery Drop 089	2,570
Series Gallery Drop 091	14,460
Series Gallery Drop 093	12,137
Series Gallery Drop 094	14,341
Series Gallery Drop 095	14,756
Series Gallery Drop 096	13,237
Series Gallery Drop 097(2)	(28)
Series Gallery Drop 098	3,278
Series Gallery Drop 100	13,748
Series Gallery Drop 102	2,131
Series Gallery Drop 103	35,034
Series Gallery Drop 104	25,545
Series Gallery Drop 105	71,500
Series Gallery Drop 107	8,830
Series Gallery Drop 108	8,274
Series Gallery Drop 109	12,150
Series Gallery Drop 110	16,282
Series Gallery Drop 111	8,297
Series Gallery Drop 112	14,025
Series Gallery Drop 114(1)	11,084
Series Gallery Drop 115	6,798

Series Gallery Drop 121	20,336
Total	$2,884,548

(1)
On November 22, 2022, the referenced Series exchanged the Underlying Assets of such Series for the amounts above for interests in Public Sneaker by subscribing to the offering by Public Sneaker of its interests pursuant to Regulation A. The Manager, as the manager of each such Series, distributed to holders of interests in each such Series all of the remaining assets of such Series, which consisted only of interests in Public Sneaker. Accordingly, the distributions referenced above indicate the remaining book value of the assets of such Series, which are the interests in Public Sneaker distributed.

(2)
The distribution for Series Gallery Drop 097 is a non-cash, de minimis adjustment to correct historical discrepancies.
NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS
The Company does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements and Series financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.
NOTE 8: COMMITMENTS AND CONTINGENCIES
The Company is not currently involved with and does not know of any pending or threatened litigation against the Company or the Manager.
In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. The continuing impact and effects of the COVID-19 pandemic on the operation and financial performance of the Company are unknown. However, the Company currently does not expect the COVID-19 pandemic to have a material adverse effect on the business or financial results at this time.
NOTE 9: RISKS AND UNCERTAINTIES
The Company’s and each Series’ operations are limited in scope. The Company holds no assets, and the Series hold no material assets other than art and other collectible assets. The Company and each Series have no employees, debts or contractual obligations. The Company and each Series are dependent upon the Manager to manage their business and provide funding for any current or future obligations.
Each Series is subject to an exceptionally high level of concentration risk. Each Series’ art and other collectible assets can decline in value, become worthless or be difficult or impossible to liquidate due to economic factors, trends in the art and collectibles markets, trends relating to the specific genres of assets, trends relating to broader markets, changes in the condition of the Underlying Assets and/or other factors. In periods of global financial weakness and disruption in financial and capital markets, the art and collectibles market tends to experience declines in transaction volume and prices, making it extremely difficult during such periods to liquidate art and collectibles at acceptable values or at all.
NOTE 10: SUBSEQUENT EVENTS
The Company and each Series has evaluated subsequent events through September 21, 2023, the date the consolidated financial statements and Series financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements and Series financial statements, except as set forth below.

On July 25, 2023, Series Gallery Drop 117 sold the Underlying Asset of such Series, an NFT by XCOPY titled BOTTOM FEEDER #35, for $19,899 net of platform fees versus the Series Gallery Drop 117 offering amount of $93,700. In connection with the sale, the Manager assumed all outstanding but unpaid Series Gallery Drop 117 acquisition and offering expenses. This resulted in a net loss to holders of Interests in Series Gallery Drop 117. After completing such distribution, the Manager intends to begin winding up Series Gallery Drop 117 as the Series will no longer have any assets or liabilities.

ITEM 4.  EXHIBITS

Exhibit No.	Description
2.1	Certificate of Formation of Otis Gallery LLC (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on February 20, 2019)
2.2	Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on February 20, 2019)
2.3
First Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

2.4	Second Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.4 to the Current Report on Form 1-U filed on October 5, 2020)
2.5	Third Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.5 to the Current Report on Form 1-U filed on August 11, 2022)
3.1	Series Designation for Series #KW Interests (incorporated by reference to Exhibit 3.1 to the Offering Statement on Form 1-A filed on February 20, 2019)
3.2	Series Designation for Series Drop 002 Interests (incorporated by reference to Exhibit 3.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.3	Series Designation for Series Drop 003 Interests (incorporated by reference to Exhibit 3.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.4	Series Designation for Series Drop 004 Interests (incorporated by reference to Exhibit 3.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.5	Series Designation for Series Drop 005 Interests (incorporated by reference to Exhibit 3.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.6	Series Designation for Series Drop 008 Interests (incorporated by reference to Exhibit 3.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.7	Series Designation for Series Drop 009 Interests (incorporated by reference to Exhibit 3.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.8	Series Designation for Series Drop 010 Interests (incorporated by reference to Exhibit 3.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.9	Series Designation for Series Gallery Drop 011 Interests (incorporated by reference to Exhibit 3.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.10	Series Designation for Series Gallery Drop 012 Interests (incorporated by reference to Exhibit 3.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.11	Series Designation for Series Gallery Drop 013 Interests (incorporated by reference to Exhibit 3.13 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.12	Series Designation for Series Gallery Drop 014 Interests (incorporated by reference to Exhibit 3.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.13	Series Designation for Series Gallery Drop 015 Interests (incorporated by reference to Exhibit 3.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.14	Series Designation for Series Gallery Drop 016 Interests (incorporated by reference to Exhibit 3.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
3.15	Series Designation for Series Gallery Drop 017 Interests (incorporated by reference to Exhibit 3.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
3.16	Series Designation for Series Gallery Drop 018 Interests (incorporated by reference to Exhibit 3.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

3.17	Series Designation for Series Gallery Drop 019 Interests (incorporated by reference to Exhibit 3.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.18	Series Designation for Series Gallery Drop 020 Interests (incorporated by reference to Exhibit 3.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.19	Series Designation for Series Gallery Drop 021 Interests (incorporated by reference to Exhibit 3.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.20	Series Designation for Series Gallery Drop 022 Interests (incorporated by reference to Exhibit 3.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.21	Series Designation for Series Gallery Drop 023 Interests (incorporated by reference to Exhibit 3.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.22	Series Designation for Series Gallery Drop 024 Interests (incorporated by reference to Exhibit 3.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.23	Series Designation for Series Gallery Drop 025 Interests (incorporated by reference to Exhibit 3.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.24	Series Designation for Series Gallery Drop 026 Interests (incorporated by reference to Exhibit 3.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.25	Series Designation for Series Gallery Drop 027 Interests (incorporated by reference to Exhibit 3.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.26	Series Designation for Series Gallery Drop 028 Interests (incorporated by reference to Exhibit 3.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.27	Series Designation for Series Gallery Drop 029 Interests (incorporated by reference to Exhibit 3.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.28	Series Designation for Series Gallery Drop 030 Interests (incorporated by reference to Exhibit 3.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.29	Series Designation for Series Gallery Drop 031 Interests (incorporated by reference to Exhibit 3.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.30	Series Designation for Series Gallery Drop 032 Interests (incorporated by reference to Exhibit 3.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.31	Series Designation for Series Gallery Drop 033 Interests (incorporated by reference to Exhibit 3.31 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.32	Series Designation for Series Gallery Drop 034 Interests (incorporated by reference to Exhibit 3.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.33	Series Designation for Series Gallery Drop 035 Interests (incorporated by reference to Exhibit 3.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.34	Series Designation for Series Gallery Drop 036 Interests (incorporated by reference to Exhibit 3.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.35	Series Designation for Series Gallery Drop 037 Interests (incorporated by reference to Exhibit 3.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.36	Series Designation for Series Gallery Drop 038 Interests (incorporated by reference to Exhibit 3.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.37	Series Designation for Series Gallery Drop 039 Interests (incorporated by reference to Exhibit 3.37 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.38	Series Designation for Series Gallery Drop 040 Interests (incorporated by reference to Exhibit 3.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.39	Series Designation for Series Gallery Drop 041 Interests (incorporated by reference to Exhibit 3.39 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

3.40	Series Designation for Series Gallery Drop 042 Interests (incorporated by reference to Exhibit 3.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.41	Series Designation for Series Gallery Drop 043 Interests (incorporated by reference to Exhibit 3.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
3.42	Amended and Restated Series Designation for Series Gallery Drop 044 Interests (incorporated by reference to Exhibit 3.42 to the Current Report on Form 1-U filed on November 10, 2020)
3.43	Series Designation for Series Gallery Drop 045 Interests (incorporated by reference to Exhibit 3.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
3.44	Series Designation for Series Gallery Drop 046 Interests (incorporated by reference to Exhibit 3.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.45	Series Designation for Series Gallery Drop 047 Interests (incorporated by reference to Exhibit 3.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.46	Series Designation for Series Gallery Drop 048 Interests (incorporated by reference to Exhibit 3.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.47	Series Designation for Series Gallery Drop 049 Interests (incorporated by reference to Exhibit 3.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.48	Series Designation for Series Gallery Drop 050 Interests (incorporated by reference to Exhibit 3.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.49	Series Designation for Series Gallery Drop 051 Interests (incorporated by reference to Exhibit 3.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.50	Series Designation for Series Gallery Drop 052 Interests (incorporated by reference to Exhibit 3.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.51	Series Designation for Series Gallery Drop 053 Interests (incorporated by reference to Exhibit 3.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.52	Series Designation for Series Gallery Drop 054 Interests (incorporated by reference to Exhibit 3.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.53	Series Designation for Series Gallery Drop 055 Interests (incorporated by reference to Exhibit 3.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.54	Series Designation for Series Gallery Drop 056 Interests (incorporated by reference to Exhibit 3.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.55	Series Designation for Series Gallery Drop 057 Interests (incorporated by reference to Exhibit 3.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.56	Series Designation for Series Gallery Drop 058 Interests (incorporated by reference to Exhibit 3.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.57	Series Designation for Series Gallery Drop 059 Interests (incorporated by reference to Exhibit 3.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.58	Series Designation for Series Gallery Drop 060 Interests (incorporated by reference to Exhibit 3.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.59	Series Designation for Series Gallery Drop 061 Interests (incorporated by reference to Exhibit 3.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.60	Series Designation for Series Gallery Drop 062 Interests (incorporated by reference to Exhibit 3.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.61	Series Designation for Series Gallery Drop 063 Interests (incorporated by reference to Exhibit 3.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.62	Series Designation for Series Gallery Drop 064 Interests (incorporated by reference to Exhibit 3.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

3.63	Series Designation for Series Gallery Drop 065 Interests (incorporated by reference to Exhibit 3.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.64	Series Designation for Series Gallery Drop 066 Interests (incorporated by reference to Exhibit 3.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.65	Series Designation for Series Gallery Drop 067 Interests (incorporated by reference to Exhibit 3.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.66	Series Designation for Series Gallery Drop 068 Interests (incorporated by reference to Exhibit 3.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.67	Series Designation for Series Gallery Drop 069 Interests (incorporated by reference to Exhibit 3.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.68	Series Designation for Series Gallery Drop 070 Interests (incorporated by reference to Exhibit 3.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.69	Series Designation for Series Gallery Drop 071 Interests (incorporated by reference to Exhibit 3.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.70	Series Designation for Series Gallery Drop 072 Interests (incorporated by reference to Exhibit 3.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.71	Series Designation for Series Gallery Drop 073 Interests (incorporated by reference to Exhibit 3.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.72	Series Designation for Series Gallery Drop 074 Interests (incorporated by reference to Exhibit 3.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.73	Series Designation for Series Gallery Drop 075 Interests (incorporated by reference to Exhibit 3.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.74	Series Designation for Series Gallery Drop 076 Interests (incorporated by reference to Exhibit 3.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.75	Series Designation for Series Gallery Drop 077 Interests (incorporated by reference to Exhibit 3.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.76	Series Designation for Series Gallery Drop 078 Interests (incorporated by reference to Exhibit 3.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.77	Series Designation for Series Gallery Drop 079 Interests (incorporated by reference to Exhibit 3.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.78	Series Designation for Series Gallery Drop 080 Interests (incorporated by reference to Exhibit 3.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.79	Series Designation for Series Gallery Drop 082 Interests (incorporated by reference to Exhibit 3.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.80	Series Designation for Series Gallery Drop 083 Interests (incorporated by reference to Exhibit 3.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.81	Series Designation for Series Gallery Drop 086 Interests (incorporated by reference to Exhibit 3.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.82	Series Designation for Series Gallery Drop 089 Interests (incorporated by reference to Exhibit 3.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.83	Series Designation for Series Gallery Drop 091 Interests (incorporated by reference to Exhibit 3.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.84	Series Designation for Series Gallery Drop 093 Interests (incorporated by reference to Exhibit 3.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.85	Series Designation for Series Gallery Drop 094 Interests (incorporated by reference to Exhibit 3.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

3.86	Series Designation for Series Gallery Drop 095 Interests (incorporated by reference to Exhibit 3.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.87	Series Designation for Series Gallery Drop 096 Interests (incorporated by reference to Exhibit 3.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.88	Series Designation for Series Gallery Drop 097 Interests (incorporated by reference to Exhibit 3.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.89	Series Designation for Series Gallery Drop 098 Interests (incorporated by reference to Exhibit 3.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.90	Series Designation for Series Gallery Drop 099 Interests (incorporated by reference to Exhibit 3.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.91	Series Designation for Series Gallery Drop 100 Interests (incorporated by reference to Exhibit 3.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.92	Series Designation for Series Gallery Drop 101 Interests (incorporated by reference to Exhibit 3.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.93	Series Designation for Series Gallery Drop 102 Interests (incorporated by reference to Exhibit 3.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.94	Series Designation for Series Gallery Drop 103 Interests (incorporated by reference to Exhibit 3.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.95	Series Designation for Series Gallery Drop 104 Interests (incorporated by reference to Exhibit 3.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.96	Series Designation for Series Gallery Drop 105 Interests (incorporated by reference to Exhibit 3.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.97	Series Designation for Series Gallery Drop 107 Interests (incorporated by reference to Exhibit 3.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.98	Series Designation for Series Gallery Drop 108 Interests (incorporated by reference to Exhibit 3.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.99	Series Designation for Series Gallery Drop 109 Interests (incorporated by reference to Exhibit 3.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.100	Series Designation for Series Gallery Drop 110 Interests (incorporated by reference to Exhibit 3.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.101	Series Designation for Series Gallery Drop 111 Interests (incorporated by reference to Exhibit 3.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.102	Series Designation for Series Gallery Drop 112 Interests (incorporated by reference to Exhibit 3.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.103	Series Designation for Series Gallery Drop 113 Interests (incorporated by reference to Exhibit 3.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.104	Series Designation for Series Gallery Drop 114 Interests (incorporated by reference to Exhibit 3.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.105	Series Designation for Series Gallery Drop 115 Interests (incorporated by reference to Exhibit 3.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.114	Series Designation for Series Gallery Drop 116 Interests (incorporated by reference to Exhibit 3.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)
3.115	Series Designation for Series Gallery Drop 117 Interests (incorporated by reference to Exhibit 3.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)
3.116	Series Designation for Series Gallery Drop 119 Interests (incorporated by reference to Exhibit 3.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

3.117	Series Designation for Series Gallery Drop 121 Interests (incorporated by reference to Exhibit 3.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
3.118	Series Designation for Series Gallery Drop 122 Interests (incorporated by reference to Exhibit 3.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
3.119	Series Designation for Series Gallery Drop 123 Interests (incorporated by reference to Exhibit 3.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
4.1	Form of Subscription Agreement for Series #KW Interests (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on July 10, 2019)
4.2	Form of Subscription Agreement for Series Drop 002 Interests (incorporated by reference to Exhibit 4.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.3	Form of Subscription Agreement for Series Drop 003 Interests (incorporated by reference to Exhibit 4.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.4	Form of Subscription Agreement for Series Drop 004 Interests (incorporated by reference to Exhibit 4.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.5	Form of Subscription Agreement for Series Drop 005 Interests (incorporated by reference to Exhibit 4.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.6	Form of Subscription Agreement for Series Drop 008 Interests (incorporated by reference to Exhibit 4.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.7	Form of Subscription Agreement for Series Drop 009 Interests (incorporated by reference to Exhibit 4.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.8	Form of Subscription Agreement for Series Drop 010 Interests (incorporated by reference to Exhibit 4.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.9	Form of Subscription Agreement for Series Gallery Drop 011 Interests (incorporated by reference to Exhibit 4.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.10	Form of Subscription Agreement for Series Gallery Drop 012 Interests (incorporated by reference to Exhibit 4.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.11	Form of Subscription Agreement for Series Gallery Drop 013 Interests (incorporated by reference to Exhibit 4.11 to the Current Report on Form 1-U filed on October 5, 2020)
4.12	Form of Subscription Agreement for Series Gallery Drop 014 Interests (incorporated by reference to Exhibit 4.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.13	Form of Subscription Agreement for Series Gallery Drop 015 Interests (incorporated by reference to Exhibit 4.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.14	Form of Subscription Agreement for Series Gallery Drop 016 Interests (incorporated by reference to Exhibit 4.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
4.15	Form of Subscription Agreement for Series Gallery Drop 017 Interests (incorporated by reference to Exhibit 4.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
4.16	Form of Subscription Agreement for Series Gallery Drop 018 Interests (incorporated by reference to Exhibit 4.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)
4.17	Form of Subscription Agreement for Series Gallery Drop 019 Interests (incorporated by reference to Exhibit 4.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

4.18	Form of Subscription Agreement for Series Gallery Drop 020 Interests (incorporated by reference to Exhibit 4.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.19	Form of Subscription Agreement for Series Gallery Drop 021 Interests (incorporated by reference to Exhibit 4.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.20	Form of Subscription Agreement for Series Gallery Drop 022 Interests (incorporated by reference to Exhibit 4.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.21	Form of Subscription Agreement for Series Gallery Drop 023 Interests (incorporated by reference to Exhibit 4.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.22	Form of Subscription Agreement for Series Gallery Drop 024 Interests (incorporated by reference to Exhibit 4.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.23	Form of Subscription Agreement for Series Gallery Drop 025 Interests (incorporated by reference to Exhibit 4.23 to the Current Report on Form 1-U filed on October 5, 2020)
4.24	Form of Subscription Agreement for Series Gallery Drop 026 Interests (incorporated by reference to Exhibit 4.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.25	Form of Subscription Agreement for Series Gallery Drop 027 Interests (incorporated by reference to Exhibit 4.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.26	Form of Subscription Agreement for Series Gallery Drop 028 Interests (incorporated by reference to Exhibit 4.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.27	Form of Subscription Agreement for Series Gallery Drop 029 Interests (incorporated by reference to Exhibit 4.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.28	Form of Subscription Agreement for Series Gallery Drop 030 Interests (incorporated by reference to Exhibit 4.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.29	Form of Subscription Agreement for Series Gallery Drop 031 Interests (incorporated by reference to Exhibit 4.29 to the Current Report on Form 1-U filed on October 5, 2020)
4.30	Form of Subscription Agreement for Series Gallery Drop 032 Interests (incorporated by reference to Exhibit 4.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.31	Form of Subscription Agreement for Series Gallery Drop 033 Interests (incorporated by reference to Exhibit 4.31 to the Current Report on Form 1-U filed on October 5, 2020)
4.32	Form of Subscription Agreement for Series Gallery Drop 034 Interests (incorporated by reference to Exhibit 4.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.33	Form of Subscription Agreement for Series Gallery Drop 035 Interests (incorporated by reference to Exhibit 4.33 to the Current Report on Form 1-U filed on October 5, 2020)
4.34	Form of Subscription Agreement for Series Gallery Drop 036 Interests (incorporated by reference to Exhibit 4.34 to the Current Report on Form 1-U filed on October 5, 2020)
4.35	Form of Subscription Agreement for Series Gallery Drop 037 Interests (incorporated by reference to Exhibit 4.35 to the Current Report on Form 1-U filed on October 5, 2020)
4.36	Form of Subscription Agreement for Series Gallery Drop 038 Interests (incorporated by reference to Exhibit 4.36 to the Current Report on Form 1-U filed on October 5, 2020)
4.37	Form of Subscription Agreement for Series Gallery Drop 039 Interests (incorporated by reference to Exhibit 4.37 to the Current Report on Form 1-U filed on October 5, 2020)
4.38	Form of Subscription Agreement for Series Gallery Drop 040 Interests (incorporated by reference to Exhibit 4.38 to the Current Report on Form 1-U filed on October 5, 2020)
4.39	Form of Subscription Agreement for Series Gallery Drop 041 Interests (incorporated by reference to Exhibit 4.39 to the Current Report on Form 1-U filed on October 5, 2020)
4.40	Form of Subscription Agreement for Series Gallery Drop 042 Interests (incorporated by reference to Exhibit 4.40 to the Current Report on Form 1-U filed on October 5, 2020)

4.41	Form of Subscription Agreement for Series Gallery Drop 043 Interests (incorporated by reference to Exhibit 4.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.42	Form of Subscription Agreement for Series Gallery Drop 044 Interests (incorporated by reference to Exhibit 4.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.43	Form of Subscription Agreement for Series Gallery Drop 045 Interests (incorporated by reference to Exhibit 4.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.44	Form of Subscription Agreement for Series Gallery Drop 046 Interests (incorporated by reference to Exhibit 4.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.45	Form of Subscription Agreement for Series Gallery Drop 047 Interests (incorporated by reference to Exhibit 4.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.46	Form of Subscription Agreement for Series Gallery Drop 048 Interests (incorporated by reference to Exhibit 4.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.47	Form of Subscription Agreement for Series Gallery Drop 049 Interests (incorporated by reference to Exhibit 4.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.48	Form of Subscription Agreement for Series Gallery Drop 050 Interests (incorporated by reference to Exhibit 4.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.49	Form of Subscription Agreement for Series Gallery Drop 051 Interests (incorporated by reference to Exhibit 4.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.50	Form of Subscription Agreement for Series Gallery Drop 052 Interests (incorporated by reference to Exhibit 4.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.51	Form of Subscription Agreement for Series Gallery Drop 053 Interests (incorporated by reference to Exhibit 4.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.52	Form of Subscription Agreement for Series Gallery Drop 054 Interests (incorporated by reference to Exhibit 4.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.53	Form of Subscription Agreement for Series Gallery Drop 055 Interests (incorporated by reference to Exhibit 4.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.54	Form of Subscription Agreement for Series Gallery Drop 056 Interests (incorporated by reference to Exhibit 4.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.55	Form of Subscription Agreement for Series Gallery Drop 057 Interests (incorporated by reference to Exhibit 4.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.56	Form of Subscription Agreement for Series Gallery Drop 058 Interests (incorporated by reference to Exhibit 4.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

4.57	Form of Subscription Agreement for Series Gallery Drop 059 Interests (incorporated by reference to Exhibit 4.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.58	Form of Subscription Agreement for Series Gallery Drop 060 Interests (incorporated by reference to Exhibit 4.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.59	Form of Subscription Agreement for Series Gallery Drop 061 Interests (incorporated by reference to Exhibit 4.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.60	Form of Subscription Agreement for Series Gallery Drop 062 Interests (incorporated by reference to Exhibit 4.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.61	Form of Subscription Agreement for Series Gallery Drop 063 Interests (incorporated by reference to Exhibit 4.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.62	Form of Subscription Agreement for Series Gallery Drop 064 Interests (incorporated by reference to Exhibit 4.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.63	Form of Subscription Agreement for Series Gallery Drop 065 Interests (incorporated by reference to Exhibit 4.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.64	Form of Subscription Agreement for Series Gallery Drop 066 Interests (incorporated by reference to Exhibit 4.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.65	Form of Subscription Agreement for Series Gallery Drop 067 Interests (incorporated by reference to Exhibit 4.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.66	Form of Subscription Agreement for Series Gallery Drop 068 Interests (incorporated by reference to Exhibit 4.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.67	Form of Subscription Agreement for Series Gallery Drop 069 Interests (incorporated by reference to Exhibit 4.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.68	Form of Subscription Agreement for Series Gallery Drop 070 Interests (incorporated by reference to Exhibit 4.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.69	Form of Subscription Agreement for Series Gallery Drop 071 Interests (incorporated by reference to Exhibit 4.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.70	Form of Subscription Agreement for Series Gallery Drop 072 Interests (incorporated by reference to Exhibit 4.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.71	Form of Subscription Agreement for Series Gallery Drop 073 Interests (incorporated by reference to Exhibit 4.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.72	Form of Subscription Agreement for Series Gallery Drop 074 Interests (incorporated by reference to Exhibit 4.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

4.73	Form of Subscription Agreement for Series Gallery Drop 075 Interests (incorporated by reference to Exhibit 4.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.74	Form of Subscription Agreement for Series Gallery Drop 076 Interests (incorporated by reference to Exhibit 4.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.75	Form of Subscription Agreement for Series Gallery Drop 077 Interests (incorporated by reference to Exhibit 4.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.76	Form of Subscription Agreement for Series Gallery Drop 078 Interests (incorporated by reference to Exhibit 4.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.77	Form of Subscription Agreement for Series Gallery Drop 079 Interests (incorporated by reference to Exhibit 4.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.78	Form of Subscription Agreement for Series Gallery Drop 080 Interests (incorporated by reference to Exhibit 4.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.79	Form of Subscription Agreement for Series Gallery Drop 082 Interests (incorporated by reference to Exhibit 4.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.80	Form of Subscription Agreement for Series Gallery Drop 083 Interests (incorporated by reference to Exhibit 4.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.81	Form of Subscription Agreement for Series Gallery Drop 086 Interests (incorporated by reference to Exhibit 4.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.82	Form of Subscription Agreement for Series Gallery Drop 089 Interests (incorporated by reference to Exhibit 4.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.83	Form of Subscription Agreement for Series Gallery Drop 091 Interests (incorporated by reference to Exhibit 4.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.84	Form of Subscription Agreement for Series Gallery Drop 093 Interests (incorporated by reference to Exhibit 4.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.85	Form of Subscription Agreement for Series Gallery Drop 094 Interests (incorporated by reference to Exhibit 4.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.86	Form of Subscription Agreement for Series Gallery Drop 095 Interests (incorporated by reference to Exhibit 4.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.87	Form of Subscription Agreement for Series Gallery Drop 096 Interests (incorporated by reference to Exhibit 4.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.88	Form of Subscription Agreement for Series Gallery Drop 097 Interests (incorporated by reference to Exhibit 4.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

4.89	Form of Subscription Agreement for Series Gallery Drop 098 Interests (incorporated by reference to Exhibit 4.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.90	Form of Subscription Agreement for Series Gallery Drop 099 Interests (incorporated by reference to Exhibit 4.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.91	Form of Subscription Agreement for Series Gallery Drop 100 Interests (incorporated by reference to Exhibit 4.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.92	Form of Subscription Agreement for Series Gallery Drop 101 Interests (incorporated by reference to Exhibit 4.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.93	Form of Subscription Agreement for Series Gallery Drop 102 Interests (incorporated by reference to Exhibit 4.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.94	Form of Subscription Agreement for Series Gallery Drop 103 Interests (incorporated by reference to Exhibit 4.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.95	Form of Subscription Agreement for Series Gallery Drop 104 Interests (incorporated by reference to Exhibit 4.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.96	Form of Subscription Agreement for Series Gallery Drop 105 Interests (incorporated by reference to Exhibit 4.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.97	Form of Subscription Agreement for Series Gallery Drop 107 Interests (incorporated by reference to Exhibit 4.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.98	Form of Subscription Agreement for Series Gallery Drop 108 Interests (incorporated by reference to Exhibit 4.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.99	Form of Subscription Agreement for Series Gallery Drop 109 Interests (incorporated by reference to Exhibit 4.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.100	Form of Subscription Agreement for Series Gallery Drop 110 Interests (incorporated by reference to Exhibit 4.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.101	Form of Subscription Agreement for Series Gallery Drop 111 Interests (incorporated by reference to Exhibit 4.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.102	Form of Subscription Agreement for Series Gallery Drop 112 Interests (incorporated by reference to Exhibit 4.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.103	Form of Subscription Agreement for Series Gallery Drop 113 Interests (incorporated by reference to Exhibit 4.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.104	Form of Subscription Agreement for Series Gallery Drop 114 Interests (incorporated by reference to Exhibit 4.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.105	Form of Subscription Agreement for Series Gallery Drop 115 Interests (incorporated by reference to Exhibit 4.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.114
Form of Subscription Agreement for Series Gallery Drop 116 Interests (incorporated by reference to Exhibit 4.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

4.115	Form of Subscription Agreement for Series Gallery Drop 117 Interests (incorporated by reference to Exhibit 4.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)
4.116	Form of Subscription Agreement for Series Gallery Drop 119 Interests (incorporated by reference to Exhibit 4.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

4.117	Form of Subscription Agreement for Series Gallery Drop 121 Interests (incorporated by reference to Exhibit 4.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
4.118	Form of Subscription Agreement for Series Gallery Drop 122 Interests (incorporated by reference to Exhibit 4.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
4.119	Form of Subscription Agreement for Series Gallery Drop 123 Interests (incorporated by reference to Exhibit 4.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
6.1.1
Termination Agreement, dated October 5, 2020, between Otis Gallery LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1.1 to the Current Report on Form 1-U filed on October 5, 2020)

6.1.2
Broker-Dealer Agreement, dated September 3, 2020, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.2 to the Current Report on Form 1-U filed on October 5, 2020)

6.1.3	PPEX ATS Company Agreement, dated April 29, 2021, between Otis Gallery LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1.3 to the Current Report on Form 1-U filed on July 21, 2021)
6.1.4.1	Secondary Market Transactions Engagement Letter, dated April 29, 2021, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.4 to the Current Report on Form 1-U filed on July 21, 2021)
6.1.4.2	Amendment No. 1 to Secondary Market Transactions Engagement Letter, dated September 16, 2022, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.4.2 to the Current Report on Form 1-U filed on September 19, 2022)
6.2
Asset Management Agreement, dated February 19, 2019, between Otis Wealth, Inc. and Series #KW, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.3
Purchase and Sale Agreement, dated February 19, 2019, between Series #KW, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.3 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.4
Promissory Note issued by Series #KW, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 19, 2019 (incorporated by reference to Exhibit 6.4 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.5
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.6
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 002, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.6 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.7
Promissory Note issued by Series Drop 002, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.7 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.8
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.9
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 003, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.10
Promissory Note issued by Series Drop 003, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.11
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.12
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 004, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.13
Promissory Note issued by Series Drop 004, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.13 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.14
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.15
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 005, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.16
Promissory Note issued by Series Drop 005, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.17
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.18
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 008, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.19
Promissory Note issued by Series Drop 008, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.20
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.21
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 009, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.22
Promissory Note issued by Series Drop 009, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.23
Asset Management Agreement, dated September 16, 2019, between Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.24
Purchase and Sale Agreement, dated September 16, 2019, between Series Drop 010, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.25
Promissory Note issued by Series Drop 010, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 16, 2019 (incorporated by reference to Exhibit 6.31 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.26
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 011, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.27
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 011, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.28
Promissory Note issued by Series Gallery Drop 011, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.29
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 012, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.30
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 012, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.31
Promissory Note issued by Series Gallery Drop 012, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.37 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.32
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 013, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.33
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 013, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.39 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.34
Promissory Note issued by Series Gallery Drop 013, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.35
Asset Management Agreement, dated December 17, 2019, between Otis Wealth, Inc. and Series Gallery Drop 014, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.36
Purchase and Sale Agreement, dated December 17, 2019, between Series Gallery Drop 014, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.37
Promissory Note issued by Series Gallery Drop 014, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 17, 2019 (incorporated by reference to Exhibit 6.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.38
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 015, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.39
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 015, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.40
Promissory Note issued by Series Gallery Drop 015, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.41
Asset Management Agreement, dated March 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 016, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.42
Purchase and Sale Agreement, dated March 18, 2020, between Series Gallery Drop 016, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.43
Promissory Note issued by Series Gallery Drop 016, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 18, 2020 (incorporated by reference to Exhibit 6.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.44
Asset Management Agreement, dated March 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 017, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.45
Purchase and Sale Agreement, dated March 18, 2020, between Series Gallery Drop 017, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.46
Promissory Note issued by Series Gallery Drop 017, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 18, 2020 (incorporated by reference to Exhibit 6.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.47
Asset Management Agreement, dated May 13, 2020, between Otis Wealth, Inc. and Series Gallery Drop 018, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.48
Purchase and Sale Agreement, dated May 13, 2020, between Series Gallery Drop 018, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.49
Promissory Note issued by Series Gallery Drop 018, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 13, 2020 (incorporated by reference to Exhibit 6.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.50
Asset Management Agreement, dated May 28, 2020, between Otis Wealth, Inc. and Series Gallery Drop 019, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.51
Purchase and Sale Agreement, dated May 28, 2020, between Series Gallery Drop 019, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.52
Promissory Note issued by Series Gallery Drop 019, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 28, 2020 (incorporated by reference to Exhibit 6.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.53
Asset Management Agreement, dated May 28, 2020, between Otis Wealth, Inc. and Series Gallery Drop 020, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.54
Purchase and Sale Agreement, dated May 28, 2020, between Series Gallery Drop 020, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.55
Promissory Note issued by Series Gallery Drop 020, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 28, 2020 (incorporated by reference to Exhibit 6.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.56
Asset Management Agreement, dated May 29, 2020, between Otis Wealth, Inc. and Series Gallery Drop 021, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.57
Purchase and Sale Agreement, dated May 29, 2020, between Series Gallery Drop 021, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.58
Promissory Note issued by Series Gallery Drop 021, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 29, 2020 (incorporated by reference to Exhibit 6.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.59
Asset Management Agreement, dated June 2, 2020, between Otis Wealth, Inc. and Series Gallery Drop 022, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.60
Purchase and Sale Agreement, dated June 2, 2020, between Series Gallery Drop 022, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.61
Promissory Note issued by Series Gallery Drop 022, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 2, 2020 (incorporated by reference to Exhibit 6.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.62
Asset Management Agreement, dated June 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 023, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.63
Purchase and Sale Agreement, dated June 10, 2020, between Series Gallery Drop 023, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.64
Promissory Note issued by Series Gallery Drop 023, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 10, 2020 (incorporated by reference to Exhibit 6.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.65
Asset Management Agreement, dated June 9, 2020, between Otis Wealth, Inc. and Series Gallery Drop 024, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.66
Purchase and Sale Agreement, dated June 9, 2020, between Series Gallery Drop 024, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.67
Promissory Note issued by Series Gallery Drop 024, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2020 (incorporated by reference to Exhibit 6.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.68
Asset Management Agreement, dated June 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 025, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.69
Purchase and Sale Agreement, dated June 10, 2020, between Series Gallery Drop 025, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.70
Promissory Note issued by Series Gallery Drop 025, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 10, 2020 (incorporated by reference to Exhibit 6.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.71
Asset Management Agreement, dated June 9, 2020, between Otis Wealth, Inc. and Series Gallery Drop 026, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.72
Purchase and Sale Agreement, dated June 9, 2020, between Series Gallery Drop 026, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.73
Promissory Note issued by Series Gallery Drop 026, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2020 (incorporated by reference to Exhibit 6.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.74
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 027, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.75
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 027, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.76
Promissory Note issued by Series Gallery Drop 027, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.77
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 028, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.78
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 028, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.79
Promissory Note issued by Series Gallery Drop 028, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.80
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 029, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.81
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 029, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.82
Promissory Note issued by Series Gallery Drop 029, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.83
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 030, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7,

6.84
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 030, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.85
Promissory Note issued by Series Gallery Drop 030, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.86
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 031, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.87
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 031, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.88
Promissory Note issued by Series Gallery Drop 031, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.89
Asset Management Agreement, dated August 3, 2020, between Otis Wealth, Inc. and Series Gallery Drop 032, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.90
Purchase and Sale Agreement, dated August 3, 2020, between Series Gallery Drop 032, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.90 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.91
Promissory Note issued by Series Gallery Drop 032, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 3, 2020 (incorporated by reference to Exhibit 6.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.92
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 033, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.93
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 033, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.94
Promissory Note issued by Series Gallery Drop 033, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.95
Asset Management Agreement, dated August 3, 2020, between Otis Wealth, Inc. and Series Gallery Drop 034, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.96
Purchase and Sale Agreement, dated August 3, 2020, between Series Gallery Drop 034, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.97
Promissory Note issued by Series Gallery Drop 034, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 3, 2020 (incorporated by reference to Exhibit 6.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.98
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 035, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.99
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 035, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.100
Promissory Note issued by Series Gallery Drop 035, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.101
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 036, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.102
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 036, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.103
Promissory Note issued by Series Gallery Drop 036, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.104
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 037, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.105
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 037, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.106
Promissory Note issued by Series Gallery Drop 037, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.107
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 038, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.108
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 038, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.109
Promissory Note issued by Series Gallery Drop 038, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.110
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 039, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.111
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 039, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.112
Promissory Note issued by Series Gallery Drop 039, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.113
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 040, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.114
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 040, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.115
Promissory Note issued by Series Gallery Drop 040, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.116
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 041, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.116 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.117
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 041, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.118
Promissory Note issued by Series Gallery Drop 041, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.118 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.119
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 042, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.120
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 042, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.121
Promissory Note issued by Series Gallery Drop 042, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.122
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 043, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.122 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.123
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 043, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.123 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.124
Promissory Note issued by Series Gallery Drop 043, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.124 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.125
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 044, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.125 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.126.1
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 044, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.126 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.126.2
Purchase and Sale Agreement, Addendum dated April 15, 2021, between Series Gallery Drop 044, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.126.2 to Form 1-K filed on April 30, 2021)

6.127
Promissory Note issued by Series Gallery Drop 044, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.127 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.128
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 045, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.128 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.129
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 045, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.129 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.130
Promissory Note issued by Series Gallery Drop 045, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.130 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.131
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 046, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.131 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.132
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 046, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.132 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.133
Promissory Note issued by Series Gallery Drop 046, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.133 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.134
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 047, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.134 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.135
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 047, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.135 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.136
Promissory Note issued by Series Gallery Drop 047, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.136 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.137
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 048, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.137 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.138
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 048, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.138 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.139
Promissory Note issued by Series Gallery Drop 048, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.139 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.140
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 049, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.140 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.141
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 049, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.141 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.142
Promissory Note issued by Series Gallery Drop 049, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.142 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.143
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 050, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.143 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.144
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 050, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.144 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.145
Promissory Note issued by Series Gallery Drop 050, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.145 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.146
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 051, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.146 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.147
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 051, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.147 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.148
Promissory Note issued by Series Gallery Drop 051, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.148 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.149
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 052, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.149 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.150
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 052, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.150 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.151
Promissory Note issued by Series Gallery Drop 052, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.151 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.152
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 053, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.152 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.153
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 053, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.153 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.154
Promissory Note issued by Series Gallery Drop 053, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.154 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.155
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 054, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.155 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.156
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 054, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.156 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.157
Promissory Note issued by Series Gallery Drop 054, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.157 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.158
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 055, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.158 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.159
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 055, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.159 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.160
Promissory Note issued by Series Gallery Drop 055, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.160 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.161
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 056, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.161 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.162
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 056, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.162 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.163
Promissory Note issued by Series Gallery Drop 056, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.163 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.164
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 057, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.164 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.165
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 057, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.165 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.166
Promissory Note issued by Series Gallery Drop 057, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.166 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.167
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 058, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.167 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.168
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 058, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.168 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.169
Promissory Note issued by Series Gallery Drop 058, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.169 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.170
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 059, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.170 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.171
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 059, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.171 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.172
Promissory Note issued by Series Gallery Drop 059, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.172 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.173
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 060, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.173 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.174
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 060, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.174 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.175
Promissory Note issued by Series Gallery Drop 060, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.175 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.176
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 061, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.176 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.177
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 061, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.177 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.178
Promissory Note issued by Series Gallery Drop 061, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.178 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.179
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 062, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.179 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.180
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 062, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.180 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.181
Promissory Note issued by Series Gallery Drop 062, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.181 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.182
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 063, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.182 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.183
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 063, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.183 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.184
Promissory Note issued by Series Gallery Drop 063, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.184 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.185
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 064, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.185 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.186
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 064, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.186 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.187
Promissory Note issued by Series Gallery Drop 064, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.187 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.188
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 065, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.188 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.189
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 065, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.189 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.190
Promissory Note issued by Series Gallery Drop 065, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.190 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.191
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 066, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.191 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.192
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 066, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.192 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.193
Promissory Note issued by Series Gallery Drop 066, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.193 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.194
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 067, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.194 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.195
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 067, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.195 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.196
Promissory Note issued by Series Gallery Drop 067, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.196 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.197
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 068, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.197 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.198
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 068, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.198 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.199
Promissory Note issued by Series Gallery Drop 068, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.199 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.200
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 069, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.200 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.201
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 069, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.201 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.202
Promissory Note issued by Series Gallery Drop 069, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.202 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.203
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 070, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.203 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.204
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 070, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.204 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.205
Promissory Note issued by Series Gallery Drop 070, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.205 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.206
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 071, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.206 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.207
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 071, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.207 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.208
Promissory Note issued by Series Gallery Drop 071, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.208 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.209
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 072, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.209 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.210
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 072, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.210 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.211
Promissory Note issued by Series Gallery Drop 072, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.211 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.212
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 073, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.212 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.213
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 073, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.213 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.214
Promissory Note issued by Series Gallery Drop 073, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.214 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.215
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 074, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.215 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.216
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 074, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.216 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.217
Promissory Note issued by Series Gallery Drop 074, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.217 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.218
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 075, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.218 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.219
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 075, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.219 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.220
Promissory Note issued by Series Gallery Drop 075, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.220 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.221
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 076, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.221 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.222
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 076, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.222 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.223
Promissory Note issued by Series Gallery Drop 076, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.223 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.224
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 077, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.224 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.225
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 077, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.225 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.226
Promissory Note issued by Series Gallery Drop 077, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.226 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.227
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 078, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.227 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.228
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 078, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.228 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.229
Promissory Note issued by Series Gallery Drop 078, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.229 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.230
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 079, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.230 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.231
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 079, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.231 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.232
Promissory Note issued by Series Gallery Drop 079, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.232 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.233
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 080, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.233 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.234
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 080, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.234 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.235
Promissory Note issued by Series Gallery Drop 080, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.235 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.236
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 082, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.239 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.237
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 082, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.240 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.238
Promissory Note issued by Series Gallery Drop 082, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.241 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.239
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 083, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.242 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.240
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 083, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.243 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.241
Promissory Note issued by Series Gallery Drop 083, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.244 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.242
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 086, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.251 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.243
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 086, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.252 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.244
Promissory Note issued by Series Gallery Drop 086, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.253 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.245
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 089, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.260 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.246
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 089, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.261 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.247
Promissory Note issued by Series Gallery Drop 089, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.262 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.248
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 091, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.266 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.249
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 091, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.267 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.250
Promissory Note issued by Series Gallery Drop 091, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.268 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.251
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 093, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.272 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.252
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 093, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.273 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.253
Promissory Note issued by Series Gallery Drop 093, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.274 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.254
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 094, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.275 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.255
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 094, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.276 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.256
Promissory Note issued by Series Gallery Drop 094, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.277 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.257
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 095, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.278 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.258
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 095, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.279 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.259
Promissory Note issued by Series Gallery Drop 095, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.280 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.260
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 096, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.281 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.261
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 096, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.282 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.262
Promissory Note issued by Series Gallery Drop 096, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.283 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.263
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 097, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.284 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.264
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 097, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.285 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.265
Promissory Note issued by Series Gallery Drop 097, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.286 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.266
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 098, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.287 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.267
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 098, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.288 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.268
Promissory Note issued by Series Gallery Drop 098, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.289 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.269
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 099, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.290 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.270
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 099, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.291 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.271
Promissory Note issued by Series Gallery Drop 099, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.292 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.272
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 100, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.293 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.273
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 100, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.294 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.274
Promissory Note issued by Series Gallery Drop 100, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.295 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.275
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 101, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.296 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.276
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 101, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.297 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.277
Promissory Note issued by Series Gallery Drop 101, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.298 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.278
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 102, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.299 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.279
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 102, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.300 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.280
Promissory Note issued by Series Gallery Drop 102, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.301 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.281
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 103, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.302 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.282
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 103, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.303 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.283
Promissory Note issued by Series Gallery Drop 103, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.304 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.284
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 104, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.305 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.285
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 104, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.306 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.286
Promissory Note issued by Series Gallery Drop 104, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.307 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.287
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 105, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.308 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.288
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 105, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.309 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.289
Promissory Note issued by Series Gallery Drop 105, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.310 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.290
Asset Management Agreement, dated April 24, 2021, between Otis Wealth, Inc. and Series Gallery Drop 107, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.314 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.291
Purchase and Sale Agreement, dated April 24, 2021, between Series Gallery Drop 107, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.315 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.292
Promissory Note issued by Series Gallery Drop 107, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 24, 2021 (incorporated by reference to Exhibit 6.316 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.293
Asset Management Agreement, dated April 29, 2021, between Otis Wealth, Inc. and Series Gallery Drop 108, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.317 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.294
Purchase and Sale Agreement, dated May 3, 2021, between Series Gallery Drop 108, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.318 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.295
Promissory Note issued by Series Gallery Drop 108, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 3, 2021 (incorporated by reference to Exhibit 6.319 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.296
Asset Management Agreement, dated May 3, 2021, between Otis Wealth, Inc. and Series Gallery Drop 109, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.320 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.297
Purchase and Sale Agreement, dated May 3, 2021, between Series Gallery Drop 109, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.321 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.298
Promissory Note issued by Series Gallery Drop 109, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 3, 2021 (incorporated by reference to Exhibit 6.322 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.299
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 110, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.323 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.300
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 110, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.324 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.301
Promissory Note issued by Series Gallery Drop 110, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.325 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.302
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 111, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.326 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.303
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 111, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.327 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.304
Promissory Note issued by Series Gallery Drop 111, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.328 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.305
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 112, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.329 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.306
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 112, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.330 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.307
Promissory Note issued by Series Gallery Drop 112, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.331 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.308
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 113, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.332 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.309
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 113, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.333 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.310
Promissory Note issued by Series Gallery Drop 113, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.334 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.311
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 114, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.335 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.312
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 114, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.336 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.313
Promissory Note issued by Series Gallery Drop 114, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.337 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.314
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 115, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.338 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.315
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 115, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.339 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.316
Promissory Note issued by Series Gallery Drop 115, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.340 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.317
Asset Management Agreement, dated September 15, 2021, between Otis Wealth, Inc. and Series Gallery Drop 116, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.341 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.318
Purchase and Sale Agreement, dated September 15, 2021, between Series Gallery Drop 116, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.342 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.319
Promissory Note issued by Series Gallery Drop 116, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 15, 2021 (incorporated by reference to Exhibit 6.343 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.320
Asset Management Agreement, dated October 25, 2021, between Otis Wealth, Inc. and Series Gallery Drop 117, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.344 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

6.321
Purchase and Sale Agreement, dated October 25, 2021, between Series Gallery Drop 117, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.345 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

6.322
Promissory Note issued by Series Gallery Drop 117, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 25, 2021 (incorporated by reference to Exhibit 6.346 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

6.323
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 119, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.350 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.324
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 119, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.351 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.325
Promissory Note issued by Series Gallery Drop 119, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.352 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.326
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 121, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.356 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.327
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 121, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.357 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.328
Promissory Note issued by Series Gallery Drop 121, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.358 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.329
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 122, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.359 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.330
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 122, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.360 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.331
Promissory Note issued by Series Gallery Drop 122, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.361 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.332
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 123, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.362 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.333
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 123, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.363 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.334
Promissory Note issued by Series Gallery Drop 123, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.364 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.1
Second Amended and Restated Escrow Agreement, dated July 9, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series #KW, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on July 10, 2019)

8.2
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.3
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.4
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.5
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.6
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.6 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.7
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.7 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.8
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.9
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.10
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.11
Amendment to Escrow Agreement, dated September 16, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.12
Second Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.13
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.14
Amendment to Escrow Agreement, dated September 20 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.15
Escrow Agreement, dated September 17, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.16
Amendment to Escrow Agreement, dated September 20 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.17
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 011, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.18
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 012, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.19
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 013, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.19 to the Current Report

8.20
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 014, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.21
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 015, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.22
Escrow Agreement, dated March 19, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 016, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

8.23
Escrow Agreement, dated March 19, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 017, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

8.24
Escrow Agreement, dated May 14, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 018, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

8.25
Escrow Agreement, dated May 29, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 019, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.26
Escrow Agreement, dated May 29, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 020, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.26 to the Post-Qualification Offering Statement on From 1-A POS filed on June 4, 2020)

8.27
Escrow Agreement, dated June 1, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 021, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.28
Escrow Agreement, dated June 3, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 022, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.29
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 023, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.30
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 024, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.31
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 025, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.31 to the Current Report

8.32
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 026, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.33
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 027, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

8.34
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 028, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

8.35
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 029, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020

8.36
Escrow Agreement, dated August 7, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 030, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.37
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 031, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.37 to the Current Report on Form 1-U filed on October 5, 2020)

8.38
Escrow Agreement, dated August 6, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 032, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.39
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 033, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.39 to the Current Report on Form 1-U filed on October 5, 2020)

8.40
Escrow Agreement, dated August 7, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 034, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.41
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 035, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.41 to the Current Report on Form 1-U filed on October 5, 2020)

8.42
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 036, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.42 to the Current Report on Form 1-U filed on October 5, 2020)

8.43
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 037, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.43 to the Current Report on Form 1-U filed on October 5, 2020)

8.44
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 038, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.44 to the Current Report on Form 1-U filed on October 5, 2020)

8.45
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 039, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.45 to the Current Report on Form 1-U filed on October 5, 2020)

8.46
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 040, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.46 to the Current Report on Form 1-U filed on October 5, 2020)

8.47
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 041, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.47 to the Current Report on Form 1-U filed on October 5, 2020)

8.48
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 042, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.48 to the Current Report on Form 1-U filed on October 5, 2020)

8.49
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 043, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.50
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 044, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.51
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 045, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.52
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 046, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.53
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 047, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.54
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 048, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.55
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 049, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.56
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 050, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.57
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 051, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.58
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 052, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.59
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 053, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.60
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 054, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.61
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 055, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.62
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 056, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.63
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 057, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.64
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 058, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.65
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 059, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.66
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 060, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.67
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 061, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.68
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 062, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.69
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 063, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.70
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 064, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.71
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 065, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.72
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 066, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.73
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 067, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.74
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 068, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.75
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 069, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.76
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 070, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.77
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 071, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.78
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 072, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.79
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 073, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.80
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 074, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.81
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 075, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.82
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 076, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.83
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 077, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.84
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 078, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.85
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 079, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.86
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 080, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.87
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 082, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.88
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 083, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.89
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 086, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.90
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 089, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.91
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 091, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.92
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 093, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.93
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 094, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.94
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 095, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.95
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 096, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.96
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 097, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.97
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 098, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.98
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 099, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.99
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 100, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.100
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 101, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.101
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 102, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.102
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 103, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.103
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 104, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.104
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 105, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.105
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 107, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.106
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 108, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.107
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 109, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.108
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 110, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.116 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.109
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 111, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.110
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 112, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.118 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.111
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 113, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.112
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 114, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.113
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 115, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.122
Escrow Agreement, dated September 15, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 116, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.122 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

8.123
Escrow Agreement, dated October 26, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 117, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.123 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

8.124
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 119, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.125 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.125
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 121, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.127 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.126
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 122, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.128 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.127
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 123, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.129 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 26, 2023.

OTIS GALLERY LLC By: Otis Wealth, Inc., its managing member
By:	/s/ Keith Marshall
Keith Marshall President, Secretary, Treasurer & Sole Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Keith Marshall
President, Secretary, Treasurer & Sole Director of Otis Wealth, Inc. (as principal executive officer, principal financial officer, principal accounting officer and sole member of the board of directors of Otis Wealth, Inc.)
September 26, 2023
Keith Marshall

Otis Wealth, Inc.		Managing Member	September 26, 2023

By:	/s/ Keith Marshall
Name: Keith Marshall
Title: President, Secretary, Treasurer & Sole Director